As filed with the United States Securities and Exchange Commission on August 13, 2021.

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

APPLIED BLOCKCHAIN, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	7370	95-4863690
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

3811 Turtle Creek Blvd., Suite 2100,

Dallas, TX 75219

214-427-1704

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Copies to:

Carol Sherman, Esq.

Kelley Drye & Warren LLP

Canterbury Green
201 Broad Street
Stamford, CT 06901

Telephone: (203) 324-1400

Facsimile: (203) 327-2669

Approximate date of proposed sale to public: As soon as practicable on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”). (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities being Registered	Amount of Securities to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common stock, par value $0.001 per share (2)	205,863,636	$1.39	$286,150,455	$31,219.01

(1)	Estimated solely for the purpose of calculating the registration fee for this offering pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), using the average of the high and low sale prices on August 6, 2021 of $1.43 as reported on the OTC Markets Group Inc.’s Pink marketplace (the “OTC Pink”).
(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED AUGUST 13, 2021

205,863,636 Shares of Common Stock

The selling stockholders named in this prospectus, or the Selling Stockholders, may offer and sell from time to time up to 205,863,636 shares of our common stock, par value $0.001 per share (the “Registered Shares”), consisting of:

•	up to 132,000,000 shares of common stock issuable upon automatic conversion when the registration statement of which this prospectus forms a part is declared effective by the Securities Exchange Commission (the “SEC” or the “Commission”), of 660,000 shares of our Series C Convertible Redeemable Preferred Stock issued in a private placement pursuant to subscription agreements entered into on April 15, 2021; and

•	up to 73,863,636 shares of common stock issuable upon automatic conversion when the registration statement of which this prospectus forms a part is declared effective by the SEC of 1,300,000 shares of our Series D Convertible Redeemable Preferred Stock issued in a private placement pursuant to subscription agreements entered into on July 30, 2021.

The Selling Stockholders may offer, sell or distribute all or a portion of the Registered Shares publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the Registered Shares. We will bear all costs, expenses and fees in connection with the registration of these Registered Shares, including with regard to compliance with state securities or “blue sky” laws. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sale of shares of common stock or warrants. See “Plan of Distribution” beginning on page 67 of this prospectus.

Our common stock currently trades on the Pink Market operated by OTC Market Group Inc. (“OTC Pink”) under the symbol “APLD.” On August 9, 2021, the last reported sale price of our common stock on the OTC Pink was $1.51 per share. Quotes of stock trading prices on any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

The public offering price per share of common stock will be determined by the Selling Stockholders and may be at a discount to the then current market price. Therefore, the recent market price used throughout this preliminary prospectus may not be indicative of the final offering price.

We intend to apply to list our common stock on the NYSE American under the symbol “APLD.” We cannot guarantee that we will be successful in listing our common stock on the NYSE American.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2021

_______________

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You should rely only on information contained in this prospectus filed with the Securities and Exchange Commissions, or the SEC. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus is correct after the date of this prospectus.

This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any sale of common stock.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

For investors outside of the United States: Neither we nor any of the registered stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of common stock and the distribution of this prospectus outside of the United States.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the Registered Shares offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Stockholders of the Registered Shares offered by them described in this prospectus.

Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these Registered Shares in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

Unless the context indicates otherwise, references in this prospectus to the “Company,” “APLD,” “we,” “us,” “our” and similar terms refer to Applied Blockchain, Inc. and its consolidated subsidiaries.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity, and market size, is based on information from various third-party industry and research sources, as well as assumptions that we have made that are based on those data and other similar sources, and on our knowledge of the markets for our products and services. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the market position, market opportunity, and market size information included in this prospectus is generally reliable, information of this sort is inherently imprecise. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

This prospectus contains statistical data, estimates, and forecasts that are based on industry publications or reports generated by third-party providers, or other publicly available information, as well as other information based on internal estimates.

GLOSSARY FOR CRYPTOASSETS

Throughout this prospectus, we use a number of industry terms and concepts which are defined as follows:

•	Altcoin: Cryptocurrencies other than Bitcoin. They share some characteristics with Bitcoin but are also different in order to appeal to a wide variety of users.

•	Bitcoin: Bitcoin is a decentralized digital currency, without a central bank or single administrator, that can be sent from user to user on the peer-to-peer bitcoin network without the need for intermediaries.

•	Block: Synonymous with digital pages in a ledger. Blocks are added to an existing blockchain as transactions occur on the network. Miners are rewarded for “mining” a new block with ETH on the Ethereum platform.

•	Blockchain: A cryptographically secure digital ledger that maintains a record of all transactions that occur on the network and follows a consensus protocol for confirming new blocks to be added to the blockchain.

•	Crypto: A broad term for any cryptography-based market, system, application, or decentralized network.

•	Cryptoasset: Any digital asset built using blockchain technology, including cryptocurrencies, stablecoins, and security tokens.

•	Cryptoeconomy: A new open financial system built upon crypto.

•	DeFi: Short for Decentralized Finance. Peer-to-peer software-based network of protocols that can be used to facilitate traditional financial services like borrowing, lending, trading derivatives, insurance, and more through smart contracts.

•	Ethereum: An open software platform based on blockchain technology that enables anyone to build and deploy decentralized applications.

•	Ether or ETH: The cryptoasset of the Ethereum (a way to pay for the processing power required to run the network and used by users on the Ethereum platform to pay fees).

•	Hash rate: The hash rate is the measuring unit of the processing power of a blockchain network (1 Mhash/s indicates 1 million hash calculations are done every second).

•	Hosting: A service that includes a facility powering, housing, and maintaining mining equipment.

•	GPU: A graphic processing unit which can process many pieces of data simultaneously.

•	Miner: Individuals or entities who operate a computer or group of computers that add new transactions to Blocks, and verify Blocks created by other miners. Miners collect transaction fees and are rewarded with new tokens for their services.

•	Mining: The process by which new blocks are created, and thus new transactions are added to the blockchain.

•	Wallet: A place to store public and private keys for cryptoassets. Wallets are typically software, hardware, or paper-based.

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should carefully read this prospectus in its entirety before investing in our common stock, including the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the accompanying notes, provided elsewhere in this prospectus. Some of the statements in this prospectus constitute forward-looking statements. See the section titled “Special Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, the terms “Applied Blockchain,” “the company,” “we,” “us,” and “our” in this prospectus refer to Applied Blockchain, Inc. [and our consolidated subsidiaries.

Our Business

We are a participant in the dynamic Cryptoeconomy, actively mining cryptoassets and developing hosting services offered to other cryptoasset (crypto) miners. We are positioning ourself to play an active role in increasing acceptance of cryptoassets, recognizing cryptoassets as a currency and store of value. While crypto itself is not new, demand for it in the recent years has led to many financial institutions giving clients exposure through various investment vehicles, retail investors allocating portions of their portfolios to crypto, merchants accepting crypto as a form of payment, crypto ATM machines becoming more readily available around the world, and at least one government approving Bitcoin as legal tender requiring merchants to be able to accept Bitcoin as well as other forms of currency. As the Cryptoeconomy expands, we are positioning ourselves to support the growth via our multi-pronged strategy, which consists of:

•      Mining Ethereum, Bitcoin and other Cryptoassets: gives us the ability to deploy resources toward Ethereum and Bitcoin, while opportunistically mining other Altcoins.

•      Scaling Hosting Operations: leveraging partnerships to support scalable, low-cost mining solutions to support crypto and blockchain infrastructure.

•      Expansion of Mining Hardware and Related Infrastructure: rapidly deploying capital to expand mining operations.

•      Proprietary Quantitative Models: allow us to calculate mining returns in real-time and adjust mining hash power as needed. We believe that the models developed with our strategic partners allow us to deploy our hardware to mine the cryptocurrencies that will drive high returns on investment.

•      Strategic Crypto Asset Management: allows us to utilize trading strategies to maximize asset value and hedge against downside risk.

•      Fleet Management: opportunistic trading of mining equipment in secondary markets to locate inefficient hardware and replace it with more efficient hardware.

Mining Operation

Our mission is to quickly scale a large mining operation focused primarily on mining Bitcoin, Ethereum (Ether) and other cryptoassets. With a specialized algorithm provided by strategic partners, we are able to mine the most profitable cryptoassets in the market and adjust in real-time if needed when more financially lucrative opportunities arise. With the first deployment of GPUs initially set to become operational in China during the summer of 2021, we pivoted operations due to the uncertain regulatory climate in China surrounding cryptoasset mining operations. Shortly after making the decision to move the mining hardware to a mining facility in North America, China began the crackdown on mining facilities in locations across the country. These events pushed us to explore other co-hosting locations. By July 2021, we had entered into a co-hosting agreement with Coinmint LLC, had our initial order of mining equipment delivered and installed at Coinmint’s co-hosting facility and began our mining operations. We also determined that constructing our own hosting co-hosting facilities would enable us to generate a stable cash flow stream through long-term hosting agreements, lower the cost of power for our own mining operations and eliminate risks to us of relying on a third party host. We have ordered additional mining equipment, which we expect to be delivered and installed at our first co-hosting facility once built in the fourth quarter of calendar year 2021. We do not plan to utilize third-party co-hosting facilities for our equipment other than what is currently hosted by Coinmint.

Hosting Operation

Our mission includes building co-hosting facilities in which our customers will lease space and access to electricity and in which we will also install our own crypto mining equipment providing us with fees from customers and less expensive access to power to run our crypto mining business. We have expect to enter into a lease for property on which we will build our first co-hosting facility. We have also entered into an Energy Services Agreement with respect to 100 megawatts to be used by us and our co-hosting customers. We have also entered into agreements with 2 customers which will account for greater than 50% of the available energy under the Energy Services Agreement. Working with expert advisors in the fields of power, crypto mining operations, procurement, and construction, we have designed a plan for a prefabricated facility and organization within the facility that can be delivered and installed quickly and maximize performance and efficiency of the facility and the our and our customers’ crypto mining equipment. We expect delivery and installation of our first co-hosting facility to be completed in the fourth quarter of calendar year 2021. With low-cost energy powering our co-hosting facilities, our customers can expect an agile and cost competitive crypto mining solution. We have identified at least two additional sites for additional facilities and several potential customers to fill our first facility and beyond. We are negotiating leases and/or purchases of such property, energy agreements to support such facilities and agreements with potential additional co-hosting customers.

Our Competitive Strengths

Premier strategic partnerships with leading industry participants. We believe that our partnerships with SparkPool and GMR provide the us with a significant competitive advantage. SparkPool operates one of the largest Ethereum mining pools in the world, and is one of the leading software developers for mining software globally. SparkPool provides mining software, hardware selection, analytics, and purchasing power. SparkPool also assists us in engineering and designing our sites. GMR has deep crypto mining experience, in particular with Ether and Bitcoin. GMR provides the proprietary algorithms to optimize mining activities in real-time. Under the terms of our agreement with GMR, we receive mining asset selection, asset management, trading, and hedging services. GMR has also been a proponent of our hosting strategy, having signed a contract for 100MW of power as part of our hosting operation under development. Bitmain, our newest partner, provides us with preferred access to miners as well as leads for potential hosting customers. SparkPool, GMR, and Bitmain are each strategic equity investors in our company.

Access to low-cost power with long-term services agreement. One of the main benefits of our Electric Service Agreement is the low cost of power for mining, which allows us to focus on our core mining competency as opposed to operating power generation assets. Even prior to the crypto mining restrictions in China, power capacity available for Bitcoin mining was scarce, especially at scalable sites with over 100MW+ of potential capacity. This scarcity of mining power allows us to realize attractive hosting rates in the current market, in particular given our ability to provide long-term (5-year) hosting contracts. For the first 100MW buildout, we secured 5-year power from a utility that pre-filled the 100MW of planned capacity before breaking ground.

Access to miners during shortage of mining equipment. Independent of our Bitmain partnership, we secured an order for Nvidia GPUs from a third-party. The new Bitmain partnership has only reinforced our access to miners, as evident by the Bitmain order for 200PH of rigs due late in calendar year 2021. As we continue to scale, we expect to leverage our strategic partnerships in order to ensure that we receive timely access to the highest quality equipment.

Hosting provides predictable, sticky revenue and cash flow to complement more volatile mining operations. The financial performance of mining operations is linked to the value of the underlying cryptocurrencies mined, which can result in volatility in financial results. However, through the recently executed Electric Service Agreement with a utility in the upper Midwest, we have locked in a ceiling for our energy costs. The Electric Service Agreement has also enabled us to launch our hosting business with long-term customer contracts. We intend for the steady cash flows generated by our hosting operations to be reinvested into the hosting business or re-deployed into our mining business in order to opportunistically mine the most profitable crypto currencies.

Strong management team and board of advisors with deep experience in crypto mining and hosting operations. We have recently expanded our leadership team by attracting top talent in the crypto mining and hosting space. Recent hires from both publicly traded and private company competitors have allowed us to build a team capable of designing hosting data centers, constructing hosting facilities, and efficiently running mining operations at scale. In addition, our board of advisors includes luminaries in the crypto space, including the co-founders of SparkPool and GMR.

Our Growth Strategies

Acquire mining equipment and build scale in our mining operations. Leveraging our strategic partners and their industry relationships, we intend to source and receive mining equipment to scale our operation as quickly as possible. Our diversified mining strategy allows us to opportunistically deploy capital into mining hardware that will provide the highest return on investment, including through mining Ethereum, Bitcoin, and many other alternative coins. Our partnership with Bitmain also provides us with access to high quality and efficient mining equipment from the leading manufacturer of crypto hardware in the world. Furthermore, we have added the leadership team to expand our mining operations through strategic hiring. We believe that we are positioned to benefit from our experienced team as well as our strategic relationships to accelerate the buildout of our mining operations and to optimize any hardware we deploy.

Leverage partners to grow hosting operations while minimizing risk. Our strategic partners GMR and Bitmain have entered into hosting contracts with us that will utilize the available capacity from our first planned 100MW hosting site, enabling us to pre-fill our initial site before breaking ground. Beyond their own use of our hosting capabilities, our partners have strong relationships across the cryptocurrency ecosystem, and we believe that we will be able to leverage their networks to identify leads for our expansion of hosting operations. In fact, we believe that we have sufficient demand to fill our planned hosting expansion to approximately 500MW, which should minimize the risk of accelerating expansion.

Secure scalable power sites in areas favorable for crypto mining. We have developed a pipeline of potential power sources. We are currently developing our first hosting site in the Midwest, and we have visibility into two additional sites in the Midwest as well as solar and wind assets in Texas. Through our build-out of our first Midwest facility and the prior experience our leadership team brings to our initiatives, we believe that we have developed a repeatable power strategy to significantly scale our operations. In addition, we are currently focused on and will continue to target states that have favorable laws and regulations for the crypto mining industry, which we believe further de-risks the scaling of our operations.

Vertically integrate power assets. With recent additions to our management team, we are increasingly looking at various types of power assets to support the growth of our mining and hosting operations. This also includes power generation assets, which longer-term could be used to reduce our cost of power. Our management team has experience in not only in evaluating and acquiring power assets, but also in the conversion of power assets to crypto mining/hosting operations and the construction of data centers with the specific purpose of mining crypto currency assets.

Expand into other cryptocurrency assets. In addition to mining different types of cryptocurrencies, we see great potential value in the ecosystems developing around Ethereum. Decentralized finance (DeFi) allows for a 24 hour marketplace, and consists of financial products or services that operate on the blockchain. Ethereum is one of the most widely used blockchains for DeFi applications. DeFi apps are disruptive, as they challenge the traditional financial system comprised of banks and exchanges. Additionally, new asset classes such as Non-fungible tokens (NFTs) have increasingly gained acceptance. An NFT allows for representation of something unique as an Ethereum-based asset. In the first three months of 2021, NFT sales were over $2 billion, with volumes up approximately 20x compared to the $93 million in sales during the final three months of 2020 according to reporting by CNBC.

To be providedCitation for NFT volume: https://www.cnbc.com/2021/04/13/nft-sales-top-2-billion-in-first-quarter-with-interest-from-newcomers.html

Our Company History

Applied Blockchain, Inc. was incorporated in Nevada in May 2001 under the name of Reel Staff, Inc. to provide staffing services to film, video and television production companies. In September 2002, in connection with a share exchange with the stockholders of Flight Safety Technologies, Inc. (“FSTO”) and merger with FSTO, we changed our name to Flight Safety Technologies, Inc. On October 23, 2009, we filed a certificate of amendment to our articles of incorporation with the Secretary of State of the State of Nevada to change our name to Applied Science Products, Inc. ceased operations in 2014. As a result of having no business or revenues from 2015 through May 2021, we are currently deemed a shell company.

In December 2020, we began investigating opportunities to acquire, or otherwise build, an operating business. We determined to build a business focused on cryptoassets, and specifically participate in Ethereum (Ether) mining. On March 19, 2021, we entered into the Services Agreement with GMR Limited, a British Virgin Islands limited liability company (“GMR”), Xsquared Holding Limited, a British Virgin Islands limited liability company (“SparkPool”) and Valuefinder, a British Virgin Islands limited liability company (“Valuefinder” and, together with GMR and Sparkpool, each a “Service Provider” and collectively, the “Service Providers”). Pursuant to the Services Agreement, we engaged the Service Providers to provide cryptoasset mining management and analysis and to secure equipment to be purchased by us as consideration for 44,640,889 shares of common stock to be issued to GMR and SparkPool or their designees and 18,938,559 shares of common stock to be issued to Valuefinder or its designee, in each case upon the occurrence of certain events. On March 25, 2021, we filed a certificate of amendment to our Second Amended and Restated Articles of Incorporation (as amended from time to time, our “Articles”) with the Secretary of State of the State of Nevada to change our name to Applied Blockchain, Inc. By July 2021, we had purchased crypto mining equipment, taken delivery of such equipment, installed such equipment at a cohosting location and began mining and generating revenue. In July 2021, we added a strategic partner, Bitmain Technologies Limited (“Bitmain”), a producer of products for blockchain and artificial intelligence (AI) applications, to assist in the operation and development of our mining and co-hosting business as well as the identification of other strategic business initiatives.

Summary Risk Factors

An investment in our common stock involves a high degree of risk and uncertainty. You should carefully consider the risks summarized below and the other risks that are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include, but are not limited to, the following:

•	We have little operating history in the crypto mining and co-hosting business with limited sources of revenue and may be unable to increase our revenue from operations or raise additional capital needed to grow our business or become profitable.

•	Our business plan is dependent on the price of Bitcoin, Ether and other cryptoassets which has, and could continue to fluctuate wildly.

•	If we fail to manage our growth, our business, financial conditional and results of operations could be harmed.

•	We are dependent on third-party brokers to source our mining equipment. Failure to properly manage these relationships or failure of the brokers to perform as expected could have a material adverse effect on our business, prospects or operations.

•	We and our co-hosting customers are subject to a highly-evolving regulatory landscape and any adverse changes to, or our failure to comply with, any laws or regulations could adversely affect our business, prospects or operations, including potential illegality now, or in the future, of acquiring, owning, holding, selling or using Bitcoin, Ether or other cryptoassets, participating in blockchains or utilize similar cryptoassets in one or more countries, the ruling of which would adversely affect us.

•	Governmental actions may have a materially adverse effect on the cryptoasset mining industry as a whole, which would have an adverse effect on our business and results of operations.

•	Cryptoassets’ status as a “security,” a “commodity” or a “financial instrument” in any relevant jurisdiction is subject to a high degree of uncertainty and if we or our co-hosting customers are unable to properly characterize a cryptoasset, we or they may be subject to regulatory scrutiny, investigations, fines, and other penalties, which may adversely affect our business, operating results, and financial condition.

•	Our business is dependent on technology, access to the internet and electricity which may not be available on commercially reasonable terms, if at all. Broad disruption of the internet could also adversely affect the prices of Bitcoin, Ether or other cryptoassets.

•	Banks and financial institutions vary in the services they provide to businesses that engage in cryptoasset-related activities or that accept cryptoasset as payment.

•	There is a lack of liquid markets for cryptoassets and banks and other services providers may stop providing services to entities involved in cryptoasset mining and such markets could be manipulated.

•	Acceptance and/or widespread use of Bitcoin, Ether and other cryptoassets is uncertain.

•	Cryptoassets may have concentrated ownership and large sales or distributions by holders of such cryptoassets could have an adverse effect on the market price of such cryptoasset.

•	Competition from other methods of investing in Bitcoin, Ether and other cryptoassets or the development of competing blockchain platforms or technologies may adversely affect our operations, investment strategies and profitability.

•	We may not adequately respond to rapidly changing technology or methods of, rules of, or access to, platforms which may negatively affect our business. Rapidly changing technology or platform methods, rules and access may render our crypto mining and related equipment and facilities obsolete, unprofitable or unusable.

•	Our reliance on a third-party mining pool service provider for our mining revenue payouts may have a negative impact on our operations such as a result of cyber-attacks against the mining pool operator and/or our limited recourse against the mining pool operator with respect to rewards paid to us.

•	The characteristics of cryptoassets have been, and may in the future continue to be, exploited to facilitate illegal activity such as fraud, money laundering, tax evasion and ransomware scams; if any of our co-hosting customers do so or are alleged to have done so, it could adversely affect us.

•	The open source structure of the Bitcoin and Ethereum network protocols and structure of the platforms are open to manipulation, hacking, decreases in transaction fees. Circumstances may that do not provide an adequate incentive to continue mining or co-hosting and we may cease mining operations and/or co-hosting facility operations, which will likely lead to our failure to achieve profitability.

•	The loss or destruction of private keys required to access any cryptoassets held in custody for our own account may be irreversible. If we are unable to access our private keys or if we experience a hack or other data loss relating to our ability to access any cryptoassets, it could cause regulatory scrutiny, reputational harm, and other losses.

•	Cryptoassets and Bitcoin and Ether platforms are susceptible to malicious actors, botnets, and cybersecurity threats, including those maintained by or for us, may be exposed to cybersecurity threats and hacks and our cryptoassets may be subject to damage, theft or restriction on access.

•	The limited rights of legal recourse against us, and our lack of insurance protection expose us and our stockholders to the risk of loss of our cryptoassets for which no person is liable.

•	We may not be able to realize the benefits of forks.

•	COVID-19 or any pandemic, epidemic or infectious disease outbreak in the United States or elsewhere, may adversely affect our business.

•	The price of our common stock may have little or no relationship to the historical bid prices of our common stock on the OTC Pink.

•	We will incur increased costs as a result of closing this offering and later becoming a public reporting company.

•	You may experience dilution of your ownership interest because of the future issuance of additional equity in our company.

•	We are a shell company and as such stockholders cannot rely on the provisions of Rule 144 for the resale of their shares until certain conditions are met.

•	Provisions in Articles, our amended and restated bylaws (as amended from time to time, the “Bylaws”), and Nevada law may discourage a takeover attempt even if a takeover might be beneficial to our stockholders.

•	Cryptoassets face significant scaling obstacles that can lead to high fees or slow transaction settlement times.

Our Corporate Information

Our executive office is located at 3811 Turtle Creek Blvd., Suite 2100, Dallas, Texas 75219, and our phone number is (214) 427-1704. Our principal website address is www.appliedblockchaininc.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, before making a decision to invest in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of or that we currently believe are immaterial may also become important factors that adversely affect our business. If any of the following risks occur, our business, operating results, financial condition and future prospects could be materially and adversely affected. In that event, the market price of our common stock could decline, and you could lose part or all of your investment. Some statements in this prospectus, including such statements in the following risk factors, constitute forward-looking statements. See the section entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

We are at an early stage of development of our cryptoasset mining and hosting business and currently have limited sources of revenue and may never become profitable.

Until 2021, we had no operations since 2014. Although we began generating revenue in 2021 from our cryptoasset mining activities, we are subject to the risks and uncertainties of a new business, including the risk that we may never develop, complete development or market any of our proposed services or be able to liquidate our cryptoassets. Accordingly, we have only a limited history upon which an evaluation of our prospects and future performance can be made. If we are unable to increase our generation of revenue, we will not become profitable, and we may be unable to continue our operations. Furthermore, our proposed operations are subject to all business risks associated with new enterprises. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business, operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base. There can be no assurances that we will operate profitably.

We have a business plan which is dependent on the price of Bitcoin, Ether and/or other cryptoassets. A decline in the price of Bitcoin, Ether and/or other cryptoassets could result in significant losses to us and our co-hosting customers.

In June 2021, we acquired equipment and began operating our own cryptoasset mining equipment to generate cryptoassets to exchange for U.S. Dollars. Our current strategy will continue to expose us to the numerous risks and volatility associated within this sector. Although, based on the current trend in cryptoasset mining, we do not expect to incur losses from our crypto mining operations for the near-term, if the price of cryptoassets declines, we could incur future losses and these losses could be significant as we incur costs and expenses associated with investments and potential future acquisitions, as well as legal and administrative related expenses. Our co-hosting customers could also experience significant losses if the price of cryptoassets declines. If our co-hosting customers’ losses are significant enough, they may be unable to continue to pay our fees and we experience a decline in revenue from our co-hosting operations. We intend to closely monitor our cash balances, cash needs and expense levels. Our mining operations are costly, require substantial investment prior to generation of any revenue and our expenses are likely to increase in the future. This expense increase may not be offset by a corresponding increase in revenue. Our expenses may be greater than we anticipate, and our investments to make our business more efficient may not succeed and may outpace monetization efforts. Increases in our costs without a corresponding increase in our revenue would increase our losses and could seriously harm our business and financial performance.

We are subject to a highly-evolving regulatory landscape and any adverse changes to, or our failure to comply with, any laws or regulations could adversely affect our business, prospects or operations.

Our business is subject to extensive laws, rules, regulations, policies and legal and regulatory guidance, including those governing securities, commodities, cryptoasset custody, exchange and transfer, data governance, data protection, cybersecurity and tax. Many of these legal and regulatory regimes were adopted prior to the advent of the Internet, mobile technologies, cryptoassets and related technologies. As a result, they do not contemplate or address unique issues associated with the crypto economy, are subject to significant uncertainty, and vary widely across U.S. federal, state and local and international jurisdictions. These legal and regulatory regimes, including the laws, rules and regulations thereunder, evolve frequently and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. Moreover, the complexity and evolving nature of our business and the significant uncertainty surrounding the regulation of the crypto economy requires us to exercise our judgement as to whether certain laws, rules and regulations apply to us, and it is possible that governmental bodies and regulators may disagree with our conclusions. To the extent we have not complied with such laws, rules and regulations, we could be subject to significant fines and other regulatory consequences, which could adversely affect our business, prospects or operations. As cryptoasset has grown in popularity and in market size, the Federal Reserve Board, U.S. Congress and certain U.S. agencies (e.g., the Commodity Futures Trading Commission, the SEC, the Financial Crimes Enforcement Network and the Federal Bureau of Investigation) have begun to examine the operations of cryptoasset networks, cryptoasset users and cryptoasset exchange markets.

Ongoing and future regulatory actions could effectively prevent our ongoing or planned crypto mining and co-hosting operations, limiting or preventing future revenue generation by us and rendering our operations and crypto mining equipment obsolete. Such actions could severely impact our ability to continue to operate and our ability to continue as a going concern or to pursue our strategy at all, which would have a material adverse effect on our business, prospects or operations.

If we fail to effectively manage our growth, our business, financial condition and results of operations could be harmed.

We are a development stage company with a small management team and are subject to the strains of ongoing development and growth, which will place significant demands on our management and our operational and financial infrastructure. Although we may not grow as we expect, if we fail to manage our growth effectively or to develop and expand our managerial, operational and financial resources and systems, our business and financial results would be materially harmed.

We may not be able to manage growth effectively, which could damage our reputation, limit our growth and negatively affect our operating results. Further, we cannot provide any assurance that we will successfully identify emerging trends and growth opportunities in this business sector and we may lose out on opportunities. Such circumstances could have a material adverse effect on our business, prospects or operations.

We have an evolving business model which is subject to various uncertainties.

We are building a cryptoasset mining operation. As cryptoassets and blockchain technologies become more widely available, we expect the services and products associated with them to evolve. Future regulations may require us to change our business in order to comply fully with federal and state laws regulating cryptoasset (including Ethereum and Bitcoin) mining. In order to stay current with the industry, our business model may need to evolve as well. From time to time, we may modify aspects of our business model relating to our strategy. We cannot offer any assurance that these or any other modifications will be successful or will not result in harm to our business.

We may be unable to raise additional capital needed to grow our business.

We may operate at a loss as we continue to establish our business model, or if Bitcoin, Ether and other cryptoasset prices decline. In addition, we expect to need to raise substantial additional capital to expand our operations, pursue our growth strategies and to respond to competitive pressures or unanticipated working capital requirements. We may not be able to obtain additional debt or equity financing on favorable terms, if at all, which could impair our growth and adversely affect our existing operations. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests, and the per share value of our common stock could decline. Furthermore, if we engage in additional debt financing, the holders of debt likely would have priority over the holders of common stock on order of payment preference. We may be required to accept terms that restrict our ability to incur additional indebtedness, take other actions including terms that require us to maintain specified liquidity or other ratios that could otherwise not be in the interests of our stockholders.

The loss of any of our management team, our inability to execute an effective succession plan, or our inability to attract and retain qualified personnel, could adversely affect our business.

Our success and future growth will depend to a significant degree on the skills and services of our management team. We will need to continue to grow our management team in order to alleviate pressure on our existing team and in order to continue to develop our business. If our management team, including any new hires that we may make, fails to work together effectively and to execute our plans and strategies on a timely basis, our business could be harmed. Furthermore, if we fail to execute an effective contingency or succession plan with the loss of any member of our management team, the loss of such management personnel may significantly disrupt our business.

The loss of key members of our management team could inhibit our growth prospects. Our future success also depends in large part on our ability to attract, retain and motivate key management and operating personnel. As we continue to develop and expand our operations, we may require personnel with different skills and experiences, and who have a sound understanding of our business and the cryptoasset industry. The market for highly qualified personnel in this industry is very competitive and we may be unable to attract such personnel. If we are unable to attract such personnel, our business could be harmed.

We are dependent on third-party brokers to source our miners, and failure to properly manage these relationships, or the failure of these brokers to perform as expected, could have a material adverse effect on our business, prospects or operations.

We currently rely on third-party brokers to source our miners. We have no assurance that business interruptions will not occur as a result of the failure by these brokers to perform as expected, including the failure to locate acceptable or sufficient miners for our purchase. Many of the competitors in our industry have also been purchasing mining equipment at scale, which has caused a world-wide shortage of mining equipment and extended the corresponding delivery schedules for new miner purchases. We cannot ensure that our brokers will continue to perform services to our satisfaction or on commercially reasonable terms. The recent increased demand for miners has also limited the supply of miners that brokers may source for us. Our brokers may also decline our orders to fulfill those of our competitors, putting us at competitive harm. There are no assurances that any miner manufacturers will be able to keep pace with the surge in demand for mining equipment. If our brokers are not able to provide the agreed services at the level of quality and quantity we require or become unable to handle the volume of miners we seek, we may not be able to replace such broker in a timely manner. Any delays, interruption or increased costs could have a material adverse effect on our business, prospects or operations.

We may depend upon outside advisors who may not be available on reasonable terms as needed.

To supplement the business experience of our officers and directors, we may be required to employ technical experts, appraisers, attorneys, or other consultants or advisors. Our management, with our board of directors (“Board”) approval in certain cases, without any input from stockholders will make the selection of any such advisors. Furthermore, it is anticipated that such persons may be engaged on an “as needed” basis without a continuing fiduciary or other obligation to us. In the event we consider it necessary to hire outside advisors, we may elect to hire persons who are affiliates, if they are able to provide the required services.

COVID-19 or any pandemic, epidemic or outbreak of an infectious disease in the United States or elsewhere may adversely affect our business.

The COVID-19 virus has had unpredictable and unprecedented impacts in the United States and around the world. The World Health Organization has declared the outbreak of COVID-19 as a “pandemic,” or a worldwide spread of a new disease. Many countries around the world have imposed quarantines and restrictions on travel and large gatherings to slow the spread of the virus. In the United States, federal, state and local governments have enacted restrictions on travel, gatherings, and workplaces, with exceptions made for essential workers and businesses. We are still assessing potential effects on our business from COVID-19 and any actions implemented by the federal, state and local governments. We may experience disruptions to our business operations resulting from quarantines, self-isolations, or other movement and restrictions on the ability of our employees to perform their jobs. If we are unable to take delivery of, or effectively service and maintain, our equipment, our ability to mine cryptoassets will be adversely affected, which would have an adverse effect on our business and the results of our operations.

China has also limited the shipment of products in and out of its borders, which could negatively impact our ability to receive mining equipment from China-based suppliers. Third-party manufacturers, suppliers, sub-contractors and customers have been and will continue to be disrupted by worker absenteeism, quarantines, restrictions on employees’ ability to work, office and factory closures, disruptions to ports and other shipping infrastructure, border closures, or other travel or health-related restrictions. Depending on the magnitude of such effects on our supply chain, shipments of parts for our existing miners, as well as any new equipment we purchase, may be delayed. As our equipment requires repair or becomes obsolete and requires replacement, our ability to obtain adequate replacements or repair parts from their manufacturer may therefore be hampered. Supply chain disruptions could therefore negatively impact our operations. If not resolved quickly, the impact of the COVID-19 global pandemic could have a material adverse effect on our business.

If we were deemed to be an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), applicable restrictions could make it impractical for us to continue our business as currently contemplated and could have a material adverse effect on our business, financial condition and results of operations.

Under Sections 3(a)(1)(A) and (C) of the Investment Company Act, a company generally will be deemed to be an “investment company” for purposes of the Investment Company Act if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in either of those sections of the Investment Company Act.

Additionally, we believe that we are not engaged in the business of investing, reinvesting, or trading in securities, and we do not hold ourselves out as being engaged in those activities. As a result of our investments and our cryptoasset mining activities, it is possible that the investment securities we hold in the future could exceed 40% of our total assets, exclusive of cash items and, accordingly, we could determine that we have become an inadvertent investment company. To date the U.S. Securities and Exchange Commission (the “SEC”) staff have treated Bitcoin as a commodity, but it is possible that the SEC may deem Bitcoin, Ethereum and other cryptoassets an investment security in the future, although we do not believe any of the cryptoasset we will acquire or mine are securities. An inadvertent investment company can avoid being classified as an investment company if it can rely on one of the exclusions under the Investment Company Act. One such exclusion, Rule 3a-2 under the Investment Company Act, allows an inadvertent investment company a grace period of one year from the earlier of (a) the date on which an issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis and (b) the date on which an issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. At this time, we do not believe we are an inadvertent investment company. If we do become an inadvertent investment company in the future, we may take actions to cause the investment securities held by us to be less than 40% of our total assets, which may include acquiring assets with our cash and cryptoasset on hand or liquidating our investment securities or cryptoasset or seeking a no-action letter from the SEC if we are unable to acquire sufficient assets or liquidate sufficient investment securities in a timely manner. Liquidating our investment securities or cryptoasset could result in losses.

As the Rule 3a-2 exception is available to a company no more than once every three years, and assuming no other exclusion were available to us, we would have to keep within the 40% limit for at least three years after we cease being an inadvertent investment company. This may limit our ability to make certain investments or enter into joint ventures that could otherwise have a positive impact on our earnings. In any event, we do not intend to become an investment company engaged in the business of investing and trading securities.

Classification as an investment company under the Investment Company Act requires registration with the SEC. If an investment company fails to register, it would have to stop doing almost all business, and its contracts would become voidable. Registration is time consuming and restrictive and would require a restructuring of our operations, and we would be very constrained in the kind of business we could do as a registered investment company. Further, we would become subject to substantial regulation concerning management, operations, transactions with affiliated persons and portfolio composition, and would need to file reports under the Investment Company Act regime. The cost of such compliance would result in us incurring substantial additional expenses, and the failure to register if required would have a materially adverse impact to conduct our operations. Furthermore, our classification as an investment company could adversely affect our ability to engage in future combinations, acquisitions or other transactions on a tax-free basis.

The cryptoeconomy is novel and has little to no access to policymakers or lobbying organizations, which may harm our ability to effectively react to proposed legislation and regulation of cryptoassets or cryptoasset platforms adverse to our business.

As cryptoassets have grown in both popularity and market size, various U.S. federal, state, and local and foreign governmental organizations, consumer agencies and public advocacy groups have been examining the operations of crypto networks, users and platforms, with a focus on how cryptoassets can be used to launder the proceeds of illegal activities, fund criminal or terrorist enterprises, and the safety and soundness of platforms and other service providers that hold cryptoassets for users. Many of these entities have called for heightened regulatory oversight, and have issued consumer advisories describing the risks posed by cryptoassets to users and investors. For instance, in July 2019, then-U.S. Treasury Secretary Steven Mnuchin stated that he had “very serious concerns” about cryptoassets. Outside the United States, several jurisdictions have banned so-called initial coin offerings, such as China and South Korea, while Canada, Singapore, Hong Kong, have opined that token offerings may constitute securities offerings subject to local securities regulations. In July 2019, the United Kingdom’s Financial Conduct Authority proposed rules to address harm to retail customers arising from the sale of derivatives and exchange-traded notes that reference certain types of cryptoassets, contending that they are “ill-suited” to retail investors due to extreme volatility, valuation challenges and association with financial crimes.

The cryptoeconomy is novel and has little to no access to policymakers and lobbying organizations in many jurisdictions. Competitors from other, more established industries, including traditional financial services, may have greater access to lobbyists or governmental officials, and regulators that are concerned about the potential for cryptoassets for illicit usage may effect statutory and regulatory changes with minimal or discounted inputs from the crypto economy. As a result, new laws and regulations may be proposed and adopted in the United States and internationally, or existing laws and regulations may be interpreted in new ways, that harm the crypto economy or cryptoasset platforms, which could adversely impact our business.

Cryptoassets’ status as a “security,” a “commodity” or a “financial instrument” in any relevant jurisdiction is subject to a high degree of uncertainty and if we are unable to properly characterize a cryptoasset, we may be subject to regulatory scrutiny, investigations, fines, and other penalties, which may adversely affect our business, operating results, and financial condition.

The SEC and its staff have taken the position that certain cryptoassets fall within the definition of a “security” under the U.S. federal securities laws. To date, the SEC staff have treated Bitcoin as a commodity. The legal test for determining whether any given cryptoasset is a security is a highly complex, fact-driven analysis that evolves over time, and the outcome is difficult to predict. The SEC generally does not provide advance guidance or confirmation on the status of any particular cryptoasset as a security. Furthermore, the SEC’s views in this area have evolved over time and it is difficult to predict the direction or timing of any continuing evolution. It is also possible that a change in the governing administration or the appointment of new SEC commissioners could substantially impact the views of the SEC and its staff. Public statements by senior officials at the SEC indicate that the SEC does not intend to take the position that Bitcoin or Ether are securities (in their current form). Bitcoin and Ether are the only cryptoassets as to which senior officials at the SEC have publicly expressed such a view. Moreover, such statements are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other cryptoasset. With respect to all other cryptoassets, there is currently no certainty under the applicable legal test that such assets are not securities, notwithstanding the conclusions we may draw based on our risk-based assessment regarding the likelihood that a particular cryptoasset could be deemed a “security” under applicable laws. Similarly, though the SEC’s Strategic Hub for Innovation and Financial Technology published a framework for analyzing whether any given cryptoasset is a security in April 2019, this framework is also not a rule, regulation or statement of the SEC and is not binding on the SEC.

Several foreign jurisdictions have taken a broad-based approach to classifying cryptoassets as “securities,” while other foreign jurisdictions, such as Switzerland, Malta, and Singapore, have adopted a narrower approach. As a result, certain cryptoassets may be deemed to be a “security” under the laws of some jurisdictions but not others. Various foreign jurisdictions may, in the future, adopt additional laws, regulations, or directives that affect the characterization of cryptoassets as “securities.” If Bitcoin or any other supported cryptoasset is deemed to be a security under any U.S. federal, state, or foreign jurisdiction, or in a proceeding in a court of law or otherwise, it may have adverse consequences for such supported cryptoasset. For instance, all transactions in such supported cryptoasset would have to be registered with the SEC or other foreign authority, or conducted in accordance with an exemption from registration, which could severely limit its liquidity, usability and transactability. Moreover, the networks on which such supported cryptoassets are utilized may be required to be regulated as securities intermediaries, and subject to applicable rules, which could effectively render the network impracticable for its existing purposes. Further, it could draw negative publicity and a decline in the general acceptance of the cryptoasset. Also, it may make it difficult for such supported cryptoasset to be traded, cleared, and custodied as compared to other cryptoassets that are not considered to be securities.

Banks, financial institutions and other businesses vary in the services they provide to businesses that engage in cryptoasset-related activities or that accept cryptoasset as payment.

Although a number of significant U.S. banks and investment institutions, such as Goldman Sachs, Citi Group, J.P. Morgan and BlackRock, allow customers to carry and invest in cryptoassets, the acceptance and use by banks of cryptoassets varies. Additionally, a number of companies and individuals or businesses associated with cryptoassets may have had and may continue to have their existing banking services discontinued with financial institutions in response to government action, particularly in China, where regulatory response to cryptoassets has been to exclude their use for ordinary consumer transactions. However, in 2020, the Office of the Comptroller of the Currency of the U.S. Treasury Department announced that national banks and federal savings associations may provide cryptoasset custody services for customers. While we expect Ethereum and Bitcoin to continue to gain greater acceptance by banks and investment institutions, we cannot accurately predict the level and scope of services that these institutions will offer to businesses engaging in Ethereum or other cryptoasset related activities.

The usefulness of Ethereum and Bitcoin as payment systems and the public perception of Ethereum and Bitcoin could be damaged if banks or financial institutions were to close the accounts of businesses engaging in cryptoasset-related activities. This could occur as a result of compliance risk, cost, government regulation or public pressure. The risk applies to securities firms, clearance and settlement firms, national stock and derivatives on commodities exchanges, the over-the-counter market, and the Depository Trust Company, which, if any of such entities adopts or implements similar policies, rules or regulations, could negatively affect our relationships with financial institutions and impede our ability to convert Bitcoin, Ether or other cryptoassets to fiat currencies. Such factors could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and harm investors.

In addition to commercial banks, we have experienced reluctance by other service providers including public account firms and insurance companies.

If our co-hosting customers suffer from harm or loss as a result of risks relating to crypto mining operations, our co-hosting operations may suffer from significant losses.

Our co-hosting customers are crypto miners themselves and subject to the same risks as we are with respect to their crypto mining businesses. Should some or all of our co-hosting customers suffer from harm or loss due to a set of circumstances, their businesses could be negatively impacted or prevented. In such a case, we could experience a loss of customers or decrease in use of our co-hosting facilities which could negatively impact our business, results of operations and our ability to continue our co-hosting facility business.

We may not be able to compete with other companies, some of whom have greater resources and experience.

We may not be able to compete successfully against present or future competitors. We do not have the resources to compete with larger providers of similar products or services at this time. The cryptoasset industry has attracted various high-profile and well-established operators, some of which have substantially greater liquidity and financial resources than we do. With the limited resources we have available, we may experience great difficulties in expanding and improving our network of computers to remain competitive. Competition from existing and future competitors, particularly those that have access to competitively priced energy, could result in our inability to secure acquisitions and partnerships that we may need to expand our business in the future. This competition from other entities with greater resources, experience and reputations may result in our failure to maintain or expand our business, as we may never be able to successfully execute our business plan. If we are unable to expand and remain competitive, our business could be negatively affected which would have an adverse effect on the trading price of our common stock, which would harm our investors.

The impact of geopolitical and economic events on the supply and demand for cryptoassets is uncertain.

Geopolitical crises may motivate large-scale purchases of cryptoassets, which could increase the price of Bitcoin , Ether and other cryptoassets rapidly. This may increase the likelihood of a subsequent price decrease as crisis-driven purchasing behavior dissipates, adversely affecting the value of our inventory following such downward adjustment. Such risks are similar to the risks of purchasing commodities in general uncertain times, such as the risk of purchasing, holding or selling gold. Alternatively, as an emerging asset class with limited acceptance as a payment system or commodity, global crises and general economic downturn may discourage investment in Bitcoin, Ether and other cryptoassets as investors focus their investment on less volatile asset classes as a means of hedging their investment risk.

As an alternative to fiat currencies that are backed by central governments, Bitcoin, Ether and other cryptoassets, which are relatively new, are subject to supply and demand forces. How such supply and demand will be impacted by geopolitical events is largely uncertain but could be harmful to us and investors in our common stock. Political or economic crises may motivate large-scale acquisitions or sales of Bitcoin, Ether and other cryptoasset either globally or locally. Such events could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any cryptoasset we mine or otherwise acquire or hold for our own account.

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Governmental actions may have a materially adverse effect on the cryptoasset mining industry as a whole, which would have an adverse effect on our business and results of operations.

China is the world’s largest producer of Bitcoin, Ether and other cryptoassets and a large majority of the world’s cryptoasset mining power (some observers estimate that China produces as high as 80% of the world’s cryptoasset mining power) is located there. China has already made transacting in cryptoassets illegal for Chinese citizens in mainland China, and additional restrictions may follow. However, thus far, China has permitted cryptoasset mining on a national scale, but provincial governments have taken action to restrict and even ban cryptoasset mining within their province. For example, actions were taken in March 2021 by the governmental authorities for the Chinese province of Inner Mongolia, which represents roughly 8% of the world’s total mining power, to ban cryptoasset mining in the province due in part to the industry’s intense electrical power demands and its negative environmental impacts (both in terms of the waste produced by mining the rare earth metals used to manufacture miners and the production of electrical power used in cryptoasset mining). While we have yet to see whether these miners will be able to relocate to another location in China to continue mining, we cannot quantify the effects of this regulatory action on our industry as a whole. If further regulation follows, it is possible that our industry may not be able to cope with the sudden and extreme loss of mining power.

Additionally, on May 3, 2021, a bill was presented to the New York Senate’s Environmental Conservation Committee that, if passed, would establish a three-year moratorium on the operation of cryptoasset mining centers pending an environmental impact study on the greenhouse gas emissions caused by the cryptoasset mining industry in the State of New York. Because we are unable to influence or predict future regulatory actions taken by governments in China, the United States or elsewhere, we may have little opportunity or ability to respond to rapidly evolving regulatory positions which may have a materially adverse effect on our industry and, therefore, our business and results of operations. If further extreme regulatory action is taken by various government entities, our business may suffer and investors in our securities may lose part or all of their investment.

Acceptance and/or widespread use of Bitcoin, Ether and other cryptoassets is uncertain.

Currently, there is a relatively limited use of any cryptoasset in the retail and commercial marketplace, thus contributing to price volatility that could adversely affect an investment in our common stock. Banks and other established financial institutions may refuse to process funds for cryptoasset transactions, process wire transfers to or from cryptoasset exchanges, cryptoasset-related companies or service providers, or maintain accounts for persons or entities transacting in cryptoasset. Conversely, a significant portion of cryptoasset demand is generated by investors seeking a long-term store of value or speculators seeking to profit from the short- or long-term holding of the asset. Price volatility undermines cryptoassets’ role as a medium of exchange, as retailers are much less likely to accept it as a form of payment. Market capitalization for cryptoasset as a medium of exchange and payment method may always be low.

The relative lack of acceptance of cryptoasset in the retail and commercial marketplace, or a reduction of such use, limits the ability of end users to use them to pay for goods and services. Such lack of acceptance or decline in acceptances could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of Bitcoin, Ether or other cryptoassets we mine or otherwise acquire or hold for our own account.

It may be illegal now, or in the future, to acquire, own, hold, sell or use Bitcoin, Ether or other cryptoassets, participate in blockchains or utilize similar cryptoassets in one or more countries, the ruling of which would adversely affect us.

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Although currently cryptoassets generally are not regulated or are lightly regulated in most countries, one or more countries such as China and Russia, which have taken harsh regulatory action in the past, may take regulatory actions in the future that could severely restrict the right to acquire, own, hold, sell or use these cryptoassets or to exchange for fiat currency. In many nations, particularly in China and Russia, it is illegal to accept payment in cryptoassets for consumer transactions and banking institutions are barred from accepting deposits of some or all cryptoassets. Such restrictions may adversely affect us as the large-scale use of Bitcoin, Ether or other cryptoassets as a means of exchange is presently confined to certain regions globally. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin, Ether or other cryptoassets we mine or otherwise acquire or hold for our own account, and harm investors.

There is a lack of liquid markets, and possible manipulation of blockchain/cryptoassets.

Cryptoassets that are represented and trade on a ledger-based platform may not necessarily benefit from viable trading markets. Stock exchanges have listing requirements and vet issuers; requiring them to be subjected to rigorous listing standards and rules, and monitor investors transacting on such platform for fraud and other improprieties. These conditions may not necessarily be replicated on a distributed ledger platform, depending on the platform’s controls and other policies. The laxer a distributed ledger platform is about vetting issuers of cryptoassets or users that transact on the platform, the higher the potential risk for fraud or the manipulation of the ledger due to a control event. These factors may decrease liquidity or volume or may otherwise increase volatility of investment securities or other assets trading on a ledger-based system, which may adversely affect us. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin, Ether or other cryptoassets we mine or otherwise acquire or hold for our own account, and harm investors.

Cryptoassets may have concentrated ownership and large sales or distributions by holders of such cryptoassets could have an adverse effect on the market price of such cryptoasset.

As of December 31, 2020, the largest 100 Ether wallets held approximately 35% of the Ether in circulation. As of December 31, 2020, the largest 100 Bitcoin wallets held approximately 14% of the Bitcoins in circulation. Moreover, it is possible that other persons or entities control multiple wallets that collectively hold a significant number of Ether or Bitcoin, even if they individually only hold a small amount, and it is possible that some of these wallets are controlled by the same person or entity. Similar or more concentrated levels of concentrated ownership may exist for other cryptoassets as well. As a result of this concentration of ownership, large sales or distributions by such holders could have an adverse effect on the market price of Bitcoin, Ether and other cryptoassets.

Our operations, investment strategies and profitability may be adversely affected by competition from other methods of investing in Bitcoin, Ether and other cryptoassets.

We compete with other users and/or companies that are mining Bitcoin, Ether and other cryptoassets and other potential financial vehicles, including securities backed by or linked to cryptoassets through entities similar to us. Market and financial conditions, and other conditions beyond our control, may make it more attractive to invest in other financial vehicles, or to invest in Bitcoin, Ether or other cryptoassets directly, which could limit the market for our shares and reduce their liquidity. The emergence of other financial vehicles and exchange-traded funds have been scrutinized by regulators and such scrutiny and the negative impressions or conclusions resulting from such scrutiny could be applicable to us and impact our ability to successfully pursue our strategy or operate at all, or to establish or maintain a public market for our securities. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin, Ether or other cryptoassets we mine or otherwise acquire or hold for our own account, and harm investors.

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The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or other alternatives.

The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or an alternative to distributed ledgers altogether. Our business utilizes presently existent digital ledgers and blockchains and we could face difficulty adapting to emergent digital ledgers, blockchains, or alternatives thereto. This may adversely affect us and our exposure to various blockchain technologies and prevent us from realizing the anticipated profits from our investments. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin, Ether or other cryptoassets we mine or otherwise acquire or hold for our own account, and harm investors.

The price of Ether/Bitcoin may be affected by the sale of Ether/Bitcoin by other vehicles investing in ETH/Bitcoin or tracking Ether/Bitcoin markets.

The global market for Ether/Bitcoin is characterized by supply constraints that differ from those present in the markets for commodities or other assets such as gold and silver. To the extent that other vehicles investing in Ether/Bitcoin or tracking Ether/Bitcoin markets form and come to represent a significant proportion of the demand for Ether/Bitcoin, large redemptions of the securities of those vehicles and the subsequent sale of Ether/Bitcoin by such vehicles could negatively affect Ether/Bitcoin prices and therefore affect the value of the Ether/Bitcoin inventory we hold. Such events could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any Ether/Bitcoin we mine or otherwise acquire or hold for our own account.

The nature of our business requires the application of complex financial accounting rules, and there is limited guidance from accounting standard setting bodies. If financial accounting standards undergo significant changes, our operating results could be adversely affected.

The accounting rules and regulations that we must comply with are complex and subject to interpretation by the Financial Accounting Standards Board (“FASB”), the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. Recent actions and public comments from the FASB and the SEC have focused on the integrity of financial reporting and internal controls. In addition, many companies’ accounting policies are being subject to heightened scrutiny by regulators and the public. Further, there has been limited precedents for the financial accounting of cryptoassets and related valuation and revenue recognition, and no official guidance has been provided by the FASB or the SEC. As such, there remains significant uncertainty on how companies can account for cryptoasset transactions, cryptoassets, and related revenue. Uncertainties in or changes to in regulatory or financial accounting standards could result in the need to changing our accounting methods and restate our financial statements and impair our ability to provide timely and accurate financial information, which could adversely affect our financial statements, result in a loss of investor confidence, and more generally impact our business, operating results, and financial condition.

We may not adequately respond to rapidly changing technology or methods of, rules of, or access to, platforms which may negatively affect our business. Rapidly changing technology or platform methods, rules and access may render our crypto mining and related equipment and facilities obsolete, unprofitable or unusable.

Competitive conditions within the cryptoasset industry require that we use sophisticated technology in the operation of our business. The industry for blockchain technology is characterized by rapid technological changes, new product introductions, enhancements and evolving industry standards. New technologies, techniques or products could emerge that might offer better performance than the software and other technologies we currently utilize, and we may have to manage transitions to these new technologies to remain competitive. We may not be successful, generally or relative to our competitors in the cryptoasset industry, in timely implementing new technology into our systems, or doing so in a cost-effective manner. During the course of implementing any such new technology into our operations, we may experience system interruptions and failures and may find existing crypto mining equipment and infrastructure investments become obsolete. Furthermore, there can be no assurances that we will recognize, in a timely manner or at all, the benefits that we may expect as a result of our implementing new technology into our operations. Additionally, the methods, rules and access to the platforms which we mine change rapidly and could result in the platforms becoming obsolete or unusable by us. As a result of such changes to technology and/or platforms, our business and operations may suffer, and there may be adverse effects on the value of our securities.

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Our future success will depend upon the value of Bitcoin, Ether and other cryptoassets; the value of such cryptoasset may be subject to pricing risk and has historically been subject to wide swings.

Our operating results will depend on the value of Bitcoin, Ether and other cryptoassets we mine. Specifically, our revenues from our mining operations are based on two factors: (1) the number of Ether/Bitcoin rewards and other cryptoassets we successfully mine and (2) the value of the same. In addition, our operating results are directly impacted by changes in the value of Ether/Bitcoin, because under the value measurement model, both realized and unrealized changes will be reflected in our statement of operations (i.e., we will be marking cryptoasset to fair value each quarter). This means that our operating results will be subject to swings based upon increases or decreases in the value of the cryptoassets we mine. Further, our mining equipment is principally utilized for mining Ether and Bitcoin. If other cryptoassets were to achieve acceptance at the expense of Ethereum/Bitcoin causing the value of our Ether/Bitcoin and other cryptoassets to decline, or if Ethereum/Bitcoin were to switch its proof of work encryption algorithm to one for which our miners are not specialized, or the value of Ether/Bitcoin and our other cryptoassets were to decline for other reasons, particularly if such decline were significant or over an extended period of time, our operating results would be adversely affected, and there could be a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations, and harm investors.

Cryptoasset market prices, which have historically been extremely volatile and are impacted by a variety of factors (including those discussed herein), are determined primarily using data from various exchanges, over-the-counter markets and derivative platforms. Furthermore, such prices may be subject to factors such as those that impact commodities, more so than business activities, which could be subjected to additional influence from fraudulent or illegitimate actors, real or perceived scarcity, and political, economic, regulatory or other conditions. Pricing may be the result of, and may continue to result in, speculation regarding future appreciation in the value of Bitcoin, Ether or other cryptoassets we mine, or our share price, inflating and making their market prices more volatile or creating “bubble” type risks for both our cryptoasset and shares of our securities.

If the award of Ether/Bitcoin reward for solving blocks and transaction fees, is not sufficiently high, we may not have an adequate incentive to continue mining and may cease mining operations, which will likely lead to our failure to achieve profitability.

If the number of Ether/Bitcoin awarded for solving a block in a blockchain decreases, our ability to achieve profitability worsens. Decreased use and demand for Ether/Bitcoin rewards may adversely affect our incentive to expend processing power to solve blocks. If the award of Ether/Bitcoin rewards for solving blocks and transaction fees are not sufficiently high, we may not have an adequate incentive to continue mining and may cease our mining operations. Miners ceasing operations would reduce the collective processing power on the network, which would adversely affect the confirmation process for transactions (i.e., temporarily decreasing the speed at which blocks are added to a blockchain until the next scheduled adjustment in difficulty for block solutions) and make the Ethereum network more vulnerable to a malicious actor or botnet obtaining control in excess of 50 percent of the processing power active on a blockchain, potentially permitting such actor or botnet to manipulate a blockchain in a manner that adversely affects our activities. A reduction in confidence in the confirmation process or processing power of the network could result and be irreversible. Such events could have a material adverse effect on our ability to continue to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any cryptoasset we mine or otherwise acquire or hold for our own account. In addition, such events could have a material adverse effect on the usefulness of our crypto mining equipment and co-hosting facilities, particularly any investment or commitments made by us for co-hosting facilities.

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If the number of Ether/Bitcoin token rewards awarded for solving a block in a blockchain decreases, the incentive for miners to continue to contribute to the network may transition from a set reward to transaction fees. In order to incentivize miners to continue to contribute to the network, the network may either formally or informally transition from a set reward to transaction fees earned upon solving a block. This transition could be accomplished by miners independently electing to record in the blocks they solve only those transactions that include payment of a transaction fee. If transaction fees paid for transactions become too high, the marketplace may be reluctant to accept Bitcoin, Ether or other cryptoassets as a means of payment and existing users may be motivated to switch from Bitcoin, Ether and other cryptoassets to another cryptoasset or to fiat currency. Either the requirement from miners of higher transaction fees in exchange for recording transactions in a blockchain or a software upgrade that automatically charges fees for all transactions may decrease demand for Ether/Bitcoin and prevent the expansion of the these networks to retail merchants and commercial businesses, resulting in a reduction in the price of Bitcoin, Ether and other cryptoassets that could adversely impact an investment in our securities. Decreased use and demand for Bitcoin, Ether or other cryptoassets that we have accumulated may adversely affect their value and may adversely impact an investment in us.

Because the number of Bitcoin awarded for solving a block in the Bitcoin network blockchain continually decreases, miners must invest in increasing processing power to maintain their yield of Bitcoins, which might make Bitcoin mining uneconomical for us.

The award of new Bitcoin for solving blocks continually declines, so that Bitcoin miners must invest in increasing processing power in order to maintain or increase their yield of Bitcoin. If the pricing of Bitcoin were to decline significantly, there can be no assurance that we would be able to recover our investment in the computer hardware and processing power required to upgrade our mining operations. There can, moreover, be no assurance that we will have the resources to upgrade our processing power in order to maintain the continuing profitability of our mining operations. Also, the developers of the Bitcoin network or other programmers could propose amendments to the network’s protocols and software that, if accepted, might require us to modify our Bitcoin operations, and increase our investment in Bitcoin, in order to maintain profitability. There can be no assurance, however, that we will be able to do so. In addition, any decrease in demand for crypto mining resources would adversely impact our investment in, and operation of, our co-hosting facilities and negatively impact our business, operating results and financial condition.

Cryptoasset mining is capital intensive.

Remaining competitive in the cryptoasset mining industry requires significant capital expenditure on new chips and other hardware necessary to increase processing power as the cryptoasset network difficulty increases, as well as commitments for power and co-hosting arrangements. If we are unable to fund our capital expenditures, either through our revenue stream or through other sources of capital, we may be unable to remain competitive and experience a deterioration in our result of operations and financial condition.

The limited rights of legal recourse against us, and our lack of insurance protection expose us and our stockholders to the risk of loss of our cryptoassets for which no person is liable.

The cryptoassets held by us are not insured. Therefore, a loss may be suffered with respect to our cryptoassets which is not covered by insurance and for which no person is liable in damages which could adversely affect our operations and, consequently, an investment in us.

We do not hold our cryptoassets with a banking institution or a member of the Federal Deposit Insurance Corporation (“FDIC”) or the Securities Investor Protection Corporation (“SIPC”) and, therefore, our cryptoassets are not subject to the protections enjoyed by depositors with FDIC or SIPC member institutions.

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Intellectual property rights claims may adversely affect the operation of some or all cryptoasset networks.

Third parties may assert intellectual property claims relating to the holding and transfer of cryptoassets and their source code. Regardless of the merit of any intellectual property or other legal action, any threatened action that reduces confidence in some or all cryptoasset networks’ long-term viability or the ability of end-users to hold and transfer cryptoassets may adversely affect an investment in us. Additionally, a meritorious intellectual property claim could prevent us and other end-users from accessing some or all cryptoasset networks or holding or transferring their cryptoassets. As a result, an intellectual property claim against us or other large cryptoasset network participants could adversely affect an investment in us.

Cryptoasset Mining Equipment and Technology Related Risks

The open-source structure of the Ethereum and Bitcoin network protocols means that the contributors to the protocol are generally not directly compensated for their contributions in maintaining and developing the protocol. A failure to properly monitor and upgrade the protocol could damage the Ethereum network and an investment in us.

The Ethereum and Bitcoin networks, for example, operates based on an open-source protocol maintained by contributors. As an open-source projects, Ethereum and Bitcoin are not represented by an official organization or authority. As the network protocol is not sold and its use does not generate revenues for contributors, contributors are generally not compensated for maintaining and updating the network protocols. The lack of guaranteed financial incentive for contributors to maintain or develop the networks and the lack of guaranteed resources to adequately address emerging issues with the networks may reduce incentives to address the issues adequately or in a timely manner. Changes to a cryptoasset network which we are mining on may adversely affect an investment in us.

The further development and acceptance of cryptoasset networks and other cryptoassets, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of cryptoasset systems may adversely affect an investment in us.

The further development and acceptance of cryptoasset networks and other cryptoassets, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of cryptoasset systems may adversely affect an investment in us.

Cryptoassets built on blockchain technology were only introduced in 2008 and remain in the early stages of development. The use of cryptoassets to, among other things, buy and sell goods and services and complete transactions, is part of a new and rapidly evolving industry that employs cryptoassets, including Ether and Bitcoin, based upon a computer-generated mathematical and/or cryptographic protocol. The further growth and development of any cryptoassets and their underlying networks and other cryptographic and algorithmic protocols governing the creation, transfer and usage of cryptoassets represent a new and evolving paradigm that is subject to a variety of factors that are difficult to evaluate, including:

•	continued worldwide growth in the adoption and use of Ether and Bitcoin as mediums of exchange;

•	governmental and quasi-governmental regulation of Ether and Bitcoin and its use, or restrictions on or regulation of access to and operation of the Ethereum and Bitcoin networks or similar cryptoasset systems;

•	changes in consumer demographics and public tastes and preferences;

•	the maintenance and development of the open-source software protocol of the network, including software updates and changes to network protocols that could introduce bugs or security risks;

•	the increased consolidation of contributors to the Ethereum and Bitcoin blockchains through mining pools;

•	the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

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•	the use of the networks supporting cryptoassets for developing smart contracts and distributed applications;

•	general economic conditions and the regulatory environment relating to cryptoassets; and

•	negative consumer sentiment and perception of Ethereum and Bitcoin specifically and cryptoassets generally.

The outcome of these factors could have negative effects on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations as well as potentially negative effect on the value of any Bitcoin, Ether or other cryptoassets we mine or otherwise acquire or hold for our own account, which would harm investors in our securities.

Our reliance on a third-party mining pool service provider for our mining revenue payouts may have a negative impact on our operations such as a result of cyber-attacks against the mining pool operator and/or our limited recourse against the mining pool operator with respect to rewards paid to us.

We receive cryptoasset mining rewards from our mining activity through a third-party mining pool operator. Mining pools allow miners to combine their processing power, increasing their chances of solving a block and getting paid by the network. The rewards are distributed by the pool operator, proportionally to our contribution to the pool’s overall mining power, used to generate each block. Should the pool operator’s system suffer downtime due to a cyber-attack, software malfunction or other similar issues, it will negatively impact our ability to mine and receive revenue. Furthermore, we are dependent on the accuracy of the mining pool operator’s record keeping to accurately record the total processing power provided to the pool for a given cryptoasset mining application in order to assess the proportion of that total processing power we provided.

While we have internal methods of tracking both our power provided and the total used by the pool, the mining pool operator uses its own recordkeeping to determine our proportion of a given reward. We have little means of recourse against the mining pool operator if we determine the proportion of the reward paid out to us by the mining pool operator is incorrect, other than leaving the pool. If we are unable to consistently obtain accurate proportionate rewards from our mining pool operators, we may experience reduced reward for our efforts, which would have an adverse effect on our business and operations.

We may face risks of Internet disruptions, which could have an adverse effect on the price of Bitcoin, Ether and other cryptoassets.

A disruption of the Internet may affect the use of Bitcoin, Ether and other cryptoassets and subsequently the value of our common stock. Generally, Bitcoin, Ether and our business of mining cryptoassets is dependent upon the Internet. A significant disruption in Internet connectivity could disrupt a currency’s network operations until the disruption is resolved and have an adverse effect on the price of cryptoassets and our ability to mine them.

The properties included in our mining network may experience damages, including damages that are not covered by insurance.

Our current mining operation is, and any future mining operations we establish will be, subject to a variety of risks relating to physical condition and operation, including:

•	the presence of construction or repair defects or other structural or building damage;

•	any noncompliance with or liabilities under applicable environmental, health or safety regulations or requirements or building permit requirements;

•	any damage resulting from natural disasters, such as hurricanes, earthquakes, fires, floods and windstorms; and

•	claims by employees and others for injuries sustained at our properties.

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For example, our mining operations could be rendered inoperable, temporarily or permanently, as a result of a fire or other natural disaster or by a terrorist or other attack on the facilities where are miners are located. The security and other measures we take to protect against these risks may not be sufficient. We are currently investigating and expect to obtain property insurance that covers mining equipment, and includes business interruption for mining operations, subject to certain deductibles. The insurance we obtain may not be adequate to cover the losses we suffer as a result of any of these events. In the event of an uninsured loss, including a loss in excess of insured limits, at any of the mines in our network, such mines may not be adequately repaired in a timely manner or at all and we may lose some or all of the future revenues anticipated to be derived from such mines. The potential impact on our business is currently magnified because we are only operating from a single location.

The characteristics of cryptoassets have been, and may in the future continue to be, exploited to facilitate illegal activity such as fraud, money laundering, tax evasion and ransomware scams; if any of our customers do so or are alleged to have done so, it could adversely affect us.

Digital currencies and the digital currency industry are relatively new and, in many cases, lightly regulated or largely unregulated. Some types of digital currency have characteristics, such as the speed with which digital currency transactions can be conducted, the ability to conduct transactions without the involvement of regulated intermediaries, the ability to engage in transactions across multiple jurisdictions, the irreversible nature of certain digital currency transactions and encryption technology that anonymizes these transactions, that make digital currency particularly susceptible to use in illegal activity such as fraud, money laundering, tax evasion and ransomware scams. Two prominent examples of marketplaces that accepted digital currency payments for illegal activities include Silk Road, an online marketplace on the dark web that, among other things, facilitated the sale of illegal drugs and forged legal documents using digital currencies and AlphaBay, another darknet market that utilized digital currencies to hide the locations of its servers and identities of its users. Both of these marketplaces were investigated and closed by U.S. law enforcement authorities. U.S. regulators, including the SEC, Commodity Futures Trading Commission, and Federal Trade Commission, as well as non-U.S. regulators, have taken legal action against persons alleged to be engaged in Ponzi schemes and other fraudulent schemes involving digital currencies. In addition, the Federal Bureau of Investigation has noted the increasing use of digital currency in various ransomware scams.

While we believe that our risk management and compliance framework, which includes thorough reviews we conduct as part of our due diligence process (either in connection with onboarding new customers or monitoring existing customers), is reasonably designed to detect any such illicit activities conducted by our potential or existing customers (or, in the case of digital currency exchanges, their customers), we cannot ensure that we will be able to detect any such illegal activity in all instances. Because the speed, irreversibility and anonymity of certain digital currency transactions make them more difficult to track, fraudulent transactions may be more likely to occur. We or our potential banking counterparties may be specifically targeted by individuals seeking to conduct fraudulent transfers, and it may be difficult or impossible for us to detect and avoid such transactions in certain circumstances. If one of our customers (or in the case of digital currency exchanges, their customers) were to engage in or be accused of engaging in illegal activities using digital currency, we could be subject to various fines and sanctions, including limitations on our activities, which could also cause reputational damage and adversely affect our business, financial condition and results of operations.

The decentralized nature of cryptoasset systems may lead to slow or inadequate responses to crises, which may negatively affect our business.

The decentralized nature of the governance of cryptoasset systems may lead to ineffective decision making that slows development or prevents a network from overcoming emergent obstacles. Governance of many cryptoasset systems is by voluntary consensus and open competition with no clear leadership structure or authority. To the extent lack of clarity in corporate governance of the Ethereum system leads to ineffective decision making that slows development and growth of Bitcoin, Ether or other cryptoassets, the value of our securities may be adversely affected.

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The loss or destruction of private keys required to access any cryptoassets held in custody for our own account may be irreversible. If we are unable to access our private keys or if we experience a hack or other data loss relating to our ability to access any cryptoassets, it could cause regulatory scrutiny, reputational harm, and other losses.

Cryptoassets are generally controllable only by the possessor of the unique private key relating to the digital wallet in which the cryptoassets are held. While blockchain protocols typically require public addresses to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the cryptoassets held in such a wallet. To the extent that any of the private keys relating to our hot wallet or cold storage containing cryptoassets held for our own account or for our customers is lost, destroyed, or otherwise compromised or unavailable, and no backup of the private key is accessible, we will be unable to access the cryptoassets held in the related wallet. Further, we cannot provide assurance that our wallet will not be hacked or compromised. Cryptoassets and blockchain technologies have been, and may in the future be, subject to security breaches, hacking, or other malicious activities. Any loss of private keys relating to, or hack or other compromise of, digital wallets used to store our customers’ cryptoassets could adversely affect our ability to access or sell our cryptoassets, and subject us to significant financial losses. As such, any loss of private keys due to a hack, employee or service provider misconduct or error, or other compromise by third parties could hurt our brand and reputation, result in significant losses, and adversely impact our business. The total value of cryptoassets in our possession and control is significantly greater than the total value of insurance coverage that would compensate us in the event of theft or other loss of funds.

Cryptoassets face significant scaling obstacles that can lead to high fees or slow transaction settlement times.

Cryptoassets face significant scaling obstacles that can lead to high fees or slow transaction settlement times, and attempts to increase the volume of transactions may not be effective. Scaling cryptoassets is essential to the widespread acceptance of cryptoassets as a means of payment, which widespread acceptance is necessary to the continued growth and development of our business. Many cryptoasset networks, including the Ethereum network, face significant scaling challenges. For example, cryptoassets are limited with respect to how many transactions can occur per second. Participants in the cryptoasset ecosystem debate potential approaches to increasing the average number of transactions per second that the network can handle and have implemented mechanisms or are researching ways to increase scale, such as increasing the allowable sizes of blocks, and therefore the number of transactions per block, and sharding (a horizontal partition of data in a database or search engine), which would not require every single transaction to be included in every single miner’s or validator’s block. However, there is no guarantee that any of the mechanisms in place or being explored for increasing the scale of settlement of cryptoasset transactions will be effective, or how long they will take to become effective, which could adversely affect an investment in our securities.

There are risks related to technological obsolescence, the vulnerability of the global supply chain to cryptoasset hardware disruption, and difficulty in obtaining new hardware which may have a negative effect on our business.

Our mining operations can only be successful and ultimately profitable if the costs, including hardware and electricity costs, associated with mining Bitcoin, Ether and other cryptoassets are lower than the price of the Bitcoin, Ether and/or other cryptoassets. As our mining facility operates, our miners experience ordinary wear and tear and general hardware breakdown, and may also face more significant malfunctions caused by a number of extraneous factors beyond our control. The physical degradation of our miners will require us to, over time, replace those miners which are no longer functional. Additionally, as the technology evolves, we may be required to acquire newer models of miners to remain competitive in the market. The cost and availability of new machines is unpredictable. As a result, at times, we may obtain miners and other hardware from third parties at premium prices, to the extent they are available. In order to keep pace with technological advances and competition from other mining companies, it will be necessary to purchase new miners, which will eventually need to be repaired or replaced along with other equipment from time to time to stay competitive. This upgrading process requires substantial capital investment, and we may face challenges in doing so on a timely and cost-effective basis. Also, because we expect to depreciate all new miners, our reported operating results will be negatively affected.

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The global supply chain for mining equipment is presently constrained due to unprecedented demand coupled with a global semiconductor shortage, with a significant portion of available miners being acquired by companies with substantial resources. Prices for both new and older models of miners have been on the rise and these supply constraints are expected to continue for the foreseeable future. China, a major supplier of cryptoasset miners, has seen a production slowdown as a result of COVID-19. Should similar outbreaks or other disruptions to the China-based global supply chain for hardware occur, we may not be able to obtain adequate replacement parts for our existing miners or to obtain additional miners on a timely basis, if at all, or we may only be able to acquire miners at premium prices. Such events could have a material adverse effect on our ability to pursue our strategy, which could have a material adverse effect on our business and the value of our securities.

We may not be able to realize the benefits of forks. Forks in a cryptoasset network may occur in the future which may affect the value of cryptoassets held by us.

To the extent that a significant majority of users and miners on a cryptoasset network install software that changes the cryptoasset network or properties of a cryptoasset, including the irreversibility of transactions and limitations on the mining of new cryptoasset, the cryptoasset network would be subject to new protocols and software. However, if less than a significant majority of users and miners on the cryptoasset network consent to the proposed modification, and the modification is not compatible with the software prior to its modification, the consequence would be what is known as a “fork” of the network, with one prong running the pre-modified software and the other running the modified software. The effect of such a fork would be the existence of two versions of the cryptoasset running in parallel, yet lacking interchangeability and necessitating exchange-type transaction to convert currencies between the two forks. Additionally, it may be unclear following a fork which fork represents the original asset and which is the new asset. Different metrics adopted by industry participants to determine which is the original asset include: referring to the wishes of the core developers of a cryptoasset, blockchains with the greatest amount of hashing power contributed by miners or validators; or blockchains with the longest chain. A fork in the Ethereum network could adversely affect an investment in our securities or our ability to operate.

We may not be able to realize the economic benefit of a fork, either immediately or ever, which could adversely affect an investment in our securities. If we hold Bitcoin, Ether or other cryptoassets at the time of a hard fork into two cryptoassets, industry standards would dictate that we would be expected to hold an equivalent amount of the old and new assets following the fork. However, we may not be able, or it may not be practical, to secure or realize the economic benefit of the new asset for various reasons. For instance, we may determine that there is no safe or practical way to custody the new asset, that trying to do so may pose an unacceptable risk to our holdings in the old asset, or that the costs of taking possession and/or maintaining ownership of the new cryptoasset exceed the benefits of owning the new cryptoasset. Additionally, laws, regulation or other factors may prevent us from benefitting from the new asset even if there is a safe and practical way to custody and secure the new asset.

There is a possibility of Ethereum mining algorithms transitioning to proof of stake validation and other mining related risks, which could make us less competitive and ultimately adversely affect our business and the value of our stock.

Proof of stake is an alternative method for validating Ethereum transactions. Should the algorithm shift from a proof of work validation method to a proof of stake method, mining would require less energy and may render any company that maintains advantages in the current climate (for example, from lower priced electricity, processing, real estate, or hosting) less competitive. We, as a result of our efforts to optimize and improve the efficiency of our Ethereum mining operations, may be exposed to the risk in the future of losing the benefit of our capital investments and the competitive advantage we hope to gain form this as a result, and may be negatively impacted if a switch to proof of stake validation were to occur. Such events could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin, Ether and other cryptoassets we mine or otherwise acquire or hold for our own account.

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If a malicious actor or botnet obtains control in excess of 50% of the processing power active on any cryptoasset network, it is possible that such actor or botnet could manipulate the blockchain in a manner that adversely affects an investment in us.

If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the processing power dedicated to mining on any cryptoasset network, including the Ethereum network, it may be able to alter the blockchain by constructing alternate blocks if it is able to solve for such blocks faster than the remainder of the miners on the blockchain can add valid blocks. In such alternate blocks, the malicious actor or botnet could control, exclude or modify the ordering of transactions, though it could not generate new cryptoassets or transactions using such control. Using alternate blocks, the malicious actor could “double-spend” its own cryptoassets (i.e., spend the same cryptoassets in more than one transaction) and prevent the confirmation of other users’ transactions for so long as it maintains control. To the extent that such malicious actor or botnet does not yield its majority control of the processing power or the cryptoasset community does not reject the fraudulent blocks as malicious, reversing any changes made to the blockchain may not be possible. Such changes could adversely affect an investment in us.

The approach towards and possible crossing of the 50% threshold indicate a greater risk that a single mining pool could exert authority over the validation of cryptoasset transactions. To the extent that the cryptoassets ecosystems do not act to ensure greater decentralization of cryptoasset mining processing power, the feasibility of a malicious actor obtaining in excess of 50% of the processing power on any cryptoasset network (e.g., through control of a large mining pool or through hacking such a mining pool) will increase, which may adversely impact an investment in us.

Cryptoassets, including those maintained by or for us, may be exposed to cybersecurity threats and hacks.

As with any computer code generally, flaws in cryptoasset codes, including Ethereum codes, may be exposed by malicious actors. Several errors and defects have been found previously, including those that disabled some functionality for users and exposed users’ information. Exploitations of flaws in the source code that allow malicious actors to take or create money have previously occurred. Despite our efforts and processes to prevent breaches, our devices, as well as our miners, computer systems and those of third parties that we use in our operations, are vulnerable to cyber security risks, including cyber-attacks such as viruses and worms, phishing attacks, denial-of-service attacks, physical or electronic break-ins, employee theft or misuse, and similar disruptions from unauthorized tampering with our miners and computer systems or those of third parties that we use in our operations. Such events could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any cryptoasset we mine or otherwise acquire or hold for our own account.

Our cryptoassets may be subject to loss, damage, theft or restriction on access.

There is a risk that part or all of our cryptoassets could be lost, stolen or destroyed. We believe that our cryptoassets will be an appealing target to hackers or malware distributors seeking to destroy, damage or steal our cryptoassets. We cannot guarantee that we will prevent loss, damage or theft, whether caused intentionally, accidentally or by act of God. Access to our cryptoassets could also be restricted by natural events (such as an earthquake or flood) or human actions (such as a terrorist attack). Any of these events may adversely affect our operations and, consequently, an investment in us.

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We may become reliant on Internet bandwidth and data center providers and other third parties for key aspects of our cryptoasset mining, and any failure or interruption in the services and products provided by these third parties could harm our business.

Until our first hosting facility is operational and our equipment relocated to such facility, we will continue to rely on a third-party vendor, a co-hosting facility, for maintenance of our Internet capabilities, electricity and physical location for our mining equipment. Any disruption in the colocation or other services provided by such third-party co-hosting facility or any failure of the co-hosting provider to handle current or higher volumes of use could significantly harm our business. Any financial or other difficulties our provider faces may have negative effects on our business, the nature and extent of which we cannot predict. We exercise little control over the third-party vendor, which increases our vulnerability to problems with the services they provide. Any errors, failures, interruptions or delays experienced in connection with the third-party services could adversely affect our business.

Risks Related to our Common Stock

An active, liquid trading market for our common stock does not currently exist and may not develop after this offering, and as a result, you may not be able to sell your common stock at or above the public offering price, or at all.

A relatively inactive trading market exists for our common stock on the OTC Pink Market. No assurance can be given as to the following:

•	that we will be successful in causing our common stock to become listed on the NYSE American, any other national securities exchange or OTCQB or OTCQX;

•	the likelihood that a more active trading market for shares of our common stock will develop or be sustained;

•	the liquidity of any such market;

•	the ability of our stockholders to sell their shares of common stock; or

•	the price that our stockholders may obtain for their shares of common stock.

If an active market does not develop for our common stock or is not maintained, the market price of our common stock may decline and you may not be able to sell your shares. The market price of our common stock may be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of our common stock.

The price of our common stock may have little or no relationship to the historical bid prices of our common stock on the OTC Pink.

There has been no public market for our capital stock other than the OTC Pink. Given the limited history of sales and the lack of publicly available information about our business, financing and financial results available, among other factors, this information may have little or no relation to broader market demand for our common stock and thus the price of our common stock. As a result, you should not rely on these historical sales prices as they may differ materially from the opening price of the common stock and subsequent prices of our common stock. For more information about how the public offering price of our common stock will be determined, see the section titled “Plan of Distribution.”

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We do not expect to declare or pay dividends in the foreseeable future.

Except for PIK Dividends that we may be required to issue to holders of our Series C Preferred Stock and Series D Preferred Stock if we fail to timely perform our obligations under the Registration Rights Agreement entered in connection with the private placement of our Series C Preferred Stock or the Registration Rights Agreement entered into in connection with the private placement of our Series D Preferred Stock (as described in our Amended and Restated Certificate of Incorporation, the Certificates of Designation and the Registration Rights Agreements entered into), we do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business. Therefore, holders of our common stock may not receive any return on their investment in our common stock unless and until the value of such common stock increases and they are able to sell such shares of common stock, and there is no assurance that any of the foregoing will occur.

If our common stock does not become publicly traded on the NYSE American, another national securities exchange, OTCQB or OTCQX, our access to the capital markets will be limited.

Although we intend to file an application to list our common stock on the NYSE American, there is no guarantee that our common stock will be listed on any national securities exchange or traded on OTCQB or OTCQX. If we are unable to have our common stock listed on the NYSE American, another national securities exchange, or traded on OTCQB or OTCQX, our access to capital markets will be limited and we will have to rely on funding from private sources. Such limited access to the capital markets could impair our ability to finance our operations and any potential acquisitions and could have a material adverse effect on our business, operating results and financial condition.

Failure to establish and maintain effective internal control over financial reporting could have a material adverse effect on our business, operating results and stock value.

As a privately held company, we are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Following the effectiveness of the registration statement of which this prospectus forms a part, we will be a public company and be required to comply with the SEC’s rules implementing Section 302 of Sarbanes-Oxley, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first assessment of our internal control over financial reporting until the year following our first annual report required to be filed with the SEC, likely beginning with the fiscal year ending May 31, 2023. To comply with the requirements of being a public company, we will need to upgrade our systems, including information technology, implement additional financial and management controls, reporting systems and procedures and hire additional accounting, finance and legal staff.

Our efforts to develop and maintain our internal controls may not be successful, and we may be unable to maintain effective controls over our financial processes and reporting in the future and comply with the certification and reporting obligations under Sections 302 and 404 of Sarbanes-Oxley. Any failure to maintain effective controls or any difficulties encountered in our implementation or improvement of our internal controls over financial reporting could result in material misstatements that are not prevented or detected on a timely basis, which could potentially subject us to sanctions or investigations by the SEC, NYSE American, or other regulatory authorities. Ineffective internal controls could also cause investors to lose confidence in our reported financial information.

We will incur increased costs as a result of closing this offering and later becoming a public reporting company.

We are not currently a public reporting company, and as such, we will not be responsible for the corporate governance and financial reporting practices and policies required of a public company. Following the effectiveness of the registration statement of which this prospectus forms a part, we will be a public company. As a public company with listed equity securities, we will need to comply with new laws, regulations and requirements, certain corporate governance provisions of Sarbanes–Oxley Act of 2002 (“Sarbanes-Oxley”), related regulations of the SEC and the requirements of the NYSE American. Complying with these statutes, regulations and requirements will occupy a significant amount of time of our Board and management and will significantly increase our costs and expenses. We will need to:

•	institute a more comprehensive compliance function;

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•	design, establish, evaluate and maintain a system of internal controls over financial reporting in compliance with the requirements of Section 404 of Sarbanes-Oxley and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

•	comply with rules promulgated by the NYSE American or any other national securities exchange or over the counter market on which our common stock is listed or traded;

•	prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

•	establish new internal policies, such as those relating to disclosure controls and procedures and insider trading;

•	involve in and retain to a greater degree outside counsel and accountants for the above activities; and

•	establish an investor relations function.

In addition, we expect that being a public reporting company subject to these rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. If adequate director and officer liability insurance coverage is not available, it may require us to retain substantial cash balances and further restrict our ability to invest in the business. These factors could also make it more difficult for us to attract and retain qualified members of our Board, particularly to serve on our audit committee, and qualified executive officers.

You may experience dilution of your ownership interest because of the future issuance of additional equity in our company.

In the future, we may issue additional shares of capital stock in our company, resulting in the dilution of the investors’ relative ownership. We may also issue other securities that are convertible into or exercisable for equity in our company in connection with hiring or retaining employees or consultants, future acquisitions or future sales of our securities.

Provisions in our Article, our Bylaws, and Nevada law may discourage a takeover attempt even if a takeover might be beneficial to our stockholders.

Provisions contained in our Articles and Bylaws could make it more difficult for a third party to acquire us if we have become a publicly traded company. Provisions of our Articles and Bylaws impose various procedural and other requirements, which could make it more difficult for stockholders to effect certain corporate actions. For example, our Articles authorize our Board to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock without any vote or action by our stockholders. Thus, our Board can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our other series of capital stock. These rights may have the effect of delaying or deterring a change of control of our company. Additionally, our Bylaws establish limitations on the removal of directors and on the ability of our stockholders to call special meetings.

For a more complete understanding of these provisions, please refer to the Nevada Revised Statutes and our Articles and Bylaws.

Though not now, we may be or in the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation. The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

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The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for the redemption of such stockholder’s shares.

Nevada’s control share law may have the effect of discouraging takeovers of the corporation.

In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and “interested stockholders” for two years after the “interested stockholder” first becomes an “interested stockholder,” unless our Board approves the combination in advance or thereafter by both the Board and 60% of the disinterested stockholders. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of us from doing so if it cannot obtain the approval of our Board.

The regulation of penny stocks by the SEC and FINRA may have an effect on the tradability of our securities.

Our shares of common stock are currently listed for trading on the OTC Pink Market. Our common stock is subject to a Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase “accredited investors” means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse’s income, exceeds $300,000).

For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of sellers to sell their securities in any market that might therefore develop.

In addition, the Securities and Exchange Commission has adopted a number of rules to regulate “penny stocks.” Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. Because our securities constitute “penny stocks” within the meaning of the rules, the rules would apply to us and to our securities. The rules may further affect the ability of owners of our common stock to sell our securities in any market that might develop for them.

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Stockholders should be aware that, according to Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

The shares of our common stock may be thinly traded on the OTC Pink Market, meaning that the number of persons interested in purchasing our shares of common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of our shares of common stock until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares of common stock is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on the price of our common stock.

We are a shell company and as such stockholders cannot rely on the provisions of Rule 144 for the resale of their shares until certain conditions are met.

We are a shell company as defined under Rule 405 of the Securities Act of 1933 as a registrant that has no or nominal operations and either no or nominal assets, or assets consisting only of cash or cash equivalents and/or other nominal assets. As securities issued by a shell company, the securities issued by us can only be resold pursuant to an effective registration statement by for the sale of such securities or utilizing the provisions of Rule 144 once certain conditions are met, including that: (i) we have ceased to be a shell company (ii) we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, (iii) we have filed all required reports under the Exchange Act of the preceding 12 months and (iv) one year has elapsed since we filed “Form 10” information (e.g. audited financial statements, management information and compensation, stockholder information, etc.).

Thus, a stockholder of the ours will not be able to sell its shares until such time as a registration statement for those shares is filed or we have ceased to be a shell company either by effecting a business combination or by developmental growth, we have remained current on its Exchange Act filings for 12 months and we have filed the information as would be required by a “Form 10” filing.

In addition, because we are a shell company, a person selling restricted or control securities may not use Rule 144 unless certain conditions have been met. Rule 144(i) provides that Rule 144 may only become available for the resale of securities by a person selling restricted or control securities that were originally issued by a shell company if certain conditions are met. These conditions are: (a) that the issuer is no longer a shell company of the company; (b) that the issuer is an SEC reporter; (c) that the issuer has filed all required reports during the preceding 12 months or any shorter period during which the company has been subject to reporting requirements; and (d) has filed current Form 10 information with the SEC reflecting that it is no longer a shell company.

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Furthermore, as a shell company, we will not become eligible to use Form S-8 to register offerings of our securities until 60 calendar days after we cease to be a shell company and we file information equivalent to what it would be required to file if we filed Form 10 information with the SEC.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our common stock, its trading price and volume could decline.

We expect the trading market for our common stock to be influenced by the research and reports that industry or securities analysts publish about us, our business or our industry. As a new public company, we do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our stock may be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline and our common stock to be less liquid. Moreover, if one or more of the analysts who cover us downgrades our stock or publishes inaccurate or unfavorable research about our business, or if our results of operations do not meet their expectations, our stock price could decline.

USE OF PROCEEDS

All the Registered Shares offered by the Selling Stockholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Stockholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain other legal expenses incurred by such Selling Stockholders in disposing of their Registered Shares, and we will bear all other costs, fees and expenses incurred in effecting the registration of such Registered Shares, including, without limitation, all registration and filing fees, NYSE American listing fees or OTCQB quotation fees, and fees and expenses of our counsel and our independent registered public accountants.

DIVIDEND POLICY

We may become obligated to issue paid-in-kind dividends (“PIK Dividends”) to holders of our Series C Preferred Stock and our Series D Preferred Stock if we fail to timely cause the registration statement of which this prospectus forms a part to be filed or become effective or to cause our common stock to be listed on a national securities exchange or traded on the OTCQX or OTCQB, in each case in accordance with the terms of the Series C Preferred Stock and Series D Preferred Stock (as described in our Articles, and the certificates of designations of the Series C Preferred Stock and Series D Preferred Stock) and the related Registration Rights Agreements filed as exhibits hereto. The registration statement of which this prospectus forms a part was filed timely on August 13, 2021. At the time the registration statement of which this prospectus forms a part becomes effective and our shares of common stock are listed on a national securities exchange or traded on OTCQX or OTCQB, our obligation to issue further PIK Dividends will cease. We intend to apply to have our common stock listed on the NYSE American under the symbol “APLD.” However, there is no assurance that this registration statement will become effective or that our common stock will be listed on NYSE American or another national securities exchange or traded on OTCQX or OTCQB, at the expected times or at all. Except for such PIK Dividends we do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business.

Until such PIK Dividends are required we intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our capital stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our Board may deem relevant.

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CAPITALIZATION

The following table sets forth cash and cash equivalents, as well as our capitalization, as of May 31, 2021 on:

•	an actual basis; and

•	a pro forma as adjusted basis, giving effect to the automatic conversions of all outstanding shares of our Series C Preferred Stock and Series D Preferred Stock as of May 31, 2021 into 205,863,636 shares of our common stock, as if such conversions had occurred on May 31, 2021 and giving effect to this offering.

You should read this table together with our consolidated financial statements and related notes, and the sections titled “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included elsewhere in this prospectus.

	As of May 31, 2021
	Actual	Pro Forma As Adjusted
	(in thousands)
Cash and cash equivalents	$11,750	$44,250
Mezzanine equity:
Series C convertible and redeemable preferred stock, $.001 par value, 660,000 shares authorized, issued and outstanding and 0 shares outstanding	15,135	-
Series D convertible and redeemable preferred stock, $.001 par value, 132,000,000 shares authorized, issued and not outstanding	-	-
Stockholders’ equity
Series A, convertible preferred stock, $.001 par value, authorized 70,000 shares, 27,195 shares issued and outstanding	3,370	-
Series B, convertible preferred stock, $.001 par value, authorized 50,000 shares, 17,087 shares issued and outstanding	1,849	-
Common stock, $.001 par value, 500,000,000 shares authorized, 39,569,335 shares issued and 9,066,363 actual shares and 387,521,848 pro forma shares outstanding	9	387,522
Additional paid-in capital	13,874	52,489,419
Treasury Stock, 36,300 shares, at cost	(62)	(62)
Accumulated deficit	(21,623)	(21,623)
Total stockholders’ equity	(2,583)	52,855,255
Total capitalization	(12,552)	52,855,255

The number of shares of our common stock to be outstanding following the effectiveness of this registration statement includes:

•	320,381,519shares of our common stock outstanding as of May 31, 2021;

•	132,000,000 shares of our common stock issuable on the automatic conversion of our Series C Preferred Stock upon effectiveness of the Resale Registration Statement expected to become effective simultaneously with or prior to effectiveness of this registration statement; and

•	73,863,636 shares of our common stock issuable on the automatic conversion of our Series D Preferred Stock upon effectiveness of the Resale Registration Statement expected to become effective simultaneously with or prior to effectiveness of this registration statement.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should read the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Company History

Applied Blockchain, Inc. was incorporated in Nevada in May 2001 under the name of Reel Staff, Inc. to provide staffing services to film, video and television production companies. In September 2002, in connection with a share exchange with the stockholders of Flight Safety Technologies, Inc. (“FSTO”), we discontinued previous operations and changed our name to FSTO, FSTO became our subsidiary and stockholders of FSTO acquired approximately 53% of our outstanding common stock. In June 2003, FSTO merged into us, and we became the owners of certain patents related to air travel safety technology which we planned to develop and market. On July 29, 2009, we filed a Form 15 with the SEC to terminate the registration of our common stock and our obligations to file annual, quarterly and other periodic reports with the SEC in order to conserve financial and other resources for the continuing development and commercialization of our business.

On September 2, 2008, we formed a subsidiary, Advanced Plasma Products, that acquired certain intellectual property and laboratory equipment for the development of products based on patented atmospheric plasma technology. We designed, produced and sold air purification products. The company also spent significant resources developing a medical device for chronic wound treatment. On October 23, 2009, we filed a certificate of amendment to our Articles with the Secretary of State of the State of Nevada to change our name to Applied Science Products, Inc.

On January 13, 2009, we acquired Cummins Family Produce, Inc., an Idaho Corporation (“CFP”). CFP was a fresh produce processing and packaging business. The purpose of the acquisition was to acquire a cash generating business to further fund the development of plasma-based products at our other subsidiary, Advanced Plasma Products. Operations ceased in 2013 and the facilities leased by CFP were sold to another company. Thereafter, we were not able to secure additional funding needed to complete development and testing of the wound treatment device and operations ceased in 2014.

Since that time, all of our then existing subsidiaries have been dissolved or have become defunct.

On December 3, 2020, we filed a Certificate of Reinstatement/Revival with the Secretary of State of the State of the State of Nevada in order reinstate us. At that time, we began investigating opportunities to acquire, or otherwise build, an operating business. We determined to build a business focused on cryptoassets, and specifically participate in Ethereum (Ether) mining. On March 19, 2021, we entered into the Services Agreement with GMR Limited, a British Virgin Islands limited liability company (“GMR”), Xsquared Holding Limited, a British Virgin Islands limited liability company (“SparkPool”), and Valuefinder, a British Virgin Islands limited liability company (“Valuefinder” and, together with GMR and SparkPool, each a “Service Provider” and collectively, the “Service Providers”). Pursuant to the Services Agreement, we engaged the Service Providers to provide cryptoasset mining management and analysis and to secure equipment to be purchased by us as consideration for 44,640,889 shares of common stock to be issued to GMR and SparkPool or their designees and 18,938,559 shares of common stock to be issued to Valuefinder or its designee, in each case upon the occurrence of certain events.

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On April 7, 2021, we filed a certificate of amendment to our Articles with the Secretary of State of Nevada, to, among other things, change our name to Applied Blockchain, Inc.

To raise funds to purchase crypto mining equipment and begin building our business, on April 15, 2021, we filed our Articles with the Secretary of State of Nevada, to, among other things, establish Series C Convertible Redeemable Preferred Stock and to file the Certificate of Designations related thereto. Also on April 15, 2021, pursuant to that certain placement agent agreement, dated as of April 7, 2021, by and between us and B. Riley Securities, Inc., we issued 660,000 shares of Series C Convertible Redeemable Preferred Stock (the “Series C Preferred Stock”) to certain investors for gross proceeds of $16,500,000. We used the net proceeds from the offering, among other things, to purchase cryptoasset mining equipment and pay for co-hosting services from Coinmint, LLC.

Also on April 15, 2021 holders of a majority of the shares of Series A Preferred Stock and Series B Preferred Stock to opted to convert such shares which triggered a mandatory conversion of all outstanding Series A Convertible Preferred Stock and Series B Convertible Preferred Stock into an aggregate of 172,591,849 shares of our common stock. Additionally, on April 15, 2021, we entered into an Exchange Agreement with certain noteholders, including Wes Cummins, our chairman of the Board, chief executive officer, secretary and treasurer, pursuant to which we agreed to exchange all outstanding notes into an aggregate of 30,502,970 shares of our common stock.

In June 2021, we entered into a Co-Hosting and Services Agreement with Coinmint, LLC pursuant to which Coinmint hosts certain of our crypto mining equipment. We subsequently took delivery of our crypto mining equipment, installed the equipment at Coinmint’s co-hosting facility and began mining operations in June 2021.

On July 29, 2021, we filed a certificate of amendment to our Articles with the Secretary of State of Nevada, to increase our authorized capital stock to 1,005,000,000 shares and designate 1,000,000,000 as common stock. On the same day, we filed with the Secretary of State of Nevada the certificate of designations to establish Series D Convertible Redeemable Preferred Stock (the “Series D Preferred Stock”).

To raise funds to lease land, purchase and install the physical building on such land to house our co-hosting facility, make deposits for our energy services agreement and purchase additional crypto mining equipment to continue to expand our mining business and build our co-hosting business, on July 30, 2021, pursuant to that certain placement agent agreement, dated as of July 30, 2021, by and between us and B. Riley Securities, Inc., we issued 1,300,000 shares of Series D Preferred Stock to certain investors for gross proceeds of $32,500,000. We are using the proceeds from the offering, among other things, to lease property on which to locate our first co-hosting facility, pay amounts needed to secure an energy services agreement, order the prefabricated building that will be installed and serve as our first co-hosting location and to purchase additional mining equipment.

During the year ended May 31, 2021, we formed two subsidiaries, Shanghai Sparkly Ore Tech, Ltd and Applied Blockchain, Ltd. Shanghai Sparkly Ore Tech, Ltd is a wholly owned foreign entity in China that is currently dormant. Applied Blockchain, Ltd. is a wholly owned subsidiary formed in Grand Cayman. Applied Bockchain, Cayman is currently dormant except that it holds a digital wallet which we might use in the future if we undertake crypto mining outside of the U.S. In June 2021, we formed a wholly-owned subsidiary, APLD Hosting, LLC, in Nevada. APLD Hosting is entering into agreements to own and operate our co-hosting facilities.

Trends and Uncertainties

On June 2021, we began our crypto mining operations. Prior to that time, we had no operating business or revenues since 2014. As a result we are currently deemed to be a shell company. During June 2021, we also began planning and executing a strategy to develop co-hosting operations to meet the changing challenges and needs of the cryptoasset industry. As our business operations continue or commence and grow, and because of the rapidly changing nature of our industry, our business will continue to change.

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The COVID-19 virus has had unpredictable and unprecedented impacts in the United States and around the world. The World Health Organization has declared the outbreak of COVID-19 as a “pandemic,” or a worldwide spread of a new disease. Many countries around the world have imposed quarantines and restrictions on travel and large gatherings to slow the spread of the virus. In the United States, federal, state and local governments have enacted restrictions on travel, gatherings, and workplaces, with exceptions made for essential workers and businesses. We are still assessing potential effects on our business from COVID-19 and any actions implemented by the federal, state and local governments. We may experience disruptions to our business operations resulting from quarantines, self-isolations, or other restrictions on the movement or ability of our employees and consultants to perform their jobs. Such restrictions could impact our ability to construct our co-hosting facilities or take delivery of, or effectively service and maintain, our own and our customers’ crypto mining equipment.

China has also limited the shipment of products in and out of its borders, which could negatively impact our ability to receive mining equipment from China-based suppliers. Third-party manufacturers, suppliers, sub-contractors and customers have been and will continue to be disrupted by worker absenteeism, quarantines, restrictions on employees’ ability to work, office and factory closures, disruptions to ports and other shipping infrastructure, border closures, or other travel or health-related restrictions. Depending on the magnitude of such effects on our supply chain, shipments of parts for our existing miners, as well as any new equipment we purchase, may be delayed. As our equipment requires repair or becomes obsolete and requires replacement, our ability to obtain adequate replacements or repair parts from their manufacturer may therefore be hampered. Supply chain disruptions could therefore negatively impact our operations.

The implications of the COVID-19 pandemic on our results of operations and overall financial performance remain uncertain. The economic effects of the pandemic and resulting societal changes are currently not predictable, and the future financial impacts could vary from those foreseen.

Components of Results of Operations

Operating Expenses

Our operating expenses consist primarily of expenses related to salaries of employees hired to develop and start our operating business and costs related to our activities in starting an operating business.

Net Loss

Our net loss is primarily attributable to interest expense and the increase in our net loss from fiscal year 2020 to fiscal year 2021 was primarily due to expenses related to starting our business which was dormant in fiscal year 2020.

Liquidity and Capital Resources

Sources of Liquidity

We have only generated cash from the sale of our convertible preferred stock. Since December 2020, when we began planning to acquire or build an operational business, we have raised aggregate gross proceeds of $49.0 million from issuances of our convertible preferred stock. On April 15, 2021, we received $16.5 million in gross proceeds from the issuance of our Series C Convertible Redeemable Preferred Stock and on July 30, 2021, we received $32.5 million in gross proceeds from the issuance of our Series D Preferred Stock. During fiscal year 2021, we did not generate any revenue from crypto mining, co-hosting or otherwise. We have incurred net losses from operations. In June 2021, as a result of commencement of our crypto mining operations, we began to generate revenue. As of May 31, 2021 and May 31, 2020, we had cash of $11.8 million and $0, respectively, and an accumulated deficit of $21.6 million and $21.1 million, respectively.

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Funding Requirements

Having ceased our operations in 2014, we have experienced net losses since then. Our transition to profitability is dependent on the successful mining of crypto assets, the purchase and installation of additional crypto mining equipment and/or the successful operation of one or more of our own co-hosting facilities. We believe that amounts we received from our April 2021 and July 2021 sales of convertible preferred stock, together with revenue we have begun to achieve in our crypto mining operations, after planned expenditures to purchase new crypto mining equipment and commence building our co-hosting operations, will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months.

We expect that our general and administrative expenses and our operating expenditures will continue to increase as we continue to expand our operations and as we become a public company when the registration statement of which this prospectus forms a part becomes effective. We also expect that our revenues will increase as we bring online additional crypto mining equipment and open our first operational co-hosting facility. We expect to need additional capital to fund continued growth, which we may obtain through one or more equity offerings, debt financings or other third-party funding. Because of the numerous risks and uncertainties associated with the crypto mining industry, we are unable to estimate the amount of increased capital we may need to raise to continue to purchase additional or new crypto mining equipment or parts or build additional co-hosting facilities and we may use our available capital sooner that we currently expect.

We believe that our existing cash, together with the anticipated revenues from current operations, will enable us to fund our operating expenses and capital expenditure requirements through at least 12 months. We have based our estimates as to how long we expect we will be able to fund our operations on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect, in which case, we would be required to obtain additional financing sooner than currently projected, which may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy.

Cash Flows

The net cash used by operating activities for fiscal year 2021 consisted primarily of a net loss of $5.7 million due to operating costs associated with wages, consulting expenses, professional fees and general administrative expenses.

The net cash used in investing activities for fiscal year 2021 represents computers and office equipment and the deposits for mining equipment purchase agreements.

The net cash provided by financing activities for fiscal year 2021 represents proceeds from issuance of our Series C Preferred Stock.

In fiscal year 2020 there was no cash used by operating activities, no cash used in investing activities and no cash from financing activities.

Off Balance Sheet Arrangements

None.

Significant Accounting Pronouncements

None.

Recent Accounting Pronouncements

We continually assesses any new accounting pronouncements to determine their applicability. When it is determined that a new accounting pronouncement affects our financial reporting, we undertake a study to determine the consequences of the change to its consolidated financial statements and assures that there are proper controls in place to ascertain that our consolidated financial statements properly reflect the change.

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In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes” (Topic 740): Simplifying the Accounting for Income Taxes” (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. This ASU is effective for annual reporting periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. This update permits the use of either the modified retrospective or fully retrospective method of transition. We are currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.

BUSINESS

Overview

Our Business

We are a participant in the dynamic Cryptoeconomy, actively mining cryptoassets and developing hosting services offered to other cryptoasset (crypto) miners. We are positioning ourself to play an active role in increasing acceptance of cryptoassets, recognizing cryptoassets as a currency and store of value. While crypto itself is not new, demand for it in the recent years has led to many financial institutions giving clients exposure through various investment vehicles, retail investors allocating portions of their portfolios to crypto, merchants accepting crypto as a form of payment, crypto ATM machines becoming more readily available around the world, and at least one government approving Bitcoin as legal tender requiring merchants to be able to accept Bitcoin as well as other forms of currency. As the Cryptoeconomy expands, we are positioning ourselves to support the growth via our multi-pronged strategy, which consists of:

•          Mining Ethereum, Bitcoin and other Cryptoassets: gives us the ability to deploy resources toward Ethereum and Bitcoin, while opportunistically mining other Altcoins.

•         Scaling Hosting Operations: leveraging partnerships to support scalable, low-cost mining solutions to support crypto and blockchain infrastructure.

•         Expansion of Mining Hardware and Related Infrastructure: rapidly deploying capital to expand mining operations.

•         Proprietary Quantitative Models: allow us to calculate mining returns in real-time and adjust mining hash power as needed. We believe that the models developed with our strategic partners allow us to deploy our hardware to mine the cryptocurrencies that will drive high returns on investment.

•         Strategic Crypto Asset Management: allows us to utilize trading strategies to maximize asset value and hedge against downside risk.

•         Fleet Management: opportunistic trading of mining equipment in secondary markets to locate inefficient hardware and replace it with more efficient hardware.

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Mining Operation

Our mission is to quickly scale a large mining operation focused primarily on mining Bitcoin, Ethereum (Ether) and other cryptoassets. With a specialized algorithm provided by strategic partners, we are able to mine the most profitable cryptoassets in the market and adjust in real-time if needed when more financially lucrative opportunities arise. With the first deployment of GPUs initially set to become operational in China during the summer of 2021, we pivoted operations due to the uncertain regulatory climate in China surrounding cryptoasset mining operations. Shortly after making the decision to move the mining hardware to a mining facility in North America, China began the crackdown on mining facilities in locations across the country. These events pushed us to explore other co-hosting locations. By July 2021, we had entered into a co-hosting agreement with Coinmint LLC, had our initial order of mining equipment delivered and installed at Coinmint’s co-hosting facility and began our mining operations. We also determined that constructing our own hosting co-hosting facilities would enable us to generate a stable cash flow stream through long-term hosting agreements, lower the cost of power for our own mining operations and eliminate risks to us of relying on a third party host. We have ordered additional mining equipment, which we expect to be delivered and installed at our first co-hosting facility once built in the fourth quarter of calendar year 2021. We do not plan to utilize third-party co-hosting facilities for our equipment other than what is currently hosted by Coinmint.

Hosting Operation

Our mission includes building co-hosting facilities in which our customers will lease space and access to electricity and in which we will also install our own crypto mining equipment providing us with fees from customers and less expensive access to power to run our crypto mining business. We have expect to enter into a lease for property on which we will build our first co-hosting facility. We have also entered into an Energy Services Agreement with respect to 100 megawatts to be used by us and our co-hosting customers. We have also entered into agreements with 2 customers which will account for greater than 50% of the available energy under the Energy Services Agreement. Working with expert advisors in the fields of power, crypto mining operations, procurement, and construction, we have designed a plan for a prefabricated facility and organization within the facility that can be delivered and installed quickly and maximize performance and efficiency of the facility and the our and our customers’ crypto mining equipment. We expect delivery and installation of our first co-hosting facility to be completed in the fourth quarter of calendar year 2021. With low-cost energy powering our co-hosting facilities, our customers can expect an agile and cost competitive crypto mining solution. We have identified at least two additional sites for additional facilities and several potential customers to fill our first facility and beyond. We are negotiating leases and/or purchases of such property, energy agreements to support such facilities and agreements with potential additional co-hosting customers.

Our Competitive Strengths

Premier strategic partnerships with leading industry participants. We believe that our partnerships with SparkPool and GMR provide the us with a significant competitive advantage. SparkPool operates one of the largest Ethereum mining pools in the world, and is one of the leading software developers for mining software globally. SparkPool provides mining software, hardware selection, analytics, and purchasing power. SparkPool also assists us in engineering and designing our sites. GMR has deep crypto mining experience, in particular with Ether and Bitcoin. GMR provides the proprietary algorithms to optimize mining activities in real-time. Under the terms of our agreement with GMR, we receive mining asset selection, asset management, trading, and hedging services. GMR has also been a proponent of our hosting strategy, having signed a contract for 100MW of power as part of our hosting operation under development. Bitmain, our newest partner, provides us with preferred access to miners as well as leads for potential hosting customers. SparkPool, GMR, and Bitmain are each strategic equity investors in our company.

Access to low-cost power with long-term services agreement. One of the main benefits of our Electric Service Agreement is the low cost of power for mining, which allows us to focus on our core mining competency as opposed to operating power generation assets. Even prior to the crypto mining restrictions in China, power capacity available for Bitcoin mining was scarce, especially at scalable sites with over 100MW+ of potential capacity. This scarcity of mining power allows us to realize attractive hosting rates in the current market, in particular given our ability to provide long-term (5-year) hosting contracts. For the first 100MW buildout, we secured 5-year power from a utility that pre-filled the 100MW of planned capacity before breaking ground.

Access to miners during shortage of mining equipment. Independent of our Bitmain partnership, we secured an order for Nvidia GPUs from a third-party. The new Bitmain partnership has only reinforced our access to miners, as evident by the Bitmain order for 200PH of rigs due late in calendar year 2021. As we continue to scale, we expect to leverage our strategic partnerships in order to ensure that we receive timely access to the highest quality equipment.

Hosting provides predictable, sticky revenue and cash flow to complement more volatile mining operations. The financial performance of mining operations is linked to the value of the underlying cryptocurrencies mined, which can result in volatility in financial results. However, through the recently executed Electric Service Agreement with a utility in the upper Midwest, we have locked in a ceiling for our energy costs. The Electric Service Agreement has also enabled us to launch our hosting business with long-term customer contracts. We intend for the steady cash flows generated by our hosting operations to be reinvested into the hosting business or re-deployed into our mining business in order to opportunistically mine the most profitable crypto currencies.

Strong management team and board of advisors with deep experience in crypto mining and hosting operations. We have recently expanded our leadership team by attracting top talent in the crypto mining and hosting space. Recent hires from both publicly traded and private company competitors have allowed us to build a team capable of designing hosting data centers, constructing hosting facilities, and efficiently running mining operations at scale. In addition, our board of advisors includes luminaries in the crypto space, including the co-founders of SparkPool and GMR.

Our Growth Strategies

Acquire mining equipment and build scale in our mining operations. Leveraging our strategic partners and their industry relationships, we intend to source and receive mining equipment to scale our operation as quickly as possible. Our diversified mining strategy allows us to opportunistically deploy capital into mining hardware that will provide the highest return on investment, including through mining Ethereum, Bitcoin, and many other alternative coins. Our partnership with Bitmain also provides us with access to high quality and efficient mining equipment from the leading manufacturer of crypto hardware in the world. Furthermore, we have added the leadership team to expand our mining operations through strategic hiring. We believe that we are positioned to benefit from our experienced team as well as our strategic relationships to accelerate the buildout of our mining operations and to optimize any hardware we deploy.

Leverage partners to grow hosting operations while minimizing risk. Our strategic partners GMR and Bitmain have entered into hosting contracts with us that will utilize the available capacity from our first planned 100MW hosting site, enabling us to pre-fill our initial site before breaking ground. Beyond their own use of our hosting capabilities, our partners have strong relationships across the cryptocurrency ecosystem, and we believe that we will be able to leverage their networks to identify leads for our expansion of hosting operations. In fact, we believe that we have sufficient demand to fill our planned hosting expansion to approximately 500MW, which should minimize the risk of accelerating expansion.

Secure scalable power sites in areas favorable for crypto mining. We have developed a pipeline of potential power sources. We are currently developing our first hosting site in the Midwest, and we have visibility into two additional sites in the Midwest as well as solar and wind assets in Texas. Through our build-out of our first Midwest facility and the prior experience our leadership team brings to our initiatives, we believe that we have developed a repeatable power strategy to significantly scale our operations. In addition, we are currently focused on and will continue to target states that have favorable laws and regulations for the crypto mining industry, which we believe further de-risks the scaling of our operations.

Vertically integrate power assets. With recent additions to our management team, we are increasingly looking at various types of power assets to support the growth of our mining and hosting operations. This also includes power generation assets, which longer-term could be used to reduce our cost of power. Our management team has experience in not only in evaluating and acquiring power assets, but also in the conversion of power assets to crypto mining/hosting operations and the construction of data centers with the specific purpose of mining crypto currency assets.

Expand into other cryptocurrency assets. In addition to mining different types of cryptocurrencies, we see great potential value in the ecosystems developing around Ethereum. Decentralized finance (DeFi) allows for a 24 hour marketplace, and consists of financial products or services that operate on the blockchain. Ethereum is one of the most widely used blockchains for DeFi applications. DeFi apps are disruptive, as they challenge the traditional financial system comprised of banks and exchanges. Additionally, new asset classes such as Non-fungible tokens (NFTs) have increasingly gained acceptance. An NFT allows for representation of something unique as an Ethereum-based asset. In the first three months of 2021, NFT sales were over $2 billion, with volumes up approximately 20x compared to the $93 million in sales during the final three months of 2020 according to reporting by CNBC.

[Citation for NFT volume: https://www.cnbc.com/2021/04/13/nft-sales-top-2-billion-in-first-quarter-with-interest-from-newcomers.html]

Strategic Relationships

Company’s Crypto Mining

The strategic relationships between APLD, SparkPool, and GMR provide APLD access to hardware needed to grow our mining operations. SparkPool is one of the largest mining pools in the world, controlling nearly 26% of the Ethereum hashrate and serves as our mining pool manager. They are leaders in the evolution and governance of Ethereum and are leading mining software developers for other major Altcoin networks. SparkPool is instrumental to our hardware selection and procurement, purchasing power and analytics. GMR’s proprietary algorithm optimizes mining in real-time to maximize return on deployment assets. The GMR team provides services to us with respect to mining asset selection, asset management, trading, hedging, etc. We have also entered into an agreement with Bitmain Technologies Limited from whom we are purchasing additional mining equipment.

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Company’s Hosting Operations

On August 4, 2021, we entered into an Energy Services Agreement with respect to 100 megawatts to be used by us and our co-hosting customers. We have also entered into agreements with two customers which will account for greater than 50% of the available energy under the Energy Services Agreement.

Future Business Expansion

Fiscal year 2022:

•	In the second or third quarter of fiscal year 2022, we expect to complete installation of our facility and have customer equipment and our own equipment, including additional purchased equipment, installed in our facility, together utilizing at least 50% of the capacity of the first facility.

•	We are negotiating additional customer agreements which we expect to be entered into during the second or third quarter of fiscal year 2022.

•	In the third quarter of fiscal year 2021 we intend to scale our utilization at our first co-hosting site to 100% if we haven’t already reached 100% utilization.

•	By the end of fiscal year 2022, we intend to have entered into an agreement to lease or purchase a second property and enter into an energy services agreement with respect to such location.

•	Purchase and install additional mining equipment.

Fiscal year 2023:

•	Install a facility at the second facility site and enter into contracts to utilize 100% of the capacity at such location.

•	Enter into agreements with respect to a third co-hosting facility location, install the facility and customer equipment.

•	Assess the state of our mining operations and purchase additional mining equipment if feasible and beneficial. The crypto asset mining market changes quickly and future expansion of the mining business will depend on then current status of the market and technology.

Fiscal year 2024 and beyond

•	Our current plan is to continue to expand the number of facilities we operate and our own mining operations. However, the crypto asset mining market changes quickly and future expansion of our business will depend on then current status of the market and technology.

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•	[Other types of expansion of the business into new crypto asset adjacent business, i.e., lending?]

Industry History

[History of the industry of cryptoassets to be revised and inserted]

Why Ethereum

Enables New Version of the Internet: Global distributed computing network and growing demand for permissionless platforms without centralized toll takers.

Largest and Most Attractive Ecosystem for DeFi (decentralized finance): decentralized finance ecosystem is capturing market share and offers protocol platforms for borrowing and lending, asset exchange, payments, insurance, and asset management.

Use of Non Fungible Tokens (“NFTs”) on Ethereum is rising: represents anything digitally unique and scarce, with current excitement centered around digital art. NFTs are unique and verifiable on the blockchain, they are permanent and programmable and it is a digital ownership that is freely tradable.

Diverse Altcoin Opportunity: there is a multitude of Altcoins that can be mined on the Ethereum network.

Competitive Advantage

There are a multitude of cost components to crypto mining operations. Some components are cost of hardware, like ASICS used to mine Bitcoin and GPUs used to mine Ether; electrical costs, and the cost a miner pays to have its crypto mining equipment hosted. Our competitive advantages are:

1.	Our priority access to hardware procurement resulting from vendor relationships secured by strategic partners.

2.	The high demand for co-hosting services which we expect to serve as a steady income stream for us once our facilities are operational.

3.	Once our co-hosting facilities are operational, we will reduce high electrical and hosting fees by plugging our own crypto mining equipment into our own co-hosting facilities.

Co-hosting and mining operations are tightly integrated. The demand for co-hosting skyrocketed following restrictions and prohibitions on crypto mining imposed by China. As a result of this unprecedented demand, we have begun to enter into long-term contracts that will allow us to scale and maintain low costs. We have also entered into long-term agreements with [two] customers and we have identified additional suppliers and customers with whom we are negotiating additional agreements.

Employees and Human Capital

As of August 5, 2021 we had four employees, all of whom are full time. We also have five independent contractors who focus full time on our business and one independent contractor who works on a part time basis on our business. We have relied and plan on continuing to rely on independent organizations, advisors and consultants to perform certain services for us, including obtaining opportunities for us to purchase additional crypto mining equipment and managing our mining pool. Such services may not always be available to us on a timely basis, on commercially reasonable terms or at all. Our future performance will depend in part on our ability to successfully integrate newly hired employees and to engage and retain consultants, as well as our ability to develop an effective working relationship with our employees and consultants.

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DESCRIPTION OF PROPERTIES

We lease approximately 10,699 square feet of office space at 3811 Turtle Creek Blvd., Suite 2100, Dallas, Texas 75219. We use this location as our principal offices.

LEGAL PROCEEDINGS

As of the date of this prospectus, we are not involved in legal proceedings.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of May 31, 2021:

Name	Age	Position(s)
Executive Officers
Wes Cummins	43	Chief Executive Officer, Secretary, Treasurer, Chairman of the Board
David Rench	43	Chief Financial Officer
Regina Ingel	34	Executive Vice President of Operations

Non-Employee Directors
Chuck Hastings (1)(3)	43	Director
Kelli McDonald (2)(3)	43	Director
Douglas Miller (1)(2)	64	Director
Virginia Moore (2)(3)	48	Director
Richard Nottenburg	67	Director
Jason Zhang	28	Director

(1)Member of the audit committee.

(2)Member of the compensation committee.

(3)Member of the nominating and corporate governance committee.

Executive officers

Wes Cummins

Mr. Cummins has served as a member of our Board from 2007 until 2020 and from March 11, 2021 through present. During that time Mr. Cummins also served in various executive officer positions and he is currently serving as our chairman of the Board, chief executive officer, president, secretary and treasurer. Mr. Cummins was also the founder and CEO of 272 Capital LP, a registered investment advisor, which he sold to B. Riley Financial, Inc. (Nasdaq: RILY) in August 2021. Following the sale Mr. Cummins joined B. Riley as President of B. Riley Asset Management. Mr. Cummins intends to spend at least 40 hours per week on our business. Mr. Cummins has been a technology investor for over 20 years and held various positions in capital markets including positions at investment banks and hedge funds. Prior to founding 272 Capital and starting our operating business, Mr. Cummins was an analyst with Nokomis Capital, L.L.C., an investment advisory firm, a position he held from October 2012 until February 2020. Mr. Cummins also serves as a member of the Board of Sequans Communications S.A. (NYSE: SQNS), a fabless designer, developer and supplier of cellular semiconductor solutions for massive, broadband and critical Internet of Things (“IoT”) markets. He holds a BSBA from Washington University in St. Louis where he majored in finance and accounting. We believe Mr. Cummins’ experience building a business and as a chief executive officer and his experience investing in technology gives him insight and perspective into creating and building a technology based company as well as operating as a public company and enables him to be an effective board member

David Rench

Mr. Rench became our chief financial officer in March 2021 and continues to serve in that capacity. Prior to joining us, Mr. Rench co-founded in 2010, and from 2010 to 2017 served as the VP of Finance and Operations of, a software startup company, ihiji, until the company was acquired by Control4 in 2017. After the acquisition of ihiji, Mr. Rench joined and served as Chief Financial Officer of Hirzel Capital, an investment management company, from 2017 to 2020. Mr. Rench holds a BBA from the Neeley School of Business at Texas Christian University in Fort Worth, Texas, and an MBA from the Cox School of Business at Southern Methodist University in Dallas, Texas. He is skilled in talent management and focused on long-term business growth, revenue, and profitability. He has strong experience leading the full spectrum of accounting, budgets, financial analysis, forecast planning, IT strategy, and reporting processes to achieve and exceed corporate financial goals. He has demonstrated expertise in developing and implementing streamlined tools and procedures to maximize departmental efficiency.

Regina Ingel

Ms. Ingel became our Vice President of Operations in [March 2021]. Her experience is in marketing and operations to support growth of companies across sectors. From 2016 to 2018, Ms. Ingel worked with operations in the corporate buying offices at Neiman Marcus, a large department store chain, where she worked closely with the executive team on projections, marketing and planning for the web business. Ms. Ingel also founded an event planning company in Dallas in 2019, which she grew through creative marketing and sales despite a nationwide pandemic. Ms. Ingel sold her company in early 2021 to pursue the a career in the cryptocurrency marketplace and specifically as our vice president of operations.

Non-employee directors

Chuck Hastings

Mr. Hastings currently serves as Chief Executive Officer of B. Riley Wealth Management. Mr. Hastings joined B. Riley Financial in 2013 as a portfolio manager and became Director of Strategic Initiatives at B. Riley Wealth Management in 2018 and President in 2019. Prior to joining B. Riley, Mr. Hastings served as Portfolio Manager at Tri Cap LLC and was Head Trader at GPS Partners, a Los Angeles-based hedge fund, where he managed all aspects of trading and process including price and liquidity discovery and trade execution from 2005 to 2009. While at GPS Partners, Mr. Hastings was instrumental in growing the fund with the founding partners from a small start-up to one of the largest funds on the West Coast. Earlier in his career, Mr. Hastings served as a convertible bond trader at Morgan Stanley in New York. Mr. Hastings also serves as a Board member for IQvestment Holdings. Mr. Hastings holds a B.A. in political science from Princeton University. He is a recognized leader in the financial industry with more than two decades of global financial and business expertise. We believe Mr. Hastings’ experience and expertise will be of tremendous value as we pursue opportunities to leverage our initial investment and further scale our mining operations and build our co-hosting operations and enables him to be an effective board member.

Kelli McDonald

Ms. McDonald has a passion for high impact charity work in her local community as well as social and environmental causes. Ms. McDonald has been active in early childhood education since 2006. She has served as the Fundraising Chairperson and Social Media Manager for KSD NOW since 2019 and works in merchandising for an independent bookseller. In addition to work in non-profit development, early childhood education and the Literacy Project from 2017 to 2020, Ms. McDonald founded NG Gives Back - a community service and engagement program focused on the St. Louis area. She earned a Bachelor of Arts degree from The University of Wisconsin Oshkosh. We believe Ms. McDonald’s education and community outreach background bring a unique perspective to the Board and enables her to be an effective board member.

Douglas Miller

Mr. Miller has served as a member of the board of directors of three public companies over the past nine years: Telenav, Inc (NASDAQ: TNAV), CareDx, Inc. (NASDAQ: CDNA) and Procera Networks. He has chaired the Audit Committee for each of these companies, and has also served as Lead Independent Director and as chair or committee member on Compensation, Nominating and Governance and Special committees. Prior to his roles as board member, Mr. Miller served as senior vice president, chief financial officer and treasurer of Telenav, a wireless application developer specializing in personalized navigation services, from 2006 to 2012. From 2005 to 2006, Mr. Miller served as vice president and chief financial officer of Longboard, Inc., a privately held provider of telecommunications software. Prior to that, from 1998 to 2005, Mr. Miller held various management positions, including senior vice president of finance and chief financial officer, at Synplicity, Inc., a publicly traded electronic design automation company. Mr. Miller also served as chief financial officer of 3DLabs, Inc., a publicly held graphics semiconductor company, and as an audit partner at Ernst & Young LLP, a professional services organization. Mr. Miller is a certified public accountant (inactive). He holds a B.S.C. in Accounting from Santa Clara University. We believe Mr. Miller’s experience as a chief financial officer and board member of public companies gives him insight and perspective into how other boards function and enables him to be an effective board member.

Virginia Moore

Ms. Moore is the Co-founder, and CEO since 2017, of Catavento, a home textiles company based in Los Angeles. For 7 years prior to that, Ms. Moore was a partner and Vice President of Corbis Global, a 100-person architectural and engineering outsourcing firm. Earlier in her career she held positions in Marketing and Category Management with Coca-Cola, ACNielsen and Universal Studios Home Entertainment. Ms. Moore earned a Business Administration degree from Universidad Católica de Cordoba in her native Argentina and an MBA from ESADE Business School in Barcelona, Spain. Ms. Moore’s business and entrepreneurial experience brings a unique perspective to our Board and enable her to be an effective board member.

Richard Nottenburg

Dr. Nottenburg is currently on the board of directors of Cognyte Software Ltd., (NASDAQ: CGNT),a global leader in security analytics software and Verint Systems Inc. (NASDAQ: VRNT), a customer engagement company. He serves as chairman of the compensation committee of both companies. He is also a member of the board of Sequans Communications S.A. (NYSE: SQNS), a leading developer and provider of 5G and 4G chips and modules for massive, broadband and critical IoT applications where he serves on both the audit and compensation committees. Dr. Nottenburg is also Executive Partner at OceanSoundPartners LP, a private equity firm, and an investor in various early stage technology companies. Previously, Dr. Nottenburg served as President and Chief Executive Officer and a member of the board of directors of Sonus Networks, Inc. from 2008 through 2010. From 2004 until 2008, Dr. Nottenburg was an officer with Motorola, Inc., ultimately serving as its Executive Vice President, Chief Strategy Officer and Chief Technology Officer. We believe that Dr. Nottenberg’s deep experience in global technology-focused businesses and will be a valuable resource to us as we look to leverage our supply chain and scale our operations and enable him to be an effective member of the Board.

Jason Zhang

Mr. Zhang is an investor and entrepreneur in the technology sector. Mr. Zhang has been involved in cryptocurrency mining for the last 4 years, focused on Bitcoin and Ethereum. Before that, he was an investment professional at Sequoia Capital, where he focused on investments in enterprise software, internet, and hardware (public & private). Prior to Sequoia Capital, Jason worked for Michael Dell at MSD Capital, where he was responsible for public market investments, venture investments, and the Dell/EMC deal. Jason graduated from Harvard College in 2015.

Appointment of Officers

Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our executive officers or directors.

Board of Directors Composition

Our board of directors currently consists of seven members.

Each of our current directors serves until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal.

Director Independence

Lead Independent Director

Our Board has not yet appointed a lead independent director. Once appointed, our lead independent director is expected to provide leadership to our Board if circumstances arise in which the role of chief executive officer and chairperson of our Board may be, or may be perceived to be, in conflict, and perform such additional duties as our board of directors may otherwise determine and delegate.

Committees of the Board of Directors

Our Board has established an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which have the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each committee operates under a written charter approved by our Board that satisfies the applicable rules of the SEC and the listing standards of the NYSE American. Copies of each committee’s charter are posted on the Investor Relations section of our website.

Audit committee

Our audit committee is comprised of Messrs. Miller and Hastings. Mr. Miller is the chairperson of our audit committee. Each audit committee member meets the requirements for independence under the current NYSE American listing standards and SEC rules and regulations. Our Board has not determined whether any of our directors qualify as “audit committee financial experts” as defined in Item 407(d) of Regulation S-K promulgated under the Securities Act. Prior to listing on the NYSE American, our Board will ensure that at least one member of our Audit Committee meets the requirements of the NYSE American and has accounting or related financial management expertise. This designation does not impose any duties, obligations, or liabilities that are greater than are generally imposed on members of our audit committee and our Board. Each member of our audit committee is financially literate. Our audit committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our consolidated financial statements;
•	ensuring the independence of the independent registered public accounting firm;
•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;
•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;
•	inquiring about significant risks, reviewing our policies for risk assessment and risk management, including cybersecurity risks, and assessing the steps management has taken to control these risks;
•	reviewing and overseeing our policies related to compliance risks;
•	reviewing related party transactions that are material or otherwise implicate disclosure requirements; and
•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation committee

Our compensation committee is comprised of Ms. McDonald, Mr. Miller and Ms. Moore. Ms. McDonald is the chairperson of our compensation committee. The composition of our compensation committee meets the requirements for independence under the current NYSE American listing standards and SEC rules and regulations. Each member of this committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:

•	reviewing and approving, or recommending that our Board approve, the compensation and the terms of any compensatory agreements of our executive officers;
•	reviewing and recommending to our Board the compensation of our directors;
•	administering our stock and equity incentive plans;
•	reviewing and approving, or making recommendations to our Board with respect to, incentive compensation and equity plans; and
•	establishing our overall compensation philosophy.

Nominating and corporate governance committee

Our nominating and corporate governance committee is comprised of Ms. Moore, Ms. McDonald and Mr. Hastings. Ms. Moore is the chairperson of our nominating and corporate governance committee. The composition of our nominating and corporate governance committee meets the requirements for independence under the current NYSE American listing standards and SEC rules and regulations. Our nominating and corporate governance committee is responsible for, among other things:

•	identifying and recommending candidates for membership on our Board;
•	recommending directors to serve on board committees;
•	reviewing and recommending our corporate governance guidelines and policies;
•	reviewing succession plans for senior management positions, including the chief executive officer;
•	reviewing proposed waivers of the code of business conduct and ethics for directors, executive officers, and employees (with waivers for directors or executive officers to be approved by the Board);
•	evaluating, and overseeing the process of evaluating, the performance of our Board and individual directors; and
•	advising our Board on corporate governance matters.

Board’s Role in Risk Oversight

Our Board of directors is primarily responsible for overseeing our risk management processes. Our Board, as a whole, determines our appropriate level of risk, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our board of directors administers this risk management oversight function, the committees of our Board support our Board in discharging its oversight duties and address risks inherent in their respective areas. The audit committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our procedures and related policies with respect to risk assessment and risk management. Our audit committee also reviews matters relating to compliance, cybersecurity, and security and reports to our Board regarding such matters. The compensation committee reviews risks and exposures associated with compensation plans and programs. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our Board leadership structure supports this approach.

Board Diversity

Each year, our nominating and corporate governance committee will review, with the Board, the appropriate characteristics, skills, and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates, our nominating and corporate governance committee will consider factors including, without limitation, an individual’s character, integrity, judgment, potential conflicts of interest, other commitments, and diversity. While we have no formal policy regarding board diversity for our Board as a whole nor for each individual member, the nominating and corporate governance committee does consider such factors as gender, race, ethnicity and experience, area of expertise, as well as other individual attributes that contribute to the total diversity of viewpoints and experience represented on the Board.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors. The full text of our code of business conduct and ethics is posted on the Investor Relations section of our website. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of these provisions, on our website or in public filings.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been our officer or employee. None of our executive officers currently serves, or during the year ended May 31, 2021 served, as a member of the Board, or as a member of the compensation or similar committee, of any entity that has one or more executive officers serving on our Board or compensation committee.

Legal Proceedings

To our knowledge, (i) no director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years; (ii) no director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years; (iii) no director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years; and (iv) no director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

EXECUTIVE AND DIRECTOR COMPENSATION

We are a “smaller reporting company” under applicable SEC rules and are providing disclosure regarding our executive compensation arrangements pursuant to the rules applicable to emerging growth companies, which means that we are not required to provide a compensation discussion and analysis and certain other disclosures regarding our executive compensation. The following discussion relates to the compensation of our named executive officers for fiscal year ended May 31, 2021, consisting of Wes Cummins, our Chief Executive Officer, Secretary, Treasurer, Chairman of the Board, David Rench, our Chief Financial Officer, and Regina Ingel, our Vice President of Operations.

We did not pay any compensation to any employees in the fiscal year ended May 31, 2020.

Summary Compensation Table

Name and position	Year	Salary ($)	Bonus ($)	Total ($)(a)
Wes Cummins	2021	52,083	-	52,083
CEO, President, Secretary and Treasurer	2020	-	--	-
David Rench,	2021	41,667	-	41,667
Chief Financial Officer	2020	-	-	-
Regina Ingel	2021	12,500	-	12,500
Vice President of Operations	2020	-	-	-

(a) Amounts represent compensation for partial year service from March 2021 through May 31, 2021.

Employment Agreements and Severance Arrangements

None of our employees have employment agreements or severance arrangements.

Outstanding Equity Awards at Fiscal Year End

There were no outstanding equity awards held by our named executive officers on May 31, 2021.

Employee Benefit Plans

While we believe that our ability to grant equity-based awards is a valuable compensation tool that will enable us to attract, retain, and motivate our employees, consultants, and directors by aligning their financial interests with those of our stockholders, we have not yet adopted an equity incentive plan.

Welfare and other benefits

We provide health, dental, and vision insurance benefits to our named executive officers, on the same terms and conditions as provided to all other eligible U.S. employees.

We also sponsor a broad-based 401(k) plan intended to provide eligible U.S. employees with an opportunity to defer eligible compensation up to certain annual limits. As a tax-qualified retirement plan, contributions (if any) made by us are deductible by us when made, and contributions and earnings on those amounts are generally not taxable to the employees until withdrawn or distributed from the 401(k) plan. Our named executive officers are eligible to participate in our employee benefit plans, including our 401(k) plan, on the same basis as our other employees.

Fiscal Year ended May 31, 2021 Director Compensation

None of our non-employee members of our Board who served on our Board during the year ended May 31, 2021 received compensation during the year ended May 31, 2021.

Director Compensation

We do not currently have a formal policy with respect to compensating non-employee directors for service as directors. Upon or prior to the consummation of this offering, we anticipate that directors who are not also our officers or employees will receive compensation for their service on our Board and committees thereof. The amount and form of such compensation has not yet been determined. Each non-employee director will be reimbursed for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements discussed in the sections titled “Management” and “Executive Officer and Director Compensation,” the following is a description of each transaction since June 1, 2018 and each currently proposed transaction in which:

•	we have been or are to be a participant;
•	the amount involved exceeded or will exceed $120,000; and
•	any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

During 2009, we entered into notes payable with Mr. Wesley Cummins, our chairman of the Board, chief executive officer, president, secretary and treasurer, for $220,000. The notes had accrued interest of approximately $713,000 as of May 31, 2021. The notes were exchanged for 14,277,986 shares of our common stock pursuant to that certain Exchange Agreement, dated as of April 15, 2021, by and between certain noteholders and us.

Jason Zhang, a member of our Board, is the sole equity holder and manager of Valuefinder, a British Virgin Island limited liability company (“Valuefinder”). On March 19, 2021, Valuefinder, us, GMR and SparkPool, entered into a services agreement pursuant to which, among other things, each of Valuefinder, GMR and SparkPool were engaged to provide cryptoasset mining management and analysis and to secure cryptoasset mining equipment to be purchased by us, as consideration for such services, to issue shares of its common stock to each of GMR, SparkPool and Valuefinder, or any of their designees, upon the consummation of the issuance of ourSeries C Preferred Stock. Valuefinder subsequently designated Mr. Zhang as designee to receive Valuefinder’s shares of our common stock and we issued to Mr. Zhang 18,938,559 shares of common stock.

Review, Approval, or Ratification of Transactions with Related Parties

In July 2021, we adopted a charter of the audit committee, pursuant to which all related party transactions including those between us, our directors, executive officers, majority stockholders and each of our respective affiliates or family members will be reviewed and approved by our audit committee, or if no audit committee exists, by a majority of the independent members of our Board. Our existing policies in order to comply with applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE American.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of August 5, 2021, by:

•	each of our named executive officers;
•	each of our directors;
•	all of our directors and executive officers as a group; and
•	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated below, to our knowledge, based on information furnished to us, the persons and entities named in the table have sole voting and investment power with respect to all shares that they beneficially own, subject to applicable community property laws. Shares of common stock issuable upon conversion of our Series C Preferred Stock or Series D Preferred Stock within 60 days of August 5, 2021 are deemed to be outstanding and to be beneficially owned by the person holding the shares of restricted stock for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

We have based our calculation of the percentage ownership of our common stock before this offering on 526,245,156 shares of our common stock which includes (1) 320,381,519 shares of our common stock outstanding as of August 5, 2021, (2) 132,000,000 shares of our common stock resulting from the conversion of 666,000 outstanding shares of our Series C Preferred Stock at a conversion price of $0.13 and (3) 73,863,636 shares of our common stock resulting from the conversion of 1,300,000 shares of our Series D Preferred Stock at an assumed conversion price of $0.44, as if these conversions had occurred as of August 5, 2021. Such conversions will occur upon the effectiveness of the registration statement of which this prospectus forms a part.

			Percentage beneficially owned
Name and Address (a)	Total (Common As-if Preferred was Converted)		Before offering (1)		After offering (2)
Directors and Officers:
Wes Cummins	124,272,414	(b)	23.61%		23.61%
David Rench	-		*	%	*	%
Chuck Hastings	2,007,000		*	%	*	%
Kelli McDonald	-		*	%	*	%
Doug Miller	-		*	%	*	%
Virginia Moore	3,711,818	(c)	*	%	*	%
Richard Nottenburg	-		*	%	*	%
Jason Zhang	18,838,559		3.60%		3.60%
Regina Ingel	-		*	%	*	%

Officers and Directors		(b)
As a group (9 people)	148,929,791	(c)	28.3%		2.83%

5% Holders:
Xsquared Holding Limited c/o Vistra Corporate Services Center Wikhams Cay II Tortola British Virgin Islands	44,640,889		8.48%		8.48%
GMR Limited Trinity Chamber PO BOX 4301 Tortola British Virgin Islands	44,640,889		8.48%		8.48%

(a) Unless otherwise indicated, the business address of each person or entity named in the table is c/o Applied Blockchain, Inc., 3811 Turtle Creek Blvd., Suite 2100, Dallas, TX 75219.

(b) Includes (i) 105,541,428 shares of common stock held by Cummins Family Ltd, of which Mr. Cummins is the CEO and (ii) 4,453,000 shares of common stock held by Wesley Cummins IRA Account.

(c) Includes (i) 357,455 shares of common stock held or issuable to B. Riley Securities, Inc., of which Andrew Moore, Ms. Moore’s spouse, is the Chief Executive Officer, of which 2,645,455 shares of common stock issuable upon the conversion of 46,560 shares of Series D Preferred Stock and (ii) 136,364 shares of common stock issuable upon the conversion of 2,400 shares of Series D Preferred Stock held directly by Mr. Moore.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the Selling Stockholders from time to time of up to 205,863,636 shares of our common stock, (the Registered Shares, including:

•	up to 132,000,000 shares of common stock issuable upon automatic conversion of 660,000 shares of our Series C Convertible Redeemable Preferred Stock when the registration statement of which this prospectus forms a part is declared effective by the Securities Exchange Commission, or the SEC. The shares of Series C Preferred Stock were issued in a private placement pursuant to subscription agreements entered into on April 15, 2021; and

•	up to 73,863,636 shares of common stock issuable upon automatic conversion of 1,300,000 shares of our Series D Convertible Redeemable Preferred Stock when the registration statement of which this prospectus forms a part is declared effective by the SEC. The shares of Series D Preferred Stock were issued in a private placement pursuant to subscription agreements entered into on April 15, 2021.

The Selling Stockholders may from time to time offer and sell any or all of the Registered Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in the Registerable Shares other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Stockholders, the aggregate number of shares of common stock beneficially owned, the aggregate number of shares of Registered Shares that the Selling Stockholders may offer pursuant to this prospectus and the number of shares our common stock beneficially owned by the Selling Stockholders after the sale of the Registered Shares offered hereby. We have based percentage ownership on 320,381,519 shares of common stock outstanding as of August 5, 2021 plus the aggregate 205,863,636 shares which will be issued upon the automatic conversion of our Series C Preferred Stock and Series D Preferred Stock when the registration statement of which this prospectus forms a part is declared effective.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of their Registered Shares. In addition, the Selling Stockholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Registered Shares or other shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus.

Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Shares of Common Stock Beneficially owned Prior to		Shares of Common Stock Beneficially Owned after the Sale of Registered Shares
Name of Selling Stockholder	the Sale of Registered Shares (a)(b)	Registered Shares being Offered(b)	Shares (c)	%
Deep Field Opportunities Fund, LP	14,000,000	14,000,000	-	*
Knott Partners LP	13,481,818	13,481,818	-	*
William Herbert Hunt Trust, Estate	12,000,000	12,000,000	-	*
Voss Value Master Fund, L.P.	9,600,000	9,600,000	-	*
Voss Value-Oriented Special Situations Fund	1,136,364	1,136,364	-	*
Keen Microcap Fund LP	7,368,182	7,368,182	-	*
Anson Investments Master Fund LP	7,704,545	7,704,545	-	*
Nokomis Capital Master Fund LP	5,742,364	5,742,364	-	*
AFOB FIP MS, LLC	7,868,182	7,868,182	-	*
David S. Hunt	4,500,000	4,500,000	-	*
Hunt Technology Ventures, LP	4,000,000	4,000,000	-	*
Kingdom Investments, Limited	4,500,000	4,500,000	-	*
Placid Ventures, L.P.	4,500,000	4,500,000	-	*
Bond E Oman	3,400,000	3,400,000	-	*
Granite Point Capital Master Fund, LP	4,536,364	4,536,364	-	*
Granite Point Capital Scorpion Focused Ideas Fund	4,536,364	4,536,364	-	*
Bradley L. Radoff	3,600,000	3,600,000	-	*
Harvey Master Fund, LP	3,118,452	3,118,452	-	*
Patrice McNicoll	2,881,818	2,881,818	-	*
Jimmy Baker	320,000	320,000	-	*
Star V Partners LLC	3,255,364	3,255,364	-	*
Anson East Master Fund LP	2,568,182	2,568,182	-	*
Redcap Investments LP	2,500,000	2,500,000	-	*
Lyda Hunt-Herbert Trusts – Bruce William Hunt	2,500,000	2,500,000	-	*
Kenneth R. Werner Revocable Trust	1,456,818	1,456,818	-	*
Peter Levinson	1,570,455	1,570,455	-	*
Brian Smoluch	2,643,636	2,643,636	-	*
Andrew Moore	1,256,364	1,256,364	-	*
Bryant and Carleen Riley JTWROS	1,120,000	1,120,000	-	*
Joseph R. Nardini	1,347,273	1,347,273	-	*
Harvey SMIDCAP Fund, LP	2,136,094	2,136,094	-	*
Kelleher Family Trust	2,462,498	840,000	1,622,498	*
TKL Global Investments LLC	2,102,000	800,000	1,302,000	*
Ziyao Wang	640,000	640,000	-	*
Lance Cannon	776,364	776,364	-	*
Rohan Kumar	867,273	867,273	-	*
Alan N. Forman	560,000	560,000	-	*
Bradley Silver	560,000	560,000	-	*
Daniel Ondeck	560,000	560,000	-	*
Eric Rajewski	696,364	696,364	-	*
Manuel Jesus Bueno	628,182	628,182	-	*
Pinnacle Investment Group LLC	1,241,818	1,241,818	-	*
Samantha Gumenick	560,000	560,000	-	*

	Shares of Common Stock Beneficially owned Prior to		Shares of Common Stock Beneficially Owned after the Sale of Registered Shares
Name of Selling Stockholder	the Sale of Registered Shares (a)(b)	Registered Shares being Offered(b)	Shares (c)	%
Terri Scott Peterson	719,091	719,091	-	*
Michael Schlotman	440,000	440,000	-	*
Andrew Russell	513,636	513,636	-	*
John C. Rijo	513,636	513,636	-	*
David J. Morton	256,818	256,818	-	*
BGBY Investments LLC	256,818	256,818	-	*
Dominic Riley	160,000	160,000	-	*
1334 Partners LP	568,182	568,182	-	*
Alexander M. McWilliams III	56,818	56,818	-	*
Allan Weine	227,273	227,273	-	*
Allison Wolford	27,727	27,727	-	*
Alta Fundamental Advisers Master LP	217,045	217,045	-	*
Andrew Aziz	56,818	56,818	-	*
Ardsley Ridgecrest Partners Fund, L.P.	227,273	227,273	-	*
Austin D. Hunt	113,636	113,636	-	*
B. Riley Securities Inc.	3,575,455	2,645,455	930,000	*
Bansbach Capital Group, LLC Louise P. Bansbach	1,704,545	1,704,545	-	*
Bitmain Delaware Holding Company, Inc.	6,818,182	6,818,182	-	*
Black Maple Capital Partners LP	2,272,727	2,272,727	-	*
Blackwell Partners LLC	1,455,682	1,455,682	-	*
Boardman Bay Master, Ltd.	795,455	795,455	-	*
Brett Chiles	45,455	45,455	-	*
Brian Herman	227,273	227,273	-	*
Cavalry Fund I LP	909,091	909,091	-	*
Cavalry Special Ops Fund, LLC	227,273	227,273	-	*
CBH Bahamas Ltd. as Trustee of the Pardiac Trust	681,818	681,818	-	*
Columbus Capital Partners, L.P.	4,545,455	4,545,455	-	*
David Bum Park	22,727	22,727	-	*
David Durkin	454,545	454,545	-	*
David G. Swank	909,091	909,091	-	*
Dawn M. Farrell	22,727	22,727	-	*
Drew Rossi	11,364	11,364	-	*
EJS Investment Holdings LLC	681,818	681,818	-	*
F2Pool Mining Inc.	11,363,636	11,363,636	-	*
Frederick Baily Dent III	454,545	454,545	-	*
James M. Clamage	56,818	56,818	-	*
Jason Alabaster	18,182	18,182	-	*
John B. Berding	909,091	909,091	-	*
Jon D. and Linda W. Gruber Trust	2,272,727	2,272,727	-	*
Jonathan Talcott	56,818	56,818	-	*
Joseph Robert Nardini Jr.	27,273	27,273	-	*
Knut Grevle	56,818	56,818	-	*
Mark C. Koontz	227,273	227,273	-	*

	Shares of Common Stock Beneficially owned Prior to		Shares of Common Stock Beneficially Owned after the Sale of Registered Shares
Name of Selling Stockholder	the Sale of Registered Shares (a)(b)	Registered Shares being Offered(b)	Shares (c)	%
Martin Friedman	113,636	113,636	-	*
MC Opportunities Fund LP	795,455	795,455	-	*
Michael Cavanaugh	170,455	170,455	-	*
Millbrook Consulting Group LLC	113,636	113,636	-	*
Ohsang Kwon	2,272,727	2,272,727	-	*
Pacific Capital Management LLC	568,182	568,182	-	*
Patrick Hanniford	56,818	56,818	-	*
Paul Choi	28,409	28,409	-	*
Precept Special Situation Fund, LP	2,272,727	2,272,727	-	*
Puritan Partners LLC	1,136,364	1,136,364	-	*
Richard Marks	568,182	568,182	-	*
Ryan Aceto	17,045	17,045	-	*
Spencer Gottshall	11,364	11,364	-	*
Spencer Hemplemen	227,273	227,273	-	*
Veriton Multi-Strategy Master Fund Ltd	3,409,091	3,409,091	-	*

(a) Assumes the effectiveness of the registration statement of which this prospectus forms a part and the automatic conversion of all shares of our Series C Preferred Stock and Series D Preferred Stock upon effectiveness.

(b) Based on $0.13 conversion price for the Series C Preferred Stock and $0.44 for the Series D Preferred Stock, in each case pursuant to the terms of the Series C Preferred Stock and Series D Preferred Stock, as applicable and as further described under “Description of Securities”.

(c) Assumes that the Selling Stockholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

In 2009, certain affiliates of B. Riley Securities, Inc., including members of senior management, purchased preferred shares of, and funded certain loans to, us. Such shares and loans have been converted into an aggregate of approximately 21.7 million shares of our common stock. In April 2021, certain employees of B. Riley Securities, Inc. purchased an aggregate of 67,400 shares of our Series C Preferred Stock. B. Riley Securities, Inc. provided investment banking services in connection with the offering of our Series C Preferred Stock. Additionally, in July 2021, certain employees of B. Riley Securities, Inc. purchased an aggregate of 85,960 shares of our Series D Preferred Stock. B. Riley Securities, Inc. provided investment banking services in connection with the offering of our Series D Preferred Stock.

On August 4, 2021, our chairman of the Board, chief executive officer and president, Wes Cummins, sold a majority interest in 272 Capital LP, a registered investment adviser controlled by him, to B. Riley Financial, Inc. and became the CEO and President of B. Riley Capital Management, LLC. In addition, Chuck Hastings, CEO of B. Riley Wealth Management, Inc., serves on our Board and Virginia Moore, a member of the Board, is the spouse of the CEO of B. Riley Securities, Inc.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our Articles and our Bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, our Articles and Bylaws, forms of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.

General

We are authorized to issue 1,005,000,000 shares of capital stock, $0.001 par value per share, of which 1,000,000,000 are designated as common stock and 5,000,000 are designated as preferred stock.

Common Stock

As of August 5, 2021, there are an aggregate of 320,381,519 shares of our shares of common stock issued and outstanding. 132,000,000 shares of our common stock are reserved for issuance upon the conversion of our issued and outstanding Series C Preferred Stock and 78,409,090 shares of our common stock are reserved for issuance upon conversion of our issued and outstanding Series D Preferred Stock.

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our Board out of legally available funds.

Voting Rights

Each holder of our common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders subject to any rights of our preferred stock, or series of our preferred stock, to vote together as a single class.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities and the liquidation preference of any outstanding preferred stock.

Other Rights

Our common stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.

Preferred Stock

We are authorized to issue 5,000,000 shares of Preferred Stock at $0.001 par value per share. Of such shares, 70,000 were classified as Series A Convertible Preferred Stock, of which 63,491 were issued and subsequently cancelled or converted, 35,045 were classified as Series B Convertible Preferred Stock, of which 17,087 were issued and subsequently converted, 660,000 were classified as Series C Preferred Stock all of which are issued outstanding and 1,380,000 were classified as Series D Convertible Redeemable Preferred Stock (the “Series D Preferred Stock”), of which 1,300,000 are issued and outstanding.

55

Series A Preferred Stock and Series B Preferred Stock

As of the date hereof no shares of Series A Convertible Preferred Stock and no shares of Series B Convertible Preferred Stock are outstanding.

Pursuant to their terms, shares of Series A Preferred Stock and Series B Preferred Stock issued and subsequently converted cannot be reissued.

Series C Preferred Stock

As of the date hereof 660,000 shares of Series C Preferred Stock are outstanding.  The shares of Series C Preferred Stock are convertible into shares of our common stock.  These shares were offered and sold to certain “accredited investors” in a private placement without registration of the shares under Rule 506 of the Securities Act and the rules and regulations promulgated thereunder.

The Series C Preferred stock ranks senior in all respects of our Series A Preferred Stock and Series B Preferred Stock (together, the “Junior Preferred Stock”) and pari passu with the Series D Preferred Stock. All Junior Preferred Stock was converted in connection with the issuance of the Series C Preferred Stock and no shares of Series A Preferred Stock or Series B Preferred Stock are outstanding.

Liquidation, Dissolution or Winding Up, Certain Mergers, Consolidations and Asset Sales

In the event of our voluntary or involuntary liquidation, dissolution or winding up or any certain events deemed to be liquidation events, before any payment is made to the holders of the Junior Preferred Stock or common stock, holders of Series C Preferred Stock will be entitled to be paid out of the funds and assets available for distribution, an amount per share equal to the “Stated Value,” or $25, plus an amount per share that is issuable as the result of accrued or unpaid Paid-in-Kind (“PIK”) dividends as defined the Certificate of Designations of the Series C Preferred Stock.

Payments to the holders of Junior Preferred Stock and common stock. After payment to the holders of Series C Preferred Stock, the remaining funds and assets available for distribution to our stockholders shall be distributed among the holders of shares of the Junior Preferred Stock according to the terms thereof and then among the holders of the shares of common stock, pro rata based on the number of shares of common shares held by each such holder.

A Significant Transaction Event shall not be considered a Deemed Liquidation Event. A “Significant Transaction Event” means a merger, share exchange, sale of all or substantially all of the assets of the corporation or other business combination, restructuring or change of control transaction, including any such transactions intended to result in us becoming subject to the reporting requirements of Section 13 of 15d of Exchange Act (or becoming a voluntary filer under the Exchange Act), a business combination intended to increase the number of our stockholders to facilitate listing or trading on a national securities exchange, the OTCQB or OTCQX (each a “Trading Market”), a business combination with a special purpose acquisition company, or a business combination with a company that is listed on a Trading Market.

Voting

Holders of Series C Preferred Stock shall vote together with holders of common stock on an as-if converted to common stock basis, except in certain circumstances when the “Requisite Holders” (meaning the holders of a majority of the Series C Preferred Stock) must approve of the action as well, such as if we were to:

•	Materially change the principal business of the corporation unless in connection with significant transaction event;

56

•	Except in connection with a Significant Transaction Event, sell, lease, transfer, exclusively license or otherwise dispose of all or substantially all of the assets or permit any direct/indirect subsidiary to do so, except no consent or vote of the Requisite Holders shall be required in connection with sales of mining equipment in the ordinary course of the business.

Dividends

The Series C Preferred Stockholders shall be entitled to receive dividends on an as-if converted to common stock basis, equal to, in the same form as, and when, dividends are paid on to holders of our common stock.  Except as noted below, no other dividends shall be paid on Series C Preferred Stock.

PIK Dividends: We will be required to pay a dividend in fully paid and non-assessable shares of Series C Preferred Stock (PIK Dividends) as follows:

•	Failure to File: If we have not filed or confidentially submitted a registration statement to register the shares of common stock issuable upon conversion of Series C Preferred Stock on or before August 15, 2021, we will accrue a daily PIK Dividend equal to 10% per annum of Stated Value;

•	Failure to be Declared Effective and to List: If such registration statement has not been declared effective by the SEC on or before December 15, 2021 and/or our common stock is not listed or traded on a Trading Market on or before December 15, 2021, we will accrue daily PIK Dividend of 12% per annum of the Stated Value or 15% per annum of the Stated Value for each day such failure continues after October 15, 2022. Such PIK Dividend shall be instead of, and not in addition to PIK Dividends pursuant to “Failure to File” above.

Termination of PIK Dividends

•	Upon the conversion (whether optional or mandatory) of the Series C Preferred Stock, our obligation to accrue PIK Dividends is terminated.

•	If, on or prior to October 15, 2021, we enter into a binding definitive agreement or binding instrument relating to a Significant Transaction Event then we will have no further obligation to accrue PIK Dividends or to pay any PIK Dividends accrued or payable through such date.

•	If we have entered into a binding definitive agreement or binding instrument relating to a Significant Transaction Event on or prior to October 15, 2021 and have consummated the significant Transaction Event on or prior to February 22, 2022, we will have no obligation to pay any PIK Dividends accrued or payable through such date.

Conversion

Automatic Conversion

On the the Conversion Date, all shares of Series C Preferred Stock will be automatically converted (without payment of additional consideration) into such number of fully paid and non-assessable shares of common stock as determined by dividing the Stated Value by the Conversion Price in effect on such Conversion Date.  All rights with respect to the Series C Preferred Stock will terminate on the Conversion Date.

The “Conversion Price” shall be initially equal to $0.13 per share, subject to adjustments.

We are required to reserve and keep available shares of common stock out of our authorized and unissued shares of common stock for the sole purpose of issuance upon conversion of the Series C Preferred Stock, free from preemptive rights or any other actual contingent purchase rights.

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Optional Conversion

Each holder of shares of Series C Preferred Stock is entitled to convert any portion of the outstanding Series C Preferred Stock and any PIK Dividends held by such holder, without the payment of additional consideration, into such number of fully paid and non-assessable shares of common stock by dividing (A) the sum of (1) the Stated Value of all outstanding shares of Series C Preferred Stock being converted, (2) the aggregate Stated Value of all shares of Series C Preferred Stock due as PIK Dividends to such holder being converted and (3) any cash dividends accrued and payable to such holder by (B) the Conversion Price in effect on the date of conversion, as adjusted.

Mandatory Redemption

Unless prohibited by Nevada law, shares of Series C Preferred Stock shall be redeemed (a “Mandatory Redemption”) at a price equal to Stated Value of such Series C Preferred Stock, plus an amount per share equal to the Stated Value of each share of Series C Preferred Stock issuable as a result of accrued but unpaid PIK Dividends (the “Redemption Price”), if the Requisite Holders provide written notice of redemption to us on or after the October 15, 2022, which notice may only be so provided if on or after such date our common stock is not listed on a Trading Market.  The date of redemption will be selected by us and occur within 30 days following the date that we receive such notice.

If we fail to redeem the Series C Preferred Stock as set forth above, PIK Dividends will continue to accrue.

Series D Preferred Stock

As of the date hereof, 1,300,000 shares of Series D Preferred Stock are issued and outstanding. The shares of Series D Preferred Stock are convertible into shares of our common stock. These shares were offered and sold to certain “accredited investors” and non-U.S. Persons in a private placement without registration of the shares under Regulation D and Regulation S of the Securities Act.

The Series D Preferred stock ranks pari passu with the Series C Preferred Stock.

Liquidation, Dissolution or Winding Up, Certain Mergers, Consolidations and Asset Sales

In the event of our voluntary or involuntary liquidation, dissolution or winding up or any Deemed Liquidation Event, before any payment is made to the holders of the common stock, holders of Series D Preferred Stock will be entitled to be paid out of the funds and assets available for distribution, an amount per share equal to the “Stated Value,” or $25, plus an amount per share that is issuable as the result of accrued or unpaid PIK Dividends as defined the Certificate of Designations of the Series D Preferred Stock.

Payments to the holders of common stock: After payment to the holders of Series D Preferred Stock and Series C Preferred Stock, the remaining funds and assets available for distribution to our stockholders shall be distributed among the holders of shares of common stock, pro rata based on the number of shares of common stock held by each such holder.

A Significant Transaction Event shall not be considered a Deemed Liquidation Event. A “Significant Transaction Event” means a merger or other business combination designed to increase the number of our stockholders in order to facilitate a listing on a Trading Market, a business combination with a special purpose acquisition company, or a business combination with a company that is listed on a Trading Market.

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Voting

Holders of our Series D Preferred Stock vote together with holders of Series C Preferred Stock and holders of our common stock on an as-if converted to common stock basis, except in certain circumstances when the Requisite Holders (holders of a majority of the Series D Preferred Stock) must approve of the action as well:

•	Materially change our principal business unless in connection with Significant Transaction Event;

•	Except in connection with a Significant Transaction Event, sell, lease, transfer, exclusively license or otherwise dispose of all or substantially all of the assets or permit any direct/indirect subsidiary to do so, except no consent or vote of the Requisite Holders shall be required in connection with sales of mining equipment in the ordinary course of the business.

Dividends

Holders of our Series D Preferred Stock shall be entitled to receive dividends on an as-if converted to common stock basis, equal to, in the same form as, and when, dividends are paid on to holders of our common stock. Except as noted below, no other dividends shall be paid on Series D Preferred Stock.

PIK Dividends: We will be required to pay a dividend in fully paid and non-assessable shares of Series D Preferred Stock (PIK Dividends) as follows:

•	Failure to File: If we have not filed or confidentially submitted a registration statement to register the shares of common stock issuable upon conversion of Series D Preferred Stock on or before August 15, 2021, we will accrue a daily PIK Dividend equal to 10% per annum of Stated Value;

•	Failure to be Declared Effective and to List: If the registration statement of which this prospectus is a part has not been declared effective by the SEC on or before December 15, 2021 and/or our common stock is not listed or traded on a Trading Market on or before December 15, 2021, we shall accrue daily PIK Dividend of 12% per annum of the Stated Value or 15% per annum of the Stated Value for each day such failure continues after October 15, 2022. Such PIK Dividend shall be instead of, and not in addition to PIK Dividends pursuant to “Failure to File” above.

Termination of PIK Dividends

•	Upon the conversion (whether optional or mandatory) of the Series D Preferred Stock, our obligation to accrue PIK Dividends is terminated.

•	If, on or prior to October 15, 2021, we enter into a binding definitive agreement or binding instrument relating to certain transactions, then we have no further obligation to accrue PIK Dividends or to pay any PIK Dividends accrued or payable through such date.

•	If we have entered into a binding definitive agreement or binding instrument on or prior to October 15, 2021 and have consummated the such a transaction on or prior to February 15, 2022, we shall have no obligation to pay any PIK Dividends accrued or payable through such date.

Conversion

Automatic Conversion

On the date that an event triggers an automatic conversion, including the date on which this registration statement is declared effective by the SEC (the “Conversion Date”), all shares of Series D Preferred Stock will be automatically converted (without payment of additional consideration) into such number of fully paid and non-assessable shares of common stock as determined by dividing the Stated Value by the Conversion Price in effect on such Conversion Date.  All rights with respect to the Series D Preferred Stock will terminate on the Conversion Date.

The conversion price shall be a price per share equal to the least of (i) $0.44 per share, (ii) 75% of the price per share to be sold in certain offerings, including our an initial public offering, (iii) 75% of the opening public price per share in a direct listing of our common stock on a Trading Market, or (iv) 75% of the per share amount to be paid for each share of our common stock in a sale of all or substantially all of our stock or assets, in each case subject to adjustment.

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We are required to reserve and keep available shares of common stock out of its authorized and unissued shares of common stock for the sole purpose of issuance upon conversion of the Series D Preferred Stock, free from preemptive rights or any other actual contingent purchase rights.

Optional Conversion

Each holder of shares of Series D Preferred Stock is entitled to convert any portion of the outstanding Series D Preferred Stock and any PIK Dividends held by such holder, without the payment of additional consideration, into such number of fully paid and non-assessable shares of common stock by dividing (A) the sum of (1) the Stated Value of all outstanding shares of Series D Preferred Stock being converted, (2) the aggregate Stated Value of all shares of Series D Preferred Stock due as PIK Dividends to such holder being converted and (3) any cash dividends accrued and payable to such holder by (B) the conversion price in effect, as adjusted.

Mandatory Redemption

Unless prohibited by Nevada law, shares of Series D Preferred Stock shall be redeemed (a “Mandatory Redemption”) at a price equal to Stated Value of such Series D Preferred Stock, plus an amount per share equal to the Stated Value of each share of Series D Preferred Stock issuable as a result of accrued but unpaid PIK Dividends (the “Redemption Price”), if the Requisite Holders provide written notice of redemption to us on or after the October 15, 2022, which notice may only be so provided if on or after such date our common stock is not listed on a Trading Market. The date of redemption will be selected by us and occur within 30 days following the date that we receives such notice.

If the we fail to redeem the Series D Preferred Stock as set forth above, PIK Dividends will continue to accrue.

Limitations on Liability and Indemnification Matters

Our amended and restated bylaws contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Nevada Revised Statute, or NRS.

Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•	under the NRS for the unlawful payment of dividends; or

•	for any transaction from which the director derives an improper personal benefit.

Our Bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the NRS and allows us to indemnify other employees and agents as set forth in the NRS. Subject to certain limitations, our amended and restated bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.

We believe that provisions of our amended and restated bylaws are necessary to attract and retain qualified directors, officers, and key employees. We also maintain directors’ and officers’ liability insurance.

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The limitation of liability and indemnification provisions in our amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers, or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent

The transfer agent and registrar for our common shares is Pacific Stock Transfer Company. The transfer agent’s address and phone number is: 6725 Via Austi Pkwy, Suite 300, Las Vegas, Nevada 89119, telephone number: (800) 785-7782.

Listing

Our common stock is presently quoted on the OTC Pink Market, operated by OTC Markets Group Inc., under the symbol “APLD.” At present, there is a limited market for our common stock.

We intend to apply to have our common stock listed on the NYSE American under the symbol “APLD.” No assurance can be given that our application will be approved.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, shares of our common stock were quoted on the OTC Pink under the symbol “APLD.” Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. Further, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, 526,281,452 shares of our common stock will be outstanding. We currently have 7,703,873 shares of common stock outstanding that are unrestricted and may be readily sold by the various holders thereof. After effectiveness of this registration statement, 213,567,688 will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining 320,381,519 shares of our common stock outstanding are “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144.

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Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, the sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, the sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of the following:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of our common stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale and notice provisions of Rule 144 to the extent applicable.

However, because we are a shell company, a person selling restricted or control securities may not use Rule 144 unless certain conditions have been met. Rule 144(i) provides that Rule 144 may only become available for the resale of securities by a person selling restricted or control securities that were originally issued by a shell company if certain conditions are met. These conditions are: (a) that the issuer is no longer a shell company of the company; (b) that the issuer is an SEC reporter; (c) that the issuer has filed all required reports during the preceding 12 months or any shorter period during which we have been subject to reporting requirements; and (d) has filed current Form 10 information with the SEC reflecting that it is no longer a shell company.

SALE PRICE HISTORY OF OUR CAPITAL STOCK

Our common stock is presently quoted on the OTC Pink Market, operated by OTC Markets Group Inc., under the symbol “APLD.” At present, there is a limited market for our common stock.

The table below shows the high and low bid and ask prices for our common stock, for the indicated periods. This information may have little or no relation to broader market demand for our common stock and thus the opening public price and subsequent public price of our common stock on the NYSE American, if we become listed on the NYSE American. As a result, you should not place undue reliance on these historical sales prices as they may differ materially from the opening public price and subsequent public price of our common stock on the NYSE American. See the section titled “Risk Factors—Risks Related to Ownership of Our Common Stock—The price of our common stock may have little or no relationship to the historical sales prices of our capital stock on the OTC Pink.”

	Per Share Bid Price
	High	Low
Annual
Year Ended May 31, 2021	$2.25	$0.0071
Quarterly
Year Ended May 31, 2021
First Quarter	$0.025	$0.0071
Second Quarter	$0.03	$0.0085
Third Quarter	$0.3499	$0.0153
Fourth Quarter	$2.25	$0.14

As of August 5, 2021, there were approximately 291 holders of record of our common stock.

As of August 5, 2021, there were approximately 49 holders of record of our Series C Preferred Stock and 87 holders of record of our Series D Preferred stock, all of which is convertible into an aggregate of 205,863,636 shares of our common stock upon registration of the resale of such common stock. We are contractually obligated to register the resale of shares of common stock underlying our Series C Preferred Stock and Series D Preferred Stock as further explained in this prospectus under “Description of Securities.”

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CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following summary describes the material U.S. federal income tax consequences of the ownership and disposition of our common stock acquired pursuant to in this offering. This discussion does not describe all of the tax considerations that may be relevant to a particular holder's acquisition, ownership or disposition of the common stock such as the potential application of the alternative minimum tax or Medicare contribution tax on net investment income. In addition, this discussion does not deal with state or local taxes, U.S. federal gift, and estate tax laws, except to the limited extent provided below, or any non-U.S. tax consequences that may be relevant to holders of our common stock in light of their particular circumstances.

Special rules different from those described below may apply to certain holders that are subject to special treatment under the Internal Revenue Code of 1986 (the “Code”), such as:

•	insurance companies, banks, and other financial institutions;

•	tax-exempt organizations (including private foundations) and tax-qualified retirement plans;

•	foreign governments and international organizations;

•	broker-dealers and traders in securities;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451(b) of the Code;

•	persons that own, or are deemed to own, more than five percent of our capital stock;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons who acquire our common stock through the exercise of an option or otherwise as compensation;

•	persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or integrated investment or other risk reduction strategy;

•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); and

•	partnerships and other pass-through entities, and investors in such pass-through entities (regardless of their places of organization or formation).

Such holders are urged to consult their own tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them.

Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings, administrative guidance, and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, possibly retroactively, and are subject to differing interpretations which could result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions or will not take a contrary position regarding the tax consequences described herein, or that any such contrary position would not be sustained by a court.

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PERSONS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING, AND DISPOSING OF OUR COMMON STOCK IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, INCLUDING ANY STATE, LOCAL, OR NON-U.S. TAX CONSEQUENCES OR ANY U.S. FEDERAL NON-INCOME TAX CONSEQUENCES, AND THE POSSIBLE APPLICATION OF TAX TREATIES.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership that holds our common stock is urged to consult its own tax advisor with regard to the U.S. federal income tax consequences of the ownership of the common stock.

For purposes of this section, a “U.S. Holder” means a beneficial owner of our common stock (other than a beneficial owner that is an entity treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

An individual non-U.S. citizen may, in some cases, be deemed to be a resident alien (as opposed to a nonresident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. Generally, for this purpose, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year, are counted.

Resident aliens are generally subject to U.S. federal income tax as if they were U.S. citizens. Individuals who are uncertain of their status as resident or nonresident aliens for U.S. federal income tax purposes are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership or disposition of our common stock.

A “Non-U.S. Holder” means a beneficial owner of our common stock (other than a beneficial owner that is an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Distributions on the common stock

We do not expect to make any distributions on our common stock in the foreseeable future. If we do make distributions on our common stock, however, such distributions made to a Non-U.S. Holder of our common stock will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a Non-U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or exchange of our common stock as described below under “—Gain on Disposition of Our Common Stock.”

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Any distribution on our common stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the holder maintains in the United States) will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. Non-U.S. Holders who are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, should consult with their own tax advisor to determine if they are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We and the applicable withholding agents generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished us (or to the applicable withholding agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

See also the section below titled “—Foreign Accounts” for additional withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial foreign entities.

Gain on disposition of our common stock

Subject to the discussions below under the sections titled “—Backup Withholding and Information Reporting,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on a sale or other disposition of our common stock unless (i) the gain is effectively connected with a trade or business of the holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the holder maintains in the United States), (ii) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or the holder’s holding period in the common stock.

Non-U.S. Holders described in (i) above, will be required to pay tax on the net gain derived from the sale at the regular graduated U.S. federal income tax rates applicable to U.S. persons. Corporate Non-U.S. Holders described in (i) above may also be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Individual Non-U.S. Holders described in (ii) above, will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though such holder is not considered a resident of the United States), provided such holder has timely filed U.S. federal income tax returns with respect to such losses. With respect to (iii) above, in general, we would be a United States real property holding corporation if United States real property interests (as defined in the Code and the Treasury Regulations) comprised (by fair market value) at least half of our assets. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. However, there can be no assurance that we will not become a United States real property holding corporation in the future. Even if we are treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as the Non-U.S. Holder is a “qualified foreign pension fund” as defined in Section 897(l)(2) of the Code or an entity all of the interests of which are held by qualified foreign pension funds, or (i) the Non-U.S. Holder owned, directly, indirectly, or constructively, no more than five percent of our common stock at all times within the shorter of (a) the five-year period preceding the disposition or (b) the holder’s holding period and (ii) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will qualify as regularly traded on an established securities market.

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U.S. federal estate tax

The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and, therefore, will be included in the U.S. taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise. The terms “resident” and “nonresident” are defined differently for U.S. federal estate tax purposes than for U.S. federal income tax purposes. Investors are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of the ownership or disposition of our common stock.

Backup withholding and information reporting

Generally, we or certain financial middlemen must report information to the IRS with respect to any distributions we pay on our common stock, including the amount of any such distributions, the name and address of the recipient, and the amount, if any, of tax withheld, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding tax (currently, at a rate of 24%). U.S. backup withholding tax generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise establishes an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person.

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or non-U.S., unless the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise meets documentary evidence requirements for establishing non-U.S. person status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes only, certain U.S. related brokers may be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

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Foreign accounts

In addition, U.S. federal withholding taxes may apply under the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments, including dividends on our common stock, made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution agrees to undertake certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. The 30% federal withholding tax described in this paragraph cannot be reduced under an income tax treaty with the United States. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and also would generally apply to payments of gross proceeds from the sale or other disposition of such stock. However, under proposed U.S. Treasury Regulations, withholding under FATCA will not apply to the gross proceeds from any sale or disposition of our common stock. Withholding agents may, but are not required to, rely on the proposed Treasury Regulations until final Treasury Regulations are issued. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS SUCH AS ESTATE AND GIFT TAX.

PLAN OF DISTRIBUTION

The Selling Stockholders, which, as used herein, includes their permitted transferees, may, from time to time, sell, transfer or otherwise dispose of any or all of their Registered Shares on the OTC Pink or the NYSE American, OTCQB or any other stock exchange, market or trading facility on which our commons stock is listed or traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of their Registered Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in underwritten transactions;

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•	settlement of short sales entered into after the date of this prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price;

•	distribution to members, limited partners or stockholders of Selling Stockholders;

•	“at the market” or through market makers or into an existing market for the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their Registered Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer their shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Registered Shares, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The Selling Stockholders may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of our Registered Shares offered by them will be the purchase price of the Registered Shares less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our Common Stock or Warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Stockholders.

The Selling Stockholders also may in the future resell a portion of our common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of our Registered Shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of Registered Shares may be underwriting discounts and commissions under the Securities Act. If any Selling Stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

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To the extent required, the Registered Shares to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate an offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We are required to pay all fees and expenses incident to the registration of the shares of our Common Stock and Warrants to be offered and sold pursuant to this prospectus. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sale of Registered Shares.

The Selling Stockholders may use this prospectus in connection with resales of the Registered Shares. This prospectus and any accompanying prospectus supplement will identify the Selling Stockholders, the terms of the Registered Shares and any material relationships between us and the Selling Stockholders. The Selling Stockholders may be deemed to be underwriters under the Securities Act in connection with the Registered Shares they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Stockholders will receive all the net proceeds from the resale of the Registered Shares.

A Selling Stockholder that is an entity may elect to make an in-kind distribution of the Registered Shares to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or stockholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable common stock pursuant to the distribution through a registration statement.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Kelley Drye & Warren LLP. Wick Phillips, LLP has also acted as counsel to us in connection with this offering.

EXPERTS

The consolidated financial statements of Applied Blockchain, Inc. as of May 31, 2021 and May 31, 2020 and for the years ended May 31, 2021 and 2020, included in this prospectus and elsewhere in the registration statement have been audited by Marcum, LLP, an independent registered public accounting firm, as stated in their report. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock covered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and our common stock, we refer you to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy, and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

Immediately upon the effectiveness of the registration statement of which this prospectus forms a part, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the website of the SEC referred to above. We also maintain a website at www.appliedblockchaininc.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The inclusion of our website address in this prospectus is an inactive textual reference only. The information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase shares of our common stock.

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APPLIED BLOCKCHAIN, INC and Subsidiaries

Consolidated Financial Statements

As of and for the Years Ended

May 31, 2021 and 2020

71

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES

Consolidated Financial Statements

Years Ended May 31, 2021 and 2020

72

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES

Consolidated Financial Statements

Years Ended May 31, 2021 and 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Applied Blockchain, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Applied Blockchain, Inc. (the “ Company”) as of May 31, 2021 and 2020, the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended May 31, 2021, and the related notes (collectively referred to as the “ financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended May 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2021.

New York, NY

August 13, 2021

F-1

APPLIED BLOCKCHAIN, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except number of shares and par value data)

	May 31, 2021	May 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$11,750	$-
Prepaid expenses and other current assets		-
Total current assets	11,750	-

Deposit on equipment	3,282	-
Property and equipment, net	20	-
TOTAL ASSETS	$15,052	$-

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$249	$-
Accrued dividends	116	116
Related party notes payable	2,135	1,899
Total current liabilities	2,500	2,015

Commitments and contingencies (Note 10)

Mezzanine equity:
Series C, convertible and redeemable preferred stock, $.001 par value, 660,000 shares authorized, issued and outstanding	15,135	-

Shareholders' equity:
Series A, convertible preferred stock, $.001 par value, authorized 70,000 shares, 27,195 issued and outstanding	$3,370	$3,370
Series B convertible preferred stock, $.001 par value, authorized 50,000 shares, 17,087 issued and outstanding	1,849	1,849
Common stock, $.001 par value, 500,000,000 shares authorized, 39,569,335 and 9,066,363 shares issued and outstanding, respectively	9	9
Additional paid in capital	13,874	13,874
Treasury stock, 36,300 shares, at cost	(62)	(62)
Accumulated deficit	(21,623)	(21,055)
Total shareholders' equity	(2,583)	(2,015)
Total Mezzanine and shareholders' equity	12,552	(2,015)
TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' EQUITY	$15,052	$-

See Accompanying Notes to the Financial Statements

APPLIED BLOCKCHAIN, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share data)

	Fiscal Year Ended
	May 31, 2021	May 31, 2020
Total Revenue	$-	$-

Costs and expenses:
Selling, General and Administrative	(331)	-
Depreciation	(1)	-
Total costs and expenses	(332)
Operating income (loss)	(332)

Other income (expense)
Interest Expense	(236)	(263)
Total Other Income (Expense)	(236)	(263)

Net Income (loss) attributable to Common Shareholders	$(568)	$(263)

Basic and Diluted net loss per share	(0.06)	(0.03)

Basic and Diluted weighted average number of shares outstanding	9,066,363	9,066,363

See Accompanying Notes to the Financial Statements

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended May 31, 2021 and 2020

(In thousands, except per share data)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Additional Paid		Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	in Capital	Treasury Stock	Deficit	Equity
Balance, May 31, 2019	27,195	$3,370	17,087	$1,849	9,066,363	$9	$13,874	$(62)	$(20,792)	$(1,752)
Net Income (Loss)	-	-	-	-			-	-	(263)	(263)
Balance, May 31, 2020	27,195	$3,370	17,087	$1,849	9,066,363	$9	$13,874	$(62)	$(21,055)	$(2,015)
Net Income (Loss)	-	-	-	-	-	-	-	-	(567)	$(567)
Balance, May 31, 2021	27,195	$3,370	17,087	$1,849	9,066,363	$9	$13,874	$(62)	$(21,622)	$(2,582)

See Accompanying Notes to the Financial Statements

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands of dollars)

	Fiscal Years Ended
	May, 31, 2021	May, 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(568)	$(263)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1	-
Accrued paid in kind interest	236	263
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	248	-
NET CASH USED BY OPERATING ACTIVITIES	(83)	-
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(20)	-
Deposit on equipment	(3,282)	-
NET CASH USED IN INVESTING ACTIVITIES	(3,302)	-
CASH FLOWS FROM FINANCING ACTIVITIES
Sale of preferred stock	16,500	-
Issuance cost for preferred stock	(1,365)	-
NET CASH PROCEEDS FROM FINANCING ACTIVITIES	15,135	-
NET INCREASE IN CASH AND CASH EQUIVALENTS	11,750	-
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	-	-
CASH AND CASH EQUIVALENTS, END OF YEAR	$11,750	$-
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$-	$-

See Accompanying Notes to the Financial Statements

1.	BUSINESS AND ORGANIZATION

Applied Blockchain, Inc. (the “Company”), is established to operate a proprietary algorithm cryptocurrency mining operation utilizing specialized computers (also known as “miners”) to solve complex cryptographic algorithms to support the Ethereum and Altcoin blockchain in exchange for cryptocurrency rewards. The Company will participate in a mining pool with SparkPool, one of the largest Ethereum mining pools available. The Company’s revenue will be generated through holding the cryptocurrency it mines and selling it in the market for its own account.

The Company was originally incorporated in Nevada in May 2001. Effective April 14, 2021, the Company’s name was changed to Applied Blockchain, Inc. from Applied Science Products, Inc. During the year ended May 31, 2021, the Company formed two subsidiaries, Shanghai Sparkly Ore Tech, Ltd and Applied Blockchain, Cayman. Shanghai Sparkly Ore Tech, Ltd is a wholly owned foreign entity in China. Applied Blockchain, Cayman entity will hold and manage the digital wallet.

2.	LIQUIDITY AND FINANCIAL CONDITION

As of May 31, 2021, the Company had approximate cash and cash equivalent of $11.7 million and working capital of $11.5 million. In July 2021, the Company raised $34.5 million funds through private stock sale. Historically the Company has incurred losses and has relied on equity financings to fund its operations. Based on analysis of cash flows, current net working capital, and expected operations revenue, the Company believes its current cash on hand is sufficient to meet its operating and capital requirement for at least next twelve months from the date these financial statements are issued.

The Company’s Series C and Series D preferred stock redemption feature is contingent on the event the Company is not able to register its common stock for trading on or after October 15, 2022 and requisite holders provide a written redemption notice. In case the Company is unsuccessful in registering its common stock and the requisite holders provide written notice to redeem stock, the Company will have to disburse $49 million cash at stated value of $25 per share. The Company does not anticipate any issues meeting these requirements and believes it will be successful in registering its common stock timely.

3.	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation:

The accompanying consolidated financial statements of the Company include the accounts of the Company and its wholly owned and controlled subsidiaries. Consolidated subsidiaries results are included from the date the subsidiary was formed or acquired. Intercompany investments, balances and transactions have been eliminated in consolidation. The company’s consolidated operating subsidiaries include wholly owned Shanghai Sparkly Ore Technology and Applied Blockchain Limited, Cayman.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ significantly from those estimates. The most significant accounting estimates inherent in the preparation of the Company’s financial statements include estimates associated with asset valuations, and the valuation allowance associated with the Company’s deferred tax assets.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents.

Fair Value of Financial Instruments

The Company accounts for financial instruments under Financial Accounting Standards Board (“FASB”) ASC 820, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 – Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; and

Level 3 – Inputs for the asset or liability that are not based on observable market data.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment. As of May 31, 2021 and 2020, there were no financial assets or liabilities measured at fair value. The note payable is a current liability and is recorded at fair value.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally two years for cryptocurrency mining equipment and three years for computer related assets and office equipment. The cost of maintenance and repairs is charged to operations as incurred, whereas significant repairs are capitalized.

Income Taxes

The Company accounts for income taxes pursuant to the provision of Accounting Standard Codification (“ASC”) 740, Accounting for Income Taxes” which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is required to the extent any deferred tax assets may not be realizable.

ASC Topic 740, Income Taxes, (“ASC 740”), also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The benefit of a tax position is recognized in the financial statements in the period during which based on all available evidence, management believes it is most likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure, and transition.

Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements.

The COVID-19 pandemic has a global reach, and many countries are introducing measures that provide relief to taxpayers in a variety of ways. In March 2020, the U.S. government enacted tax legislation containing provision to support business during the COVID-19 pandemic, including deferment of the employer portion of certain payroll taxes, refundable payroll tax credits, and technical amendments to tax depreciation methods for qualified improvement property, and adjusts business interest limitations under IRC section 163(j) from 30 percent to 50 percent. The Company will have no impact as a result of the CARES Act during the years ended May 31, 2021 and 2020.

Per Share Data

Basic net earnings (loss) per share (“EPS”) of common stock is computed by dividing the Company’s net earnings (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted EPS reflects the potential dilution that could occur if the securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. For the years ended May 31, 2021 and 2020, the Company did not have securities or contracts that were exercised or converted into common stock or resulted in the issuance of common stock.

Potentially dilutive securities are excluded from the computation of diluted net loss per share as their inclusion would be anti-dilutive and consist of the following:

Class of Stock	Common Share Conversion Ratio	Shares	May 31, 2021	May 31, 2020
Convertible Series A preferred shares	1 to 1429	27,195	38,861,655	38,861,655
Convertible Series B preferred shares	1 to 1000	17,087	17,087,000	17,087,000
Convertible and Redeemable Series preferred shares	1 to 200	660,000	132,000,000	-
Total			187,948,655	55,948,655

Recent Accounting Pronouncements

The Company continually assesses any new accounting pronouncements to determine their applicability. When it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequences of the change to its consolidated financial statements and assures that there are proper controls in place to ascertain that the Company’s consolidated financial statements properly reflect the change.

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. This ASU is effective for annual reporting periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. This update permits the use of either the modified retrospective or fully retrospective method of transition. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.

4.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of May 31, 2021 and 2020:

	May 31 2021	May 31 2020
Office and computer equipment	$21	$-
Total cost of property and equipment	21
Accumalated depreciation	(1)
Property and equipment, net	$20	$-

Depreciation expense totaled $1 thousand and $0 for the years ended May 31, 2021 and 2020, respectively. Depreciation is computed on the straight-line basis for the period assets are in service.

5.	RELATED PARTY NOTES PAYABLE

Related party note payable is held by the CEO of the Company. As of May 31, 2021 and 2020, the outstanding notes principal and accrued interest held by the parties is outlined below. On April 15, 2021, the Company executed an Exchange Agreement whereby outstanding debt principal and accrued interest will be converted to 30.5 million aggregate Common Stock shares at a fair value price of $.13 per share. Upon the consummation of the Exchange Agreement, the notes will be surrendered and cancelled; and all rights including rights to accrued interest due will be extinguished.

Holder	Interest Rate	Status	Principal Amount	May 31, 2021 Accrued Interest Payable	Total
Related Party	16%	Default	$220	$828	$1,048
Non-Related Party	16%	Default	250	837	1,087
Total			$470	$1,665	$2,135

Holder	Interest Rate	Status	Principal Amount	May 31, 2020 Accrued Interest Payable	Total
Related Party	16%	Default	$220	$713	$933
Non-Related Party	16%	Default	250	717	967
Total			$470	$1,429	$1,899

The notes incurred interest expense of $236 and $263 as of May 31, 2021 and 2020, respectively.

6.	INCOME TAXES

The following is a summary of the components of the provision for income taxes:

	Year ended	Year ended
	May 31, 2021	May 31, 2020
Current expense (benefit)
Federal	$-	$-
State	-	-
Total current expense	$-	$-

Deferred expense (benefit)
Federal	$-	$-
State	-	-
Total deferred expense (benefit)	-	-
Total income tax expense (benefit)	$-	$-

Effective Tax Rate Reconciliation:

	May 31, 2021	May 31, 2020
Expected income tax expense (benefit) at U.S. statutory rate	21%	21%
State Tax Expense	0%	0%
Change in Valuation Allowance	-21%	-21%
Income Tax Expense / (Benefit)	0%	0%

Deferred income taxes reflect the temporary differences between the amounts at which assets and liabilities are recorded for financial reporting purposes and the amounts utilized for tax purposes. The primary components of the temporary differences that gave rise to the Company's deferred tax assets and liabilities are as follows for the year ended May 31, 2021, and May 31, 2020:

	May 31, 2021	May 31, 2020
Deferred Tax Assets:
Federal Net Operating Loss	$175	$55
Valuation Allowance	(175)	(55)
Total Net Deferred Tax Assets/(Liabilities)	$-	$-

The Company had federal tax net operating losses of $568 and $263 at May 31, 2021 and 2020, respectively. The May 31, 2020 net operating loss expires in 2040 while the May 31, 2021 loss can be carried forward indefinitely.

A valuation allowance is provided when it is more likely than not that some portion or the entire net deferred tax asset will not be realized. The Company has recorded an increase in the valuation allowance of $120 and $55 as of May 31, 2021 and 2020, respectively. The Company has provided a valuation allowance for the full amount of net deferred tax assets as the realization of the deferred tax assets is determined to be not more likely than not.

The valuation allowance is primarily attributable to deferred tax assets for net operating losses that management believes are more likely than not to expire prior to being realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income of the appropriate character (i.e., capital or ordinary) during the period in which the temporary differences become deductible. Management considers, among other things, the scheduled reversals of deferred tax liabilities and the history of positive taxable income in evaluating the realizability of the deferred tax assets. Management believes that it is not likely that the results of future operations will generate sufficient taxable income to realize its deferred tax assets. Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership, including a sale of the Company or significant changes in ownership due to sales of equity, may have limited, or may limit in the future, the amount of net operating loss carryforwards that could be used annually to offset future taxable income.

The Company did not have any unrecognized tax benefits for the years ended May 31, 2021, and 2020, respectively. The Company recognizes interest expense related to unrecognized tax benefits in income tax expense. The Company did not have any interest expense or expense for penalties related to unrecognized tax benefits for the reported periods.

The Company is subject to U.S. federal income tax. Tax years ending May 31, 2021 and May 31, 2020 are open to examination by the major taxing jurisdictions to which the Company is subject, as carryforward attributes generated in these years may still be adjusted upon examination by the Internal Revenue Service (IRS) or other authorities if they have or will be used in a future period. The Company is not currently under examination by the IRS or any other taxing jurisdictions for any tax years.

7.	REDEEMABLE EQUITY

Series C Convertible Redeemable Preferred Stock

In April, 2021, pursuant to the terms and conditions of a private placement agreement, the Company raised $16.5 million funds by issuing 660,000 shares of Series C Convertible Redeemable Preferred Stock.

The Company’s Series C Convertible Redeemable Preferred Stock (Series C Preferred Stock), par value $.001 per share, and stated value of $25 per share (stated value), ranks senior in all respects to Series A Preferred Stock and Series B Preferred Stock (together referred to as “Junior Stock”). Each share of Series C Preferred Stock is convertible into 200 shares of Company’s Common Stock.

Liquidation Preference:

In the event of liquidation, before any payment is made to the holders of the Junior Stock, Series C Preferred Stockholders will be paid, an amount equal to the stated value of $25 per share plus unpaid PIK dividends, defined as fully paid and non-assessable shares of Series C Preferred Stock. If funds and assets are insufficient to pay full entitled amount, shareholders will share ratably in distribution of funds and assets available in proportion to respective entitled amounts.

Dividends:

The Series C Preferred Stockholders shall be entitled to receive dividends on an as if converted to Common Stock basis, equal to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock.

Additionally, paid in kind (PIK) dividends of Series C Preferred Stock will accrue equal to the percentage of stated value as follows: i) At 10% per annum upon failure to file a registration statement to register the shares of Common Stock issuable upon conversion of Series C Preferred Stock (The Registrable Securities) on or before the four months following the original issue date, ii) At 12% per annum if registration statement has not been declared effective by the U.S. Securities and Exchange Commission on or before 8 months after the original issue date and/or the registrable securities are not listed on the Trading Market on or before the date that is 13 months after the original issue date or 15% per annum of the stated value for each day such failure continues after 18 months of original issue date. Such PIK dividend shall be instead of, and not in addition to PIK dividend per failure to file requirement, iii) At 12% per annum, if Company fails to complete the redemption option when required to do upon receiving written notice from the shareholders (see redemption criteria below).

The PIK dividends will accrue as if only one triggering event has occurred and shall cease cumulating and accruing upon the earliest to occur of a) the date of the satisfaction of the above noted conditions, and b) any conversion date or optional conversion date (defined below).

Contingent Redemption Option:

The Series C Preferred Stock are redeemable if the Company has failed to list its Common Stock on a Trading Market within 18 months and the holders of at least a majority of the outstanding shares of Series C Preferred Stock provide a written notice of redemption to the Company on or after the 18 months anniversary of the original issue date. This notice may only be provided if on or after such date the Common Stock of the Company is not listed on a Trading Market. The redemption date will be the date selected by the Company that is within 30 days following the date the Company receives such notice. The Series C Preferred Stock shall be redeemed at the redemption price of stated value of such shares plus accrued and unpaid PIK dividends.

The Company shall have no obligation to pay any accrued PIK dividends, if within 6 months of the original issue date, the Company enters into a binding definitive agreement to a Significant Transaction Event and if the Company has consummated the Significant Transaction Event within 10 months of the original issue date. A Significant Transaction Event means a merger, share exchange, sale of all or substantially all of the assets of the Company or other business combination, restructuring or change of control transaction, including such transaction intended to result in the Company becoming a voluntary filer under the Exchange Act, a business combination intended to increase the number of shareholders of the Company to facilitate listing on a Trading Market, a business combination with a special purpose acquisition company, or a business combination with a company that is listed on a Trading Market.

Conversion Options:

Each share of Series C Preferred Stock automatically converts into such number of fully paid and non-assessable shares of Common Stock at initial conversion price of $0.13, subject to adjustments, upon conversion date. The conversion date is either a) the date that the Registration Statement is declared effective by the U.S. Securities and Exchange Commission or b) the date on which a Significant Transaction Event occurs.

Each holder of Series C Preferred Stock also has the optional conversion rights to convert any portion of the outstanding shares and any PIK dividends into such number of fully paid and non-assessable shares of Common stock as determined by dividing the sum of stated value of all outstanding shares of Series C Preferred Stock being converted, accrued and unpaid PIK and cash dividends by the conversion price.

Voting Rights:

The Series C Preferred Stockholder shall vote together with Common Stockholders on an as-if converted to Common Stock basis, except for any material changes to the principal business or if the Company plans to sell, lease, transfer, exclusively license or otherwise dispose of all or substantially all of the assets, unless in connection with a Significant Transaction Event, the Company is required to obtain written consent or affirmative vote from Series C Preferred Stockholders as a separate class.

Preferred stock dividends in the amount $116,000 as of May 31, 2021 and 2020, were accrued from the date of receipt of investors’ funds.

Liquidation preferences and valuation summary table:

Class of Stock	Ranking	Liquidation Preferences
Redeemable and Convertible Series C shares	Priority 1	Cash equal to $25 per share plus accrued or unpaid Paid in Kind dividends	Ratably share in distribution of assets in proportion to preferential entitled amounts
Convertible Series A preferred shares	Priority 2	Cash equal to $100 per share plus declared or accrued and unpaid dividends	Ratably share in distribution of assets in proportion to preferential entitled amounts
Convertible Series B preferred shares	Priority 3	Cash equal to $100 per share plus declared or accrued and unpaid dividends	Ratably share in distribution of assets in proportion to preferential entitled amounts

Class of Stock	Carrying Value	Accrued Dividends	Accumulating Dividends not Declared	Liquidation Amount
Redeemable and Convertible Series C shares	$16,500,000	$-	$-	$16,500,000
Convertible Series A preferred shares	$2,719,500	$70,821	$767,500	$3,557,821
Convertible Series B preferred shares	$1,708,700	$45,279	$402,400	$2,156,379

8.	STOCKHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue 500,000,000 shares of Common Stock at $.001 par value per share. As of May 31, 2021 and 2020, 9,066,363 shares of Common Stock were outstanding.

Series A Convertible Preferred Stock

Each share of Series A Convertible Preferred Stock ("Series A Preferred Stock") has a liquidating value of $100 per share, is convertible into 1,429 shares of Common Stock of the Company (subject to adjustment) and pays a cash dividend of 8% or a dividend in kind of 10%. The dividends are accrued quarterly and are based on the original purchase price of the Series A Preferred Stock. No dividends will accrue or be paid for any fiscal quarter where shares of our common stock, on a volume weighted average price, trade in excess of $0.14.

Initially, each share of Series A Preferred Stock will have the equivalent voting rights of 1,429 shares of common stock and will vote with our existing common shareholders as a group on all matters subject to shareholder vote. However, the Series A Preferred Stock shareholders will not be able to vote on issues involving redemption or a liquidation event until there has been an affirmative vote on such issues by our common stock shareholders. In that event, they will be allowed to vote as a group with the common stock shareholders on such issues, in effect, giving them a veto right.

In the event of a liquidation of the Company, the Series A Preferred Stock will have a liquidating preference and will participate in any remaining liquidating proceeds on an as-converted basis with the common shareholders after receiving the liquidating value of their Series A Preferred Stock.

Each share of Series A Preferred Stock is convertible at the option of the holder at any time into shares of Company’s common stock by dividing the liquidation value of $100 by a conversion price of $0.07 per share of common stock. The number of shares of common stock issuable upon conversion is subject to antidilution protections if Company issues additional shares of common stock at less than $0.07 per share and upon stock splits, dividends and certain other events.

As of May 31, 2021 and 2020, the shareholders of Series A Convertible Preferred Stock had accrued dividends-in-kind of 7,675 shares and 6,274 shares, respectively. As these have not been declared as payable by the board, the shares are not listed on the company’s Statement of Changes in Stockholders’ Equity.

Series B Convertible Preferred Stock

Each share of Series B Convertible Preferred Stock ("Series B Preferred Stock") has a liquidating value of $100 per share, is convertible into 1,000 shares of Common Stock of the Company (subject to adjustment) and pays a cash dividend of 8% or a dividend in kind of 10%. The dividends are accrued quarterly and are based on the original purchase price of the Series B Preferred Stock. No dividends will accrue or be paid for any fiscal quarter where shares of our common stock, on a volume weighted average price, trade in excess of $0.14.

Initially, each share of Series B Preferred Stock will have the equivalent voting rights of 1,000 shares of common stock and will vote with our existing common shareholders as a group on all matters subject to shareholder vote. However, the Series B Preferred Stock shareholders will not be able to vote on issues involving redemption or a liquidation event until there has been an affirmative vote on such issues by our common stock shareholders. In that event, they will be allowed to vote as a group with the common stock shareholders on such issues, in effect, giving them a veto right.

In the event of a liquidation of the Company, the Series B Preferred Stock will have a liquidating preference following that of Series A Preferred Shareholders and will participate in any remaining liquidating proceeds on an as-converted basis with the common shareholders after receiving the liquidating value of their Series B Preferred Stock.

Each share of Series B Preferred Stock is convertible at the option of the holder at any time into shares of our common stock by dividing the liquidation value of $100 by a conversion price of $0.10 per share of common stock. The number of shares of common stock issuable upon conversion is subject to antidilution protections if we issue additional shares of common stock at less than $0.10 per share and upon stock splits, dividends, and certain other events.

As of May 31, 2021 and 2020, the shareholders of Series B Convertible Preferred Stock had accrued dividends-in-kind of 4,024 shares and 3,290 shares, respectively. As these have not been declared as payable by the board, the shares are not listed on the company’s Statement of Changes in Stockholders’ Equity.

Liquidation preferences and valuation summary for the Preferred Stock:

Class of Stock	Ranking	Liquidation Preferences
Convertible Series A preferred shares	Priority 1	Cash equal to $100 per share plus declared or accrued and unpaid dividends	Ratably share in distribution of assets in proportion to preferential entitled amounts
Convertible Series B preferred shares	Priority 2	Cash equal to $100 per share plus declared or accrued and unpaid dividends	Ratably share in distribution of assets in proportion to preferential entitled amounts

Class of Stock	Carrying Value	Accrued Dividends	Accumulating Dividends not Declared	Liquidation Amount
Convertible Series A preferred shares	$2,719,500	$70,821	$767,500	$3,557,821
Convertible Series B preferred shares	$1,708,700	$45,279	$402,400	$2,156,379

9.	RELATED PARTY TRANSACTIONS

Parties are considered related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions.

In March 2021, the Company executed a strategy planning and portfolio advisory services agreement with an entity that is controlled by a board member of the Company. Compensation for the services provided will be through issuance of 19.0 million shares of Company’ fully diluted and outstanding common stock. As of May 31, 2021, no services were provided, and no expenses were incurred pursuant to this agreement.

10.	COMMITMENTS AND CONTINGENCIES

Commitments

Service Agreement:

In March 2021, the Company entered into commitments to issue Common Stock shares to third parties in return for services to be provided during 2021 and 2022 as listed below.

Service Provider	Common Stock Shares Committed
Valuefinder	18,938,559
SparkPool	44,640,889
GMR	44,649,889
Total	108,220,337

Purchase agreements:

The Company has entered into equipment purchase agreements totaling $13.4 million, which includes $3.3 million pre- payment as of May 31, 2021. The remaining balance of $10.1 million is due to be paid through July 2022, per the payment schedule set forth in the applicable purchase agreements.

The summary of purchase agreement commitments, deposits, and expected delivery timing (remaining balances are payable in advance of shipping) is as follows:

Agreement Date *	Purchase Commitment	Deposit Paid	Expected Shipping
May 27, 2021	$4,968	$-
April 13, 2021	$8,512	$3,277	August 2021 - July 2022
Total	$13,480	3,277

*The Company is responsible for all shipping charges incurred in connection with the delivery of the equipment.

Lease agreement:

The Company signed an office lease with the lease commencement date of June 1, 2021. The lease term of 62 months ends on October 31, 2026. Monthly rent payment schedule is:

Lease Period	Monthly Base Rent
Months 1-13	$25,856
Months 14-25	$26,525
Months 26-37	$27,193
Months 38-49	$27,862
Months 50-61	$28,531
Month 62-(10/31/26)	$29,199

Claims and Litigation

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of May 31, 2021 and 2020, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s consolidated operations. There are also no legal proceedings in which any of the Company’s management or affiliates is an adverse party or has a material interest adverse to the Company’s interest.

11.	SUBSEQUENT EVENTS

Subsequent to fiscal year-end, the Company issued 30.5 million shares of common stock to settle the related party notes payable (“notes payable”) and accrued interest. As of the date of issuance of common stock, the notes payable is extinguished.

On April 15, 2021, the majority shareholders of the Series A Preferred Stock and the Series B Preferred Stock, voted together as a single class to convert their Series A and Series B Preferred Shares into Common Stock pursuant to Section 4 of the certificates of designations setting forth the terms of the Series A Preferred Stock and Series B Preferred Stock. Such provisions provide that consent of a majority of each series of Preferred Stock (the “Shareholder Consent”) triggers a mandatory conversion of all shares of such series of Preferred Stock. The issuance of all such converted or sold stock occurred on July 16, 2021 upon authorization of the Company’s name change by FINRA so that the shares would be issued under the legal name of the Company.

In July, 2021, pursuant to the terms and conditions of a private placement agreement, the company raised $32.5 million funds by issuing 1,300,000 shares of Series D Convertible Redeemable Preferred Stock.

205,863,636 Shares of Common Stock

PRELIMINARY PROSPECTUS

, 2021

Through and including              , 2021 (25 days after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates, except for the SEC Registration Fee. All fees shall be added by amendment.

SEC Registration Fee		$31,219.01
FINRA Filing Fee	$	*
NYSE American Listing Fee	$	*
Printing Fees and Expenses	$	*
Accounting Fees and Expenses	$	*
Legal Fees and Expenses	$	*
Transfer Agent and Registrar Fees	$	*
Miscellaneous Fees and Expenses	$	*
Total	$	*

* To be provided by amendment.

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Neither our second amended and restated articles of incorporation, nor our amended and restated bylaws, prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statutes (“NRS”). NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

i

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Our bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the NRS, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification. We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have issued securities in the following transactions, each of which was exempt from the registration requirements of the Securities Act:

1.	On March 19, 2021, the Company and certain consultants entered into a Services Agreement pursuant to which the consultants agreed to provide specified services to the Company and the Company agreed to issue shares of common stock to each consultant in connection with the closing of the offering of Series C Preferred Stock by the Company. In satisfaction of the Company’s obligations under the Services Agreement, the Company issued an aggregate of 108,220,162 common shares to the consultants pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

2.	On April 15, 2021, pursuant to the terms and conditions of a private placement agreement, the Company sold 660,000 shares of Series C Convertible Redeemable Preferred Stock, par value $0.001 per share, (“Series C Preferred Stock”) for $16.5 million. The Company’s Series C Preferred Stock has a stated value of $25 per share (“Stated Value”). The Series C Preferred Stock was issued without registration based on the exemption from registration provided under Regulation D of the Securities Act. B. Riley Securities, Inc. acted as placement agent in connection with the offering of the Company’s Series C Preferred Stock.

3.	Also on April 15, 2021, the holders of a majority of the shares of the Company’s Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, voted to convert their Series A Convertible Preferred Stock and Series B Convertible Preferred Stock which caused a mandatory conversion of all such Series A Convertible Preferred Stock and Series B Convertible Preferred Stock. As a result of the mandatory conversion, the Company issued an aggregate of 172,591,850 shares of common stock. The conversions were undertaken pursuant to the exemption from registration provided by Rule 3a-9 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

4.	Also on April 15, 2021, the Company and certain holders of the Company’s notes entered into an Exchange Agreement pursuant to which the Company exchanged all such notes for an aggregate of 18,938,528 shares of the Company’s common stock. The exchange was undertaken pursuant to the exemption from registration provided by Rule 3a-9 of the Exchange Act.

5.	On July 30, 2021, pursuant to the terms and conditions of a private placement agreement, the Company issued an aggregate of 1,300,000 shares of Series D Convertible Redeemable Preferred Stock, par value $0.001 per share, (“Series D Preferred Stock”) for $32.5 million. The Company’s Series D Preferred Stock has a stated value of $25 per share (“Stated Value”). The Series D Preferred Stock was issued without registration based on the exemptions from registration provided under Regulation D and Regulation S of the Securities Act. B. Riley Securities, Inc. acted as placement agent in connection with the offering of the Company’s Series D Preferred Stock.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed with this registration statement.

Exhibit No.	Description
3.1	Second Amended and Restated Articles of Incorporation, as amended from time to time
3.2	Amended and Restated Bylaws, as amended from time to time
4.1	Registration Rights Agreement, dated April 15, 2021, by and between the Company and B. Securities, Inc., for the benefit of B. Riley Securities, Inc. and the Investors
4.2	Registration Rights Agreement, dated July 30, 2021, by and between the Company and B. Securities, Inc., for the benefit of B. Riley Securities, Inc. and the Investors
4.3	Right of First Refusal and Co-Sale Agreement, dated as of April 15, 2021, by and between the Company, the Key Holders and Investors
4.4	Right of First Refusal and Co-Sale Agreement, dated as of July 30, 2021, by and between the Company, the Key Holders and Investors
5.1*	Opinion of Kelley Drye & Warren LLP
10.1	Services Agreement, dated March 19, 2021, by and among the Company, GMR Limited, Xsquared Holding Limited, and Valuefinder
10.2	Master Professional Services Agreement between Ulteig Engineers, Inc. and APLD Hosting, LLC
10.3	Non-Fixed Price Sales and Purchase Agreement, dated April 13, 2021, between Bitmain Technologies Limited and the Company
10.4	Coinmint Colocation Mining Services Agreement dated as of June 15, 2021 by and between Coinmint, LLC and the Company
10.5*	Service Framework Agreement, dated July 5, 2021, by and between JointHash Holding Limited and APLD Hosting, LLC
10.6**	Electric Services Agreement, dated August 4, 2021, by and between APLD Hosting, LLC and [Redacted]
10.7	Sublease Agreement, dated as of May 19, 2021, by and between the Company and Encap Investments L.P.
21	Subsidiaries
23.1	Consent of Marcum, LLP
23.2*	Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page to this Registration Statement)

* To be filed with an amendment to this Form S-1.

** Portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas on August 13, 2021

APPLIED BLOCKCHAIN, INC.

By:	/s/ Wes Cummins
Name:	Wes Cummins
Title:	Chief Executive Officer, Secretary, Treasurer, Chairperson of the Board and Director (Principal Executive Officer)

By:	/s/ David Rench
Name:	David Rench
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Wes Cummins and David Rench his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-1 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Wes Cummins		August 13, 2021
Wes Cummins	Chairperson of the Board and Director
(Principal Executive Officer)

/s/ Chuck Hastings		August 13, 2021
Chuck Hastings	Director

/s/ Kelli McDonald		August 13, 2021
Kelli McDonald	Director

/s/ Doug Miller		August 13, 2021
Doug Miller	Director

/s/ Virginia Moore		August 13, 2021
Virginia Moore	Director

/s/ Richard Nottenburg		August 13, 2021
Richard Nottenburg	Director

/s/ Jason Zhang		August 13, 2021
Jason Zhang	Director